UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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The Travelers Companies, Inc.
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485 Lexington Avenue New York, New York 10017

April 3, 2015

Dear Shareholders:

Please join us for The Travelers Companies, Inc. Annual Meeting of Shareholders on Wednesday, May 20, 2015, at 1:30 p.m. (Eastern Daylight Time) at the Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

Attached to this letter are a Notice of Annual Meeting of Shareholders and Proxy Statement, which describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

At this year’s meeting, you will be asked to:

(1)  elect the 12 director nominees listed in the Proxy Statement;

(2)  ratify the appointment of our independent registered public accounting firm for 2015;

(3)  consider a non-binding vote to approve executive compensation; and

(4)  consider a shareholder proposal on political contributions and expenditures, if presented at the meeting.

The Board of Directors recommends that you vote FOR each of the nominees listed in item 1, FOR items 2 and 3 and AGAINST item 4.

Your vote is important. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted at the meeting. You may vote your shares by proxy on the Internet, by telephone, or by completing, signing and promptly returning a proxy card, or you may vote in person at the Annual Meeting.

Thank you for your continued support of Travelers.

Sincerely,

Jay S. Fishman Chairman of the Board and Chief Executive Officer

PROXY VOTING METHODS

If, at the close of business on March 23, 2015, you were a shareholder of record or held shares through Travelers’ 401(k) Savings Plan or through a broker or nominee, you may vote your shares by proxy on the Internet, by telephone or by mail. For shares held of record or through a broker or nominee, you may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote on the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies or change your vote at the times and as described on page 4 of this Proxy Statement.

If you are a shareholder of record or hold shares through a broker or bank and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 19, 2015 to be counted.

If you hold shares through Travelers’ 401(k) Savings Plan, your vote must be received by 11:59 p.m. (Eastern Daylight Time) on May 18, 2015 to be counted. Those votes cannot be changed or revoked after that time, and those shares cannot be voted in person at the Annual Meeting.

To vote by proxy:

BY INTERNET

•        Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•        You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY TELEPHONE

•        From a touch-tone telephone, dial (800) 690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•        You will need the 12-digit number included on your Notice of Internet Availability of Proxy Materials or on your proxy card.

BY MAIL

•        If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials.

•        When you receive the proxy card, mark your selections on the proxy card.

•        Date and sign your name exactly as it appears on your proxy card.

•        Mail the proxy card in the postage-paid envelope that will be provided to you.

YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2015

1:30 p.m. Eastern Daylight Time

Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

ITEMS OF BUSINESS

1.	Elect the 12 director nominees listed herein.
2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.
3.	Consider a non-binding vote to approve executive compensation.
4.	Consider a shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting.
5.	Consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 23, 2015.

VOTING BY PROXY

To ensure your shares are voted, you may vote your shares on the Internet, by telephone or by completing a paper proxy card and returning it by mail. Internet and telephone voting procedures are described on the preceding page, in the General Information section beginning on page 1 of the Proxy Statement and on the proxy card.

By Order of the Board of Directors,

Wendy C. Skjerven Corporate Secretary

This Notice of Annual Meeting and Proxy Statement are being distributed or made available, as the case may be, on or about April 3, 2015.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 20, 2015

1:30 p.m. Eastern Daylight Time

Hartford Marriott Downtown, 200 Columbus Boulevard, Hartford, Connecticut 06103.

GENERAL INFORMATION

Why am I being provided with these materials?

We are providing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of The Travelers Companies, Inc. (the “Company” or “Travelers”) of proxies to be voted at our Annual Meeting of Shareholders to be held on May 20, 2015 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. We have either (1) delivered to you a Notice of Internet Availability of Proxy Materials (the “Notice”) and made these proxy materials available to you on the Internet or (2) delivered printed versions of these materials, including a proxy card, to you by mail.

What am I voting on?

There are four items scheduled to be voted on at the meeting:

• Item 1: Election of the 12 director nominees listed in this Proxy Statement; • Item 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015;	• Item 3: Non-binding vote to approve executive compensation; and • Item 4: Shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting.

Who is entitled to vote?

Shareholders as of the close of business on March 23, 2015 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•  Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”);

•  Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares; and

•  Credited to your account in the Company’s 401(k) Savings Plan.

GENERAL INFORMATION

What constitutes a quorum?

A majority of the shares of common stock entitled to vote must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 318,958,021 shares of the Company’s common stock were outstanding, and each share is entitled to one vote at the Annual Meeting.

How many votes are required to approve each item?

Each director is elected at the Annual Meeting by the affirmative vote of a majority of the votes cast with respect to the director, which means that, of the votes cast by the holders of all the then outstanding shares of voting stock of the Company, those votes cast “FOR” a director must exceed the votes cast “AGAINST” that director. In an uncontested election of directors at which a quorum is present, if any nominee for director receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election, our Governance Guidelines require that such person must promptly tender his or her resignation to the Board following certification of the shareholder vote. Our Governance Guidelines further provide that the Nominating and Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. Cumulative voting in the election of directors is not permitted.

Shareholder approval of each of the other proposals, including the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015, the non-binding vote to approve executive compensation and the shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting, requires an affirmative vote equal to the greater of (1) a majority of the votes represented in person or by proxy at the Annual Meeting that are entitled to vote on the item and (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs if you hold your shares in street name and do not provide voting instructions to your broker on a proposal and your broker does not have discretionary authority to vote on such proposal. Under current New York Stock Exchange (“NYSE”) rules, your broker will not have discretion to vote your uninstructed shares with respect to Item 1 (election of the 12 director nominees listed in this Proxy

Statement), Item 3 (non-binding vote to approve executive compensation) and Item 4 (shareholder proposal on political contributions and expenditures), if presented at the Annual Meeting. Your broker will have discretion to vote your uninstructed shares on Item 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015).

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “AGAINST” each of the nominees for the Board, or you may “WITHHOLD” authority to vote for one or more nominees. A “WITHHOLD” vote and a broker non-vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director.

With respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015, the non-binding vote to approve executive compensation and the shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting, you may vote “FOR”, “AGAINST” or “ABSTAIN”. An

GENERAL INFORMATION

abstention will have the same effect as a vote against these items, and a broker non-vote will have no effect in determining whether these items are approved unless a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting is required in order to approve, in which case, a broker non-vote will have the same effect as a vote against.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes. Representatives	of American Election Services, LLC will act as inspectors of election.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares:

•  “FOR” each of the nominees to the Board set forth in this Proxy Statement;

•  “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015;

•  “FOR” the non-binding approval of executive compensation; and

•  “AGAINST” the shareholder proposal relating to political contributions and expenditures.

If you are a registered holder and you sign and submit your proxy card without indicating your voting instructions, your shares will be voted in accordance with the Board’s recommendations.

How do I vote my shares without attending the Annual Meeting?

If you are a shareholder of record or hold shares through our 401(k) Savings Plan, you may vote by granting a proxy. Specifically, you may vote:

•  By Internet—You may submit your proxy by going to www.proxyvote.com and following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or proxy card in order to vote by Internet.

•  By Telephone—You may submit your proxy by using a touch-tone telephone to dial (800) 690-6903 and following the recorded instructions. You will need the 12-digit number included on your Notice or proxy card in order to vote by telephone.

•  By Mail—You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, you may vote by submitting voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this on the Internet, by telephone or by mail as indicated above. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Daylight Time) on May 19, 2015 for the voting of shares held by shareholders of record or held in street name and at 11:59 p.m. (Eastern Daylight Time) on May 18, 2015 for the voting of shares held by current and former employees through the Company’s 401(k) Savings Plan.

Mailed proxy cards with respect to shares held of record or in street name must be received no later than May 19, 2015.

Mailed proxy cards with respect to shares held by current and former employees through the Company’s 401(k) Savings Plan must be received no later than May 18, 2015.

GENERAL INFORMATION

How do I vote my shares in person at the Annual Meeting?

First, as discussed below, you must satisfy the requirements for admission to the Annual Meeting. Then, if you are a shareholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may vote shares held in street name at the Annual Meeting only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or proxy card so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held by current and former employees through the Company’s 401(k) Savings Plan cannot be voted in person at the Annual Meeting.

What does it mean if I receive more than one Notice or Proxy Card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card, or, if	you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

May I revoke my proxy or change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote by:

•  Sending a written statement to that effect to our Corporate Secretary or to any corporate officer of the Company, provided such statement is received no later than May 19, 2015;

•  Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Daylight Time) on May 19, 2015;

•  Submitting a properly signed proxy card with a later date that is received no later than May 19, 2015; or

•  Attending the Annual Meeting, revoking your proxy and voting in person.

If you are a current or former employee and hold shares through Travelers’ 401(k) Savings Plan, you may change your vote and revoke your proxy by any of the first three methods listed if you do so no later than 11:59 p.m. (Eastern Daylight Time) on May 18, 2015. You cannot, however, revoke or change your proxy with respect to shares held through the Company’s 401(k) Savings Plan after that date, and you cannot vote those shares in person at the Annual Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

What do I need to be admitted to the Annual Meeting?

You will need a form of personal identification (such as a driver’s license) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting, you must present proof of your ownership of The Travelers Companies, Inc. stock, such as a bank or brokerage account statement.

GENERAL INFORMATION

Are there other things I should know if I intend to attend the Annual Meeting?

Please note that no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration and you are a shareholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. In addition, we have hired Morrow & Co., LLC to solicit proxies. We expect to pay Morrow & Co., LLC a fee of $15,000 plus reasonable expenses for these services.

Where do I send a shareholder proposal for consideration at the Company’s 2016 Annual Meeting of Shareholders?

If you wish to propose a matter for consideration at our 2016 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company’s principal executive office, 485 Lexington Avenue, New York, New York 10017. To be eligible under the Securities and Exchange Commission (“SEC”) shareholder proposal rule (Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for inclusion in our 2016 Annual

Meeting Proxy Statement and form of proxy to be made available in April 2016, a shareholder proposal must be received by our Corporate Secretary at our principal executive office on or before December 5, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. For additional requirements, see “Shareholder Proposals for 2016 Annual Meeting” on page 82 of this Proxy Statement.

ITEM 1 – ELECTION OF DIRECTORS

ITEM 1 – ELECTION OF DIRECTORS

Nominees for Election of Directors

There are currently 12 members of the Board. On February 4, 2015, the Board, upon recommendation of its Nominating and Governance Committee, unanimously nominated the 12 directors listed below for re-election to the Board at the Annual Meeting.

The directors elected at the Annual Meeting will hold office until the 2016 annual meeting of shareholders and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) attached to this Proxy Statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 12 nominees named below. The proxies cannot be voted for more than 12 candidates for director. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the Board of Directors may designate.

Alan L. Beller Age 65 Director Since 2007

Mr. Beller is Senior Counsel of the law firm of Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), based in the New York City office. Mr. Beller joined Cleary in 1976 and was a partner in the firm from 1984 through 2001. From 2002 to 2006, he served as the Director of the Division of Corporation Finance of the U.S. Securities and Exchange Commission and as Senior Counselor to the Commission. He returned to Cleary in August 2006 and was a partner in the firm until 2014. Mr. Beller is a member of the Board of Trustees of the IFRS Foundation and a member of the Board of Overseers of the University of Pennsylvania Law School.

John H. Dasburg Age 72 Director Since 1994

Mr. Dasburg has been Chairman and Chief Executive Officer of ASTAR USA, LLC, a holding company investing in aviation operations, since April 2003. He served as Chief Executive Officer and President of Burger King Corporation from April 2001 through January 2003 and as Chairman of Burger King from April 2001 to March 2003. Mr. Dasburg served as President and Chief Executive Officer of Northwest Airlines from 1989 through March 2001. From 1980 to 1989, he held a number of positions at Marriott Corporation, including President of The Lodging Group, Chief Financial Officer and Chief Real Estate Officer. From 1973 to 1980, Mr. Dasburg was employed by KPMG Peat Marwick, serving as a Tax Partner from 1978 to 1980. Mr. Dasburg is currently a member of the Advisory Board of Trilantic Capital Partners.

Janet M. Dolan Age 65 Director Since 2001

Ms. Dolan has been President of Act 3 Enterprises, LLC, a consulting services company, since August 2006. She served as Chief Executive Officer and President of Tennant Company, a manufacturer of nonresidential floor maintenance equipment and products, from April 1999 until her retirement in December 2005, and she had served in a number of senior executive positions with Tennant Company from 1986 until April 1999. Prior to joining Tennant Company, Ms. Dolan was a director of the Minnesota Lawyers’ Professional Responsibility Board. Ms. Dolan is also a director of Wenger Corporation. Ms. Dolan also served as a director of Donaldson Company, Inc. until November 2014.

ITEM 1 – ELECTION OF DIRECTORS

Kenneth M. Duberstein Age 70 Director Since 1998

Mr. Duberstein has been Chairman and Chief Executive Officer of The Duberstein Group, Inc., a strategic advisory and consulting firm, since 1989. Previously, Mr. Duberstein served as Chief of Staff to President Ronald Reagan from 1988 to 1989 and as Deputy Chief of Staff during 1987. From 1984 to 1986, Mr. Duberstein was Vice President of Timmons & Company in Washington, D.C. Prior to that, he held the White House position as Assistant to the President, Legislative Affairs from 1981 to 1983. From 1977 to 1980, Mr. Duberstein was Vice President of the Committee for Economic Development. He serves as Chairman of the Harvard Institute of Politics at the Kennedy School of Government, is a director of the Brookings Institution and the National Alliance to End Homelessness and is a lifetime trustee for the Kennedy Center for the Performing Arts. Mr. Duberstein is also a director of The Boeing Company and Mack-Cali Realty Corp. Mr. Duberstein also served as a director of ConocoPhillips until April 2012 and Dell Inc. until October 2013.

Jay S. Fishman Age 62 Director Since 2001

Mr. Fishman is Chairman and Chief Executive Officer of Travelers. He has served as the Company’s Chief Executive Officer since the April 1, 2004 merger of The St. Paul Companies, Inc. with Travelers Property Casualty Corp. that formed the Company, and he assumed the additional role of Chairman in September 2005. He held the additional title of President from October 2001 until June 2008. From October 2001 until April 2004, Mr. Fishman had been Chairman, Chief Executive Officer and President of The St. Paul Companies, Inc. Mr. Fishman held several key executive posts at Citigroup Inc. or its subsidiaries from 1998 to October 2001, including Chairman, Chief Executive Officer and President of the Travelers insurance business. Starting in 1989, Mr. Fishman worked as an executive for Primerica, which became part of Citigroup. Mr. Fishman is a director of Exxon Mobil Corporation and Carlyle Group Management L.L.C. He also serves as Chairman of the Board of the New York City Ballet, a trustee of the University of Pennsylvania and a member and trustee of New York-Presbyterian Hospital.

Patricia L. Higgins Age 65 Director Since 2007

Ms. Higgins served as President and Chief Executive Officer of Switch and Data Facilities, Inc., a provider of neutral interconnection and collocation services, from September 2000 until her retirement in February 2004. In 1999 and 2000, Ms. Higgins served as Executive Vice President of the Gartner Group and Chairman and Chief Executive Officer of the Research Board, a segment of the Gartner Group. From 1997 to 1999, she served as Corporate Vice President and Chief Information Officer of Alcoa Inc., and from 1995 to 1997, she served as Vice President and President (Communications Market Business Unit) of Unisys Corporation. From 1977 to 1995, she served in various managerial positions, including as Corporate Vice President and Group Vice President (State of New York) for Verizon (NYNEX) and Vice President, International Sales Operations (Lucent) for AT&T Corporation/Lucent. Ms. Higgins currently serves on the Board of Directors of Barnes & Noble, Inc., Internap Corporation and Dycom Industries. Ms. Higgins also served as a director of Visteon Corporation until October 2010.

ITEM 1 – ELECTION OF DIRECTORS

Thomas R. Hodgson Age 73 Director Since 1997

Mr. Hodgson served as President and Chief Operating Officer of Abbott Laboratories, a global diversified health care company, from 1990 until his retirement in 1998. Prior to that, he had been President of the Abbott International Division from 1983 to 1990 and President of the Hospital Products Division from 1978 to 1983. Mr. Hodgson held various other management positions with Abbott from 1972 to 1978. Mr. Hodgson served as a director of Idenix Pharmaceuticals until August 2014.

William J. Kane Age 64 Director Since 2012

Mr. Kane served as an audit partner with Ernst & Young for 25 years until his retirement in 2010, during which time he specialized in providing accounting, auditing and consulting services to the insurance and financial services industries. Prior to that he served in various auditing roles with Ernst & Young. Mr. Kane is currently a director of AIG Life Holdings, Inc.

Cleve L. Killingsworth Jr. Age 62 Director Since 2007

Mr. Killingsworth served as the President and Chief Executive Officer of Blue Cross Blue Shield of Massachusetts, Inc. from July 2005 until March 2010. He served as Chairman from January 2008 to March 2010. He joined the company in February 2004 as President and Chief Operating Officer. Before joining Blue Cross Blue Shield of Massachusetts, Mr. Killingsworth served the Henry Ford Health System as Senior Vice President of Insurance and Managed Care, as well as President and Chief Executive Officer of the Health Alliance Plan. He joined Henry Ford Health Systems in January 1998 after holding senior management positions with: the Kaiser Foundation Health Plan; Blue Cross Blue Shield of Rochester, NY; Group Health Cooperative of Puget Sound; The American Hospital Association; and the Hospital of the University of Pennsylvania. Mr. Killingsworth is currently a member of the Board of Trustees of The MITRE Corporation and the Board of Overseers of the Teachers Insurance and Annuity Association of America (TIAA) and the College Retirement Equities Fund (CREF).

ITEM 1 – ELECTION OF DIRECTORS

Philip T. (Pete) Ruegger III Age 65 Director Since 2014

Mr. Ruegger served as Chairman of the Executive Committee of the law firm Simpson Thacher & Bartlett LLP (“Simpson Thacher”) from 2004 until his retirement in 2013. He was a member of the firm’s executive committee from 1993 through June 2013. Mr. Ruegger joined Simpson Thacher in 1974 and became a partner in 1981. At Simpson Thacher, he advised clients on mergers and acquisitions, corporate governance, investigations, corporate finance and general corporate and securities law matters. Mr. Ruegger is Chairman of the Board of the Henry Street Settlement House.

Donald J. Shepard Age 68 Director Since 2009

Mr. Shepard served as Chairman of the Executive Board and Chief Executive Officer of AEGON N.V., an international life insurance and pension company, from April 2002 until his retirement in April 2008. Prior to that, he served as Chief Executive Officer of AEGON USA since 1989, and in 1992, he became a member of the Executive Board of AEGON N.V. Mr. Shepard currently serves as a member of the board of directors of PNC Financial Services Group, Inc. and CSX Corporation.

Laurie J. Thomsen Age 57 Director Since 2004

Ms. Thomsen served as an Executive Partner of New Profit, Inc., a venture philanthropy firm, from 2006 to 2010, and she served on its board from 2001 to 2006. Prior to that, from 1995 to 2004, she was a co-founder, General Partner and Retiring General Partner of Prism Venture Partners, a venture capital firm investing in healthcare and technology companies. From 1984 until 1995, she worked at the venture capital firm Harbourvest Partners in Boston, where she was a General Partner from 1988 until 1995. Ms. Thomsen was in commercial lending at U.S. Trust Company of New York from 1979 until 1984. Ms. Thomsen is a director of MFS Mutual Funds. She is also a director of KickStart International, Lever and uAspire.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE

ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

BOARD OF DIRECTORS INFORMATION

BOARD OF DIRECTORS INFORMATION

Committees of the Board and Meetings

There are six standing committees of the Board: the Audit Committee; the Compensation Committee; the Executive Committee; the Investment and Capital Markets Committee; the Nominating and Governance Committee; and the Risk Committee.

The Board has adopted a written charter for each of these committees, copies of which are posted on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents.  Each committee reviews its charter annually and, when appropriate, presents to the Nominating and Governance Committee and the Board any recommended amendments for consideration and approval.

The following table summarizes the current membership of the Board and of each of its committees, as well as the number of times the Board and each committee met during 2014.

	Board	Audit	Compensation	Executive	Investment and Capital Markets	Nominating and Governance	Risk

Mr. Beller	X	X					X
Mr. Dasburg	X	Chair		X			X
Ms. Dolan	X	X					X
Mr. Duberstein	X		X	X	X	Chair
Mr. Fishman	Chair			Chair
Ms. Higgins	X	X					X
Mr. Hodgson	X	X		X			Chair
Mr. Kane	X	X					X
Mr. Killingsworth	X		X		X	X
Mr. Ruegger	X						X
Mr. Shepard	X		Chair	X	X	X
Ms. Thomsen	X		X	X	Chair	X
Number of 2014 meetings	5	10	5	0	5	4	4

Each of the directors is independent, other than Mr. Fishman who serves as our Chief Executive Officer. Each committee of the Board, other than the Executive Committee on which Mr. Fishman serves, is comprised solely of independent directors.

Each director attended 75% or more of the total number of meetings of the Board and of the committees on which each such director served during 2014. Directors are encouraged and expected, but not required, to attend each annual meeting of shareholders. All of our directors attended last year’s annual meeting.

Audit Committee

All members of the Audit Committee are “independent”, consistent with our Governance Guidelines and the NYSE listing standards and SEC rules applicable to boards of directors in general and audit committees in particular. In addition, the Board has determined that the members of the Audit Committee meet the financial literacy requirements of the NYSE. The Board also has determined that Mr. Dasburg’s experience with KPMG Peat Marwick from 1973 to 1980, his service as a KPMG Tax Partner from 1978 to 1980, his experience as Chief Financial Officer of Marriott Corporation, as Chief Executive Officer of Northwest Airlines, Burger King Corporation and ASTAR and his service on the audit

BOARD OF DIRECTORS INFORMATION

committees of other public companies qualify him as an audit committee financial expert, and he has been so designated. The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Audit Committee Charter; and include the following:

•	assist the Board in exercising its oversight of the Company’s accounting and financial reporting process and audits of the Company’s financial statements;

•	select our independent registered public accounting firm and review its qualifications, performance and independence;

•	review and pre-approve the audit and permitted non-audit services and proposed fees of the independent registered public accounting firm;

•	review reports from management, the internal auditors and the independent registered public accounting firm with respect to the adequacy of the Company’s internal controls; and

•	review the adequacy of the work performed by our internal audit unit.

With respect to reporting and disclosure matters, the duties and responsibilities of the Audit Committee include reviewing our audited financial statements and recommending to the Board that they be included in our Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Compensation Committee

All members of the Compensation Committee are “independent” as defined by our Governance Guidelines and the NYSE listing standards. In addition, all members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 of the Exchange Act, and as “outside directors” for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee has a charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Compensation Committee Charter.

Duties and Responsibilities

With respect to general compensation matters, the duties and responsibilities of the Compensation Committee include the following:

•

set the performance goals and objectives for our Chief Executive Officer (“CEO”) and those members of our Management Committee who are executive officers or direct reports of the CEO (together with the CEO, the “Committee Approved Officers”);

•	review the performance and approve the salaries and incentive compensation of the Committee Approved Officers;

•	approve policies with respect to perquisites of the Committee Approved Officers;

•	approve and monitor compliance with stock ownership guidelines applicable to the CEO and other members of management;

•	develop our compensation philosophy and objectives and recommend to the Board for approval, compensation and benefit programs determined by the Compensation Committee to be appropriate;

•

review the operation of our overall compensation program to evaluate its objectives and execution and recommend to the Board amendments to our compensation programs to better conform them with the established compensation objectives;

•

review and approve, and, in certain cases, recommend to the Board for approval, all new equity compensation plans and material amendments to existing plans, and oversee management’s administration of such plans;

•	review our regulatory compliance with respect to compensation matters;

•	review and approve, and, in certain cases, recommend to the Board for approval, any employment and severance contracts for the CEO and other members of management;

•	review and approve stock option, restricted stock, restricted stock unit, performance share and similar stock-based grants;

BOARD OF DIRECTORS INFORMATION

•	conduct an independence assessment prior to selecting any compensation consultant, legal counsel or other adviser that will provide advice to the Compensation Committee; and

•	evaluate, at least annually, whether any work provided by the Compensation Committee’s compensation consultant raised any conflict of interest.

With respect to reporting and disclosure matters, the duties and responsibilities of the Compensation Committee include reviewing and discussing the Compensation Discussion and Analysis with management and authorizing its inclusion in our annual proxy statement and Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.

Establishment of Annual Bonus and Equity Award Pools

The Compensation Committee approves the individual salary, annual bonus and equity awards for the Committee Approved Officers. In addition, the Compensation Committee approves the aggregate annual bonuses and all equity awards to employees who are not Committee Approved Officers.

The Compensation Committee considered recommendations from the CEO regarding compensation for each of the other executive officers named in the Summary Compensation Table on page 55 (together with the CEO, the “named executive officers”) and other officers.

During 2014, the Compensation Committee took those actions required under Section 162(m) in order for performance-based compensation to be fully deductible by the Company for income tax purposes.

Delegation of Authority with Respect to “Off-Cycle” Equity Grants

The Compensation Committee has delegated limited authority to the CEO to make “off-cycle” equity grants outside of the annual equity grant process to employees and new hires who are not Committee Approved Officers. The delegation is subject to maximum grant date values of equity that can be granted to any one person. These grants can only be made on the grant dates established by our Governance Guidelines for “off-cycle” equity awards. Our Governance Guidelines are available on our website at www.travelers.com under For Investors:

Corporate Governance: Governance Documents: Governance Guidelines. Any grants made “off-cycle” are reported to the Compensation Committee at the next regularly scheduled quarterly meeting following such awards.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co. (“F. W. Cook”) as its independent outside compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by F. W. Cook are conducted under the direction or authority of the Compensation Committee, and all work performed by F. W. Cook must be pre-approved by the Compensation Committee or the Chair of the Compensation Committee. Neither F. W. Cook nor any of its affiliates maintains any other direct or indirect business relationships with the Company or any of its affiliates. In December 2014, the Compensation Committee evaluated whether any work provided by its Compensation Committee consultant raised any conflict of interest and determined that it did not.

F. W. Cook also advises the Nominating and Governance Committee with respect to director compensation.

As requested by the Compensation Committee, in 2014, F. W. Cook’s services to the Compensation Committee included, among other things:

•	advising with respect to the Compensation Committee meeting materials;

•	evaluating potential changes to incentive plans;

•	advising with respect to individual compensation for the Committee Approved Officers;

•	reviewing and discussing possible aggregate levels of corporate-wide bonus payments and equity awards;

•	preparing comparative analyses of executive compensation levels and design at peer group companies;

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•	advising as to how actions taken by the Compensation Committee compare to the pay and performance of our peer group companies; and

•	advising in connection with the preparation of certain of the information included in this Proxy Statement.

An F. W. Cook representative participated in each of the five Compensation Committee meetings in 2014.

In 2014 and 2013, we paid F. W. Cook $200,453 and $160,817, respectively, for services to the

Compensation Committee and the Nominating and Governance Committee.

In addition to the independent, outside compensation consultant discussed above, our corporate staff (including Finance, Human Resources and Legal staff members) supports the Compensation Committee in its work. Other than the CEO (with respect to compensation for all other executive officers) and other executive officers (with respect to executive officers who report to them), no executive officer determines or recommends to the Compensation Committee the amount or form of executive compensation paid to another executive officer.

Executive Committee

The Board has granted to the Executive Committee, subject to certain limitations set forth in its charter, the broad responsibility of exercising the authority of the Board in the oversight of our business during the intervals between Board meetings in order to provide a degree of flexibility and ability to respond to time-sensitive business and legal matters. The

Executive Committee meets only as necessary. The duties and responsibilities of the Executive Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Executive Committee Charter.

Investment and Capital Markets Committee

The Investment and Capital Markets Committee assists the Board in exercising its oversight of the Company’s management of its investment portfolios (including credit risk monitoring) and certain financial affairs of the Company (including capital management, such as dividend policy and actions, stock splits, repurchases of stock or other securities, financing arrangements, debt and equity financing and liquidity).

The Investment and Capital Markets Committee also reviews and either approves, or recommends appropriate Board action with respect to, among other matters, the issuance of securities, the establishment of bank lines of credit and certain purchases and dispositions of real property, capital expenditures and acquisitions and divestitures of assets.

The duties and responsibilities of the Investment and Capital Markets Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Investment and Capital Markets Committee Charter.

Nominating and Governance Committee

Each member of the Nominating and Governance Committee is “independent”, consistent with our Governance Guidelines and the NYSE listing standards. The duties and responsibilities of the Nominating and Governance Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance:

Governance Documents: Nominating and Governance Committee Charter, and include the following:

•	establish criteria for the selection of candidates to serve on the Board;

•	identify and select director candidates for election or re-election to the Board;

BOARD OF DIRECTORS INFORMATION

•	identify and select directors for appointment to serve on the committees of the Board;

•	recommend adjustments, from time to time, to the size of the Board or of any Board committee;

•	establish procedures for the evaluation of Board and director performance;

•	oversee continuing education of directors in light of the Governance Guidelines;

•	periodically review and recommend changes to the Board’s director compensation programs and policies;

•	establish and periodically review our Governance Guidelines and standards for determining the independence of directors and the absence of material relationships between the Company and a director;

•	annually review succession plans for our senior management;

•	review and approve or ratify all related person transactions under our Related Person Transaction Policy;

•	review, at least annually, the Company’s public policy initiatives; and

•	recommend to the Board any guidelines for the removal of directors, as it determines appropriate.

Risk Committee

The purpose of the Risk Committee is to assist the Board in exercising its oversight of our operational activities and the identification and review of those risks that could have a material impact on us. The duties and responsibilities of the Risk Committee are set forth in its charter, which may be found at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Risk Committee Charter, and include oversight of management’s risk management activities in the following areas:

•	our enterprise risk management program;

•	the underwriting of insurance;

•	the settlement of claims;

•	the management of catastrophe exposure;

•	the retention of insured risk and appropriate levels and types of reinsurance;

•	the credit risk in our insurance operations and ceded reinsurance program;

•	our information technology operations; and

•	the business continuity and executive crisis management for the Company and its business operations.

GOVERNANCE OF YOUR COMPANY

GOVERNANCE OF YOUR COMPANY

Our Governance Guidelines, our Code of Business Conduct and Ethics, Board Committee charters and other corporate governance information are available under Governance Documents on the Corporate

Governance page of the “For Investors” section on our website at www.travelers.com. Corporate governance practices that the Board has implemented are described further below.

Governance Guidelines

Our commitment to good corporate governance is reflected in our Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Governance Guidelines are reviewed annually by the Nominating and Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the full Board.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics (the “Code of Conduct”), which is applicable to all of our directors, officers and employees, including our CEO, Chief Financial Officer, Controller and other senior financial officers. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business ethics.

The Code of Conduct may be found on our website at www.travelers.com under For Investors: Corporate Governance: Code of Conduct.

Our Chief Compliance Officer is responsible for overseeing compliance with the Code of Conduct as part of fulfilling her responsibility for overseeing our compliance functions throughout the organization. Our Chief Compliance Officer also assists in the communication of the Code of Conduct and oversees employee education regarding its requirements through the use of global, computer-based training, supplemented with focused in person sessions where appropriate. All employees and directors are required to certify annually that they have reviewed, understand and agree to comply with the contents of the Code of Conduct.

Ethics Helpline

We maintain an Ethics Helpline through which employees can report integrity concerns or seek guidance regarding a policy or procedure. The Ethics Helpline is serviced by an independent company, is available seven days a week, 24 hours a day and can be accessed by individuals through a toll-free number. Employees may also access the helpline system and report integrity concerns via the Internet. In either case, employees can report concerns anonymously. We maintain a formal no retaliation policy that prohibits retaliation against, or discipline of, an employee who raises an ethical concern in good faith. Once a complaint is alleged, the report is forwarded to our Chief Compliance Officer who is responsible for oversight of the helpline. Our Chief Compliance Officer coordinates with management and outside resources, as appropriate, to investigate the matter, and any ethical or compliance-related issues will not be closed until they have been addressed to her satisfaction. The Audit Committee receives quarterly summaries of matters reported through the Ethics Helpline. In addition, any matter reported to the Chief Compliance Officer that involves accounting, internal control or audit matters, or any fraud involving persons with a significant role in our internal controls, is required to be reported promptly to the Audit Committee.

Compliance Policy Review

Under the oversight of the Audit Committee, we have established a Company- wide compliance function, with a view to ensuring compliance with evolving laws, regulations and policies and to encourage and reinforce ongoing ethical and lawful business conduct. Our Chief Compliance Officer meets regularly with members of senior management to oversee the implementation of various compliance initiatives and

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functions in each of the business units and to promote better coordination and effectiveness through corporate compliance policies and initiatives, program design and promotion of a culture of compliance.

Director Stock Ownership

The Board believes its non-management directors should accumulate and retain a level of ownership of our equity securities to align the interests of the non-management directors and the shareholders. Accordingly, the Board has established an ownership target for each non-management director equal to four times the director’s most recent annual deferred stock award. Each new director is expected to meet or exceed this target within four years of his or her initial election to the Board, provided that, if the annual deferred stock award for any of such four years is less than the most recent annual deferred stock award, such director is expected to meet or exceed the target within five years of his or her election to the Board. All of our current non-management directors have achieved stock ownership levels in excess of the amount required. Directors receive over 50% of their annual compensation in the form of deferred stock units. The shares underlying these units are not distributed to a director until at least six months after the director leaves the Board. Accordingly, all of our non-management directors hold equity interests that they cannot sell for so long as they serve on the Board and at least six months afterwards.

Director Age Limit

The Governance Guidelines provide that no person who will have reached the age of 74 on or before the date of the next annual shareholders’ meeting will be nominated for election at that meeting without an express waiver by the Board.

The Board believes that waivers of this policy should not be automatic and should be based upon the needs of the Company and the individual attributes of the director.

Director Nominations

Process and Criteria Generally

Pursuant to our Governance Guidelines, the Nominating and Governance Committee is responsible for recommending to the Board nominees for election for director, and the Board is responsible for selecting nominees for election.

As required by our Governance Guidelines, the Board, based on the Nominating and Governance Committee’s recommendation, selects nominees after considering the following criteria:

•     personal qualities and characteristics, accomplishments and reputation in the business community;

•     current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•     ability and willingness to commit adequate time to Board and committee matters;

•     the fit of the individual’s skill and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and

•     diversity of viewpoints, background, experience and other demographics.

The evaluation of these criteria involves the exercise of careful business judgment. Accordingly, although the Nominating and Governance Committee and the Board at a minimum assess each candidate’s ability to satisfy any applicable legal requirements or listing standards, his or her strength of character, judgment, working style, specific areas of expertise and his or her ability and willingness to commit adequate time to Board and committee matters, they do not have specific minimum qualifications that are applicable to all director candidates. The Board seeks to ensure that the Board is composed of members whose particular expertise, qualifications, attributes and skills, when taken together, allow the Board to satisfy its oversight responsibilities effectively.

As mentioned above, the Nominating and Governance Committee and the Board include diversity of “viewpoints, background, experience and other demographics” as one of several criteria that they

GOVERNANCE OF YOUR COMPANY

consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Governance Committee carefully considers is the importance to the Company of racial and gender diversity in board composition. Moreover, when considering director candidates, the Nominating and Governance Committee and the Board seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, enhance the Board’s effectiveness and, as required by the Governance Guidelines, result in the Board having “a broad range of skills, expertise, industry knowledge, diversity of opinion and contacts relevant to the Company’s business”. As part of its annual self-evaluation, the Board assesses and confirms compliance with this Governance Guideline.

In identifying prospective director candidates for the Board, the Nominating and Governance Committee may seek referrals from other members of the Board, management, shareholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s full name and address, résumé and biographical information to the attention of the Corporate Secretary, The Travelers Companies, Inc., 485 Lexington Avenue, New York, New York 10017. All recommendations for nomination received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the Nominating and Governance Committee for its consideration.

Specific Considerations Regarding 2015 Directors and Nominees

In considering the 12 director nominees named in this Proxy Statement and proposed for election by you at the Annual Meeting, the Nominating and Governance Committee and the Board evaluated and considered, among other factors:

•     each nominee’s experiences, qualifications, attributes and skills, in light of the Governance Guidelines’ criteria for nomination discussed above, including the specific skills identified by the Board as relevant to the Company;

•     the contributions of those directors recommended for re-election in the context of the Board self-evaluation process and other needs of the Board;

•     the tenure of individual directors;

•     the mix of long-serving and new directors on the Board; and

•     the specific needs of the Company given its business and industry.

With respect to the individual and overall tenure of Board members, the Board and Nominating and Governance Committee:

•     noted that the Company’s industry is one where a long-term perspective is critical and a historical perspective on risk is important, and, accordingly, the Company benefits from having longstanding directors serve on the Board, including in leadership positions;

•     considered the years of experience directors have had working together on the Board; and

•     considered that more than 50% of the independent directors have joined the Board since mid-2007, including two new directors in the last three years.

In light of the foregoing, the Board and the Nominating and Governance Committee concluded that there was an appropriate mix of long-serving and new directors.

The Board and the Nominating and Governance Committee, in considering each nominee, principally focused on the background and experiences of the nominee, as described in the biographies appearing on pages 6 through 9 of this Proxy Statement. The Board and the Nominating and Governance Committee considered that each nominee has experience serving in senior positions with significant responsibility, where each has gained valuable expertise in a number of areas relevant to the Company and its business. The Board and the Nominating and Governance Committee also considered that a number of directors

GOVERNANCE OF YOUR COMPANY

have gained valuable experience and skills through serving as a director of other public and private companies. Specifically, among other things:

•  With respect to Mr. Beller, the Board and the Nominating and Governance Committee considered in particular his senior-level public service and his significant experience and expertise in the areas of law, corporate governance and financial, accounting and auditing regulation.

•  With respect to Mr. Dasburg, the Board and the Nominating and Governance Committee considered in particular his experience as a public company CEO and his significant experience and expertise in areas of management, accounting and finance.

•  With respect to Ms. Dolan, the Board and the Nominating and Governance Committee considered in particular her experience as a public company CEO and her significant experience and expertise in management and in legal and compliance matters.

•  With respect to Mr. Duberstein, the Board and the Nominating and Governance Committee considered in particular his experience both in the highest levels of the U.S. government and as an outside strategic corporate advisor and his significant experience and expertise in public policy, public affairs, government relations and corporate governance.

•  With respect to Mr. Fishman, the Board and the Nominating and Governance Committee considered his experience as CEO of the Company and his significant experience and expertise in property and casualty insurance, management and finance.

•  With respect to Ms. Higgins, the Board and the Nominating and Governance Committee considered in particular her experience as a public company Chief Information Officer and her significant experience and expertise in management as well as information technology strategy and operations.

•  With respect to Mr. Hodgson, the Board and the Nominating and Governance Committee considered his experience as a public company President and COO and his significant experience and expertise in management, business operations and finance.

•  With respect to Mr. Kane, the Board and the Nominating and Governance Committee considered in particular his experience as an audit partner of a registered public accounting firm and his significant experience and expertise in financial controls, financial reporting, management and the insurance industry.

•  With respect to Mr. Killingsworth, the Board and the Nominating and Governance Committee considered in particular his experience as a health insurance CEO and his significant experience and expertise in management, insurance and regulation.

•  With respect to Mr. Ruegger, the Board and the Nominating and Governance Committee considered in particular his experience as the leader of a large international corporate law firm and his significant experience and expertise in mergers and acquisitions and other corporate transactional matters, as well as risk management.

•  With respect to Mr. Shepard, the Board and the Nominating and Governance Committee considered in particular his experience as a public insurance company CEO and his significant experience and expertise in management and international business.

•  With respect to Ms. Thomsen, the Board and the Nominating and Governance Committee considered in particular her experience as a General Partner of a venture capital firm and her significant experience and expertise in investments, finance and the development of emerging businesses.

Director Independence and Independence Determinations

Under our Governance Guidelines and NYSE rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are included in our Governance Guidelines and may be found on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines, set forth certain relationships between the Company and the directors

GOVERNANCE OF YOUR COMPANY

and their immediate family members, or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The Nominating and Governance Committee annually reviews the independence of all directors and reports its determinations to the full Board.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the categorical independence standards, the independent members of the Board determine in their judgment whether such relationship is material.

Our Governance Guidelines require that: (1) all members of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee be independent; and (2) no more than two members of the Board may concurrently serve as officers of the Company.

The Board has determined that all of its directors and all of the persons proposed for election at the Annual Meeting are independent, other than our Chairman and Chief Executive Officer, Mr. Jay Fishman, who is an employee of the Company. Consequently, approximately 92% of the directors on the Board are independent.

In making its independence determinations, the Board considered and reviewed the various commercial, charitable and employment transactions and relationships known to the Board (including those identified through annual directors’ questionnaires) that exist between us and our subsidiaries and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. Specifically, the Board’s independence determinations included reviewing membership dues, contributions and research fees paid to a trade association and affiliated entities where Mr. Donald Shepard serves as a director (but not as an executive officer or employee). Payments to the organization constituted less than 1% of such organization’s consolidated gross revenues during its last completed fiscal year and were below the thresholds set forth under our categorical standards of director independence. Additionally, the Board reviewed the amount paid by the Company to Simpson Thacher, the law firm in which Mr. Pete Ruegger previously was a partner and served as Chairman until his retirement in 2013. In particular, the Board considered that Mr. Ruegger is no longer a partner of, or employed by, Simpson Thacher and had not worked on Company matters for several years prior to leaving Simpson Thacher. In addition, payments by the Company to Simpson Thacher in 2014 represented less than 2% of the consolidated gross revenues of Simpson Thacher during its last completed fiscal year and were below the thresholds set forth under our categorical standards of director independence.

The Board determined that the transactions identified were not material and did not affect the independence of such director under either the Company’s Governance Guidelines or the applicable NYSE rules.

Dating and Pricing of Equity Grants

The Board has adopted a Governance Guideline establishing fixed grant dates for the award of “off-cycle” equity grants, so as to avoid the appearance that equity grant dates have been established with a view to benefiting grantees due to the timing of material public announcements. Our Governance Guidelines are available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Governance Guidelines.

In addition, to further ensure the integrity of our equity awards process, the Compensation Committee requires that the exercise price of all stock options granted, and the fair value of all equity awards made, must be determined by reference to the closing price for a share of our common stock on the NYSE on the date of any such grant or award. Under the Company’s stock plans, the Compensation Committee may not take any action with respect to any stock option that would be treated as a “repricing” of such stock option, unless such action is approved by the Company’s shareholders in accordance with applicable rules of the NYSE.

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Transactions with Related Persons and Certain Control Persons—

Related Person Transaction Approval

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements our other policies that may apply to transactions with related persons, such as the Board’s Governance Guidelines and our Code of Conduct.

The Related Person Transaction Policy provides that all related person transactions covered by the policy are prohibited, unless approved or ratified by the Board or by the Nominating and Governance Committee. Our directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the policy) to the Corporate Secretary, who in turn must promptly forward such notice and information to the Chairperson of the Nominating and Governance Committee and to our counsel for analysis, to determine whether the particular transaction constitutes a Related Person Transaction requiring compliance with the policy. The analysis and recommendation of counsel are then presented to the Nominating and Governance Committee for consideration at its next regular meeting.

In reviewing Related Person Transactions for approval or ratification, the Nominating and Governance Committee will consider the relevant facts and circumstances, including:

•                  the commercial reasonableness of the terms;

•                  the benefit (or lack thereof) to us;

•                  opportunity costs of alternate transactions;

•           the materiality and character of the related person’s interest, including any actual or perceived conflicts of interest; and

•           with respect to a non-employee director or nominee, whether the transaction would compromise the director’s (1) independence under the Board’s Governance Guidelines, the NYSE rules (including those applicable to committee service) and Rule 10A-3 of the Exchange Act, if such non- employee director serves on the Audit Committee, (2) status as an outside director under Section 162(m), if such non- employee director serves on the Compensation Committee, or (3) status as a “non-employee director” under Rule 16b-3 of the Exchange Act, if such non-employee director serves on the Compensation Committee.

The Nominating and Governance Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the best interests of the Company and our shareholders.

Generally, the Related Person Transaction Policy applies to any current or proposed transaction in which:

•           the Company was or is to be a participant;

•           the amount involved exceeds $120,000; and

•           any related person had or will have a direct or indirect material interest.

A copy of our Related Person Transaction Policy is available on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents: Related Person Transaction Policy.

Employment Relationships

We employ approximately 30,200 employees, approximately 7,300 of whom work in and around Hartford, Connecticut. We employ several employees in the Hartford area who are related to the executive officers identified below:

•      Mr. Brian MacLean is President and Chief Operating Officer of the Company. His daughter,

Ms. Erin Cha, and his son-in-law, Mr. Junghwan Cha, have been employed by the Company since 2005 and 2009, respectively. In 2014, their combined total compensation, including salary, bonuses, equity awards and other benefits, totaled approximately $279,000. Their compensation is commensurate with that of their peers.

GOVERNANCE OF YOUR COMPANY

•      Mr. William Cunningham was Executive Vice President—Business Insurance until July 2014. His brother, Gregg T. Cunningham, has been employed by the Company since 2001. In 2014, his total compensation, including salary, bonus, equity awards and other benefits, totaled approximately $518,000. His compensation is commensurate with that of his peers.

Third-Party Transactions

We engage several thousand law firms, nationally and internationally, to represent us and/or our insureds in connection with, among other things, corporate, litigation, regulatory, insurance coverage and claim matters. In 2014, we engaged several law firms with partners or former partners related to the executive officers identified below:

•                  Mr. Alan Schnitzer is Vice Chairman and Chief Executive Officer, Business and International Insurance. Mr. Schnitzer’s brother-in-law, Mr. Joseph Berman, is of counsel and a former partner in the law firm Looney & Grossman. In 2014, the Company paid approximately $309,000 in legal fees and disbursements to Looney & Grossman. We engage this firm from time to time in the ordinary course of our business and on an arm’s-length basis. Mr. Schnitzer has explicitly recused himself from any involvement with respect to our retention of, or payments to, this law firm.

•           Ms. Doreen Spadorcia is Vice Chairman and Chief Executive Officer, Personal Insurance and Bond & Specialty Insurance. Her husband, Mr. Richard Cavo, is a partner in the law firm Litchfield Cavo LLP. In 2014, we paid this firm approximately $17.8 million in legal fees and disbursements for work performed by the firm. Litchfield Cavo LLP has been an approved firm of the Company for more than ten years and is retained by the Company from time to time in the ordinary course of business and on an arm’s-length basis. Ms. Spadorcia has explicitly recused herself from any involvement with respect to our retention of, or payments to, this law firm.

From time to time, institutional investors, such as large investment management firms, mutual fund management organizations and other financial organizations become beneficial owners (through aggregation of holdings of their affiliates) of 5% or more of a class of voting securities of the Company and, as a result, are considered a “related person” under the Related Person Transaction Policy. These organizations may provide services to the Company or its benefit plans. In addition, the Company may provide insurance coverage to these organizations. In

2014, the following transactions occurred with investors who reported beneficial ownership of 5% or more of the Company’s voting securities:

•           In 2014, the Company had investments of approximately $634,000 in funds sponsored by an affiliate of BlackRock, Inc. (“BlackRock”). Separately, the Company’s pension plan had investments of approximately $46,000 in a fund sponsored by BlackRock, which investment was made in 2005. The investments were entered into on an arm’s-length basis. In 2014, BlackRock paid premiums of approximately $1.7 million for insurance policies with Travelers in the ordinary course of business and on substantially the same terms as those offered to other customers.

•           An affiliate of State Street Corporation (“State Street”) provides investment management services to the Company’s 401(k) Savings Plan. The participants in the 401(k) Savings Plan paid approximately $329,000 in management fees to State Street in 2014. The investment management agreement was entered into on an arm’s-length basis. In 2014, State Street paid premiums of approximately $561,000 for insurance policies with Travelers in the ordinary course of business and on substantially the same terms as those offered to other customers.

•           An affiliate of The Vanguard Group (“Vanguard”) provides investment management services to the Company’s 401(k) Savings Plan and the qualified and non-qualified pension plans. The participants in the 401(k) Savings Plan and the Company paid approximately $1.0 million and $866,000, respectively, in management fees to Vanguard in 2014. The investment management agreements were entered into on an arm’s-length basis. In 2014, Vanguard paid premiums of approximately $2.0 million for insurance policies with Travelers in the ordinary course of business and on substantially the same terms as those offered to other customers.

In addition to the Related Person Transaction Policy, our Code of Conduct requires that all employees, officers and directors avoid any situation that involves

GOVERNANCE OF YOUR COMPANY

or appears to involve a conflict of interest between their personal and professional relationships. Our Audit Committee provides oversight regarding compliance with our Code of Conduct and discusses any apparent conflicts of interest with senior management. The Code of Conduct also requires that all employees seek approval from both our General Counsel and our Chief Compliance Officer prior to accepting a position as a director or officer of any unaffiliated for-profit company or organization.

Governance Structure of the Board—Lead Director

Our Governance Guidelines provide for the position of Lead Director whenever the Chairman of the Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an independent director. Mr. Fishman serves as Chairman of the Board as well as Chief Executive Officer, and Mr. Dasburg currently serves as our Lead Director. The position of Lead Director has been in place since 2006. In accordance with our Governance Guidelines, the Lead Director is responsible for coordinating the efforts of the independent and non-management directors “in the interest of ensuring that objective judgment is brought to bear on sensitive issues involving the management of the Company and, in particular, the performance of senior management”. Among other things, the Lead Director has the authority to:

•           convene, set the agendas for and chair regular executive sessions of the independent directors;

•           convene meetings of the independent directors as he deems necessary;

•           provide direction to the Chairman regarding the meeting schedules, information to be sent to the Board and input regarding meeting agenda items;

•           act as a liaison between and among directors, committee chairs, the Chairman and senior management;

•           receive and review correspondence sent to the Company’s office addressed to the Board and to determine appropriate responses if any; and

•           recommend to the Board the retention of consultants and advisors who directly report to the Board, without consulting or obtaining the advance authorization of any officer of the Company.

The independent directors elect the Lead Director from among the independent directors. A more complete description of the role of the Lead Director is set forth in our Governance Guidelines, which are available on our website at www.travelers.com. The Board believes that its current leadership structure is appropriate for the Company at this time. The Board believes that the responsibilities of the Lead Director help to assure appropriate oversight of Company management by the Board and optimal functioning of the Board. The effectiveness of the Lead Director is enhanced by the Board’s independent character. The Board annually reviews the independence of our directors and has determined that 11 of the 12 director nominees are independent. See “Director Independence and Independence Determinations” on page 18 of this Proxy Statement. Each of the Compensation Committee, Audit Committee, Risk Committee, Nominating and Governance Committee and Investment and Capital Markets Committee is comprised solely of independent directors. In addition, at each in-person Board meeting, the non-employee directors are scheduled to meet in executive session with the Lead Director presiding at such meetings.

Finally, as described in more detail under “Director Nominations—Specific Considerations Regarding 2015 Directors and Nominees”, the Lead Director and the independent directors have substantial experience with public company management and governance, in general, and the Company, in particular. At the same time, the combined role of Chairman and Chief Executive Officer, in the case of the Company, means that the Chair of the Board has longstanding experience with property and casualty insurance and ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance shareholder value. In the Board’s view, this also enables it to better fulfill its risk oversight responsibilities, as described below. In addition, this enables the Chief Executive Officer to effectively communicate the Board’s view to management, thereby ensuring a common purpose.

In summary, the Board believes the appropriate leadership structure depends on the opportunities and challenges facing a company at a given time and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would deprive the Company of the benefits of its current leadership structure and would not result in better governance or oversight.

GOVERNANCE OF YOUR COMPANY

Executive Session

Non-employee members of the Board regularly meet in executive session with no members of management present. Each of the committees also meets regularly in executive session.

Board and Committee Evaluations

Every year, the Board and each of its committees evaluate and discuss their respective performance and effectiveness, as required by the Governance Guidelines. These evaluations cover a wide range of topics, including but not limited to, the fulfillment of the Board and committee responsibilities identified in the Governance Guidelines and committee charters, which are posted on our website at www.travelers.com under For Investors: Corporate Governance: Governance Documents.

Communications with the Board and Shareholder Engagement

As described on our website at www.travelers.com, interested parties, including shareholders, who wish to communicate with a member or members of the Board, including the Chairman of the Nominating and Governance Committee, the non-employee directors as a group, the Lead Director or the Audit Committee, may do so by addressing their correspondence as follows: if intended for the full Board or one or more non-employee directors, to the Lead Director; if intended for the Lead Director, to Mr. John Dasburg; and if intended for the Audit Committee, to the Chairman of the Audit Committee. All such correspondence should be sent to the following address: c/o Corporate Secretary, The Travelers Companies, Inc., 385 Washington Street, Saint Paul, Minnesota 55102. The office of the Corporate Secretary will forward such correspondence as appropriate.

In addition to the general correspondence process above, the Nominating and Governance Committee oversees a shareholder engagement program relating to the Company’s governance and compensation practices. Under this program, which started more than four years ago, at the direction of the Nominating and Governance Committee, management reaches out to the Company’s largest shareholders at least once each year to facilitate a dialogue regarding governance and compensation matters. Management reports on the resulting conversations with those investors to the Nominating and Governance Committee and also, as appropriate, to the Compensation Committee. As noted under “2014 Shareholder Advisory Vote on Executive Compensation” in the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, in 2014, the Company received feedback from shareholders representing in excess of 35% of the Company’s outstanding shares. In a number of cases, the shareholder engagement program has encouraged changes to the Company’s practices. For example last year, as discussed on page 47, based in part on investor input, the Compensation Committee raised the Return on Equity thresholds for vesting of performance shares and enhanced the disclosure in the CD&A. In addition, our CEO voluntarily agreed to relinquish certain rights under his employment agreement.

Board’s Role in Risk Management

Enterprise Risk Management is a company-wide initiative that involves the Board and management identifying, assessing and managing risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our Enterprise Risk Management activities involve the identification and assessment of a broad range of risks and the development of plans to mitigate their effects. The Risk Committee and the other committees of the Board, as well as our separate management-level enterprise risk and underwriting risk committees, are key elements of our enterprise risk management structure and help to establish and reinforce our strong culture of risk management. For example, having both a Board Risk Committee that oversees operational risks and the Company’s Enterprise Risk Management activities, and a management-level enterprise risk committee that reports regularly to the Board Risk Committee, enables a high degree of coordination between management and the Board. We describe our Enterprise Risk Management function in more detail in our Annual Report on Form 10-K, under “Business—Enterprise Risk Management”. We also discuss the alignment of our executive

GOVERNANCE OF YOUR COMPANY

compensation with our risk management below under “Risk Management and Compensation”.

While the Risk Committee has oversight responsibility generally for our Enterprise Risk Management activities, the Board has allocated and delegated risk oversight responsibility to various committees of the Board in accordance with the following principles:

•           The Audit Committee is responsible for oversight of risks related to integrity of financial statements, including oversight of financial reporting principles and policies and internal controls, and oversight of the process for establishing insurance reserves.

•           The Risk Committee is responsible for oversight of risks related to business operations, including insurance underwriting and claims, reinsurance, catastrophe risk, credit risk in insurance operations, information technology and business continuity plans.

•           The Compensation Committee is responsible for oversight of risks related to compensation programs, including formulation, administration and regulatory compliance with respect to compensation matters.

•           The Investment and Capital Markets Committee is responsible for oversight of risks in the Company’s investment portfolio (including valuation and credit risks), capital structure, financing arrangements and liquidity.

•           The Nominating and Governance Committee is responsible for oversight of risks related to corporate governance matters, including succession planning, director independence and related person transactions.

•           Each committee is responsible for monitoring reputational risk to the extent arising out of its allocated subject matter.

As a result, each committee charter contains specific risk oversight functions delegated by the Board, consistent with the principles set forth above. In that way, risk oversight responsibilities are shared by all committees of the Board and do not rest entirely with the Risk Committee. Further, we believe that allocating responsibility to a committee with relevant knowledge and experience improves the oversight of risk.

The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Company. On at least an annual basis, the Board reviews significant risks that management, through its Enterprise Risk Management efforts, has identified. The Board then evaluates, and may change, the allocation among the various committees of oversight responsibility for each identified risk. Further, each committee periodically reports to the Board on its risk oversight activities. In addition, at least annually, the Company’s chief risk officer conducts a review of the interrelationships of risks and reports the results to the Risk Committee and the Board. These reports and reviews are intended to inform the Board’s annual evaluation of the allocation of risk oversight responsibility.

Risk Management and Compensation

Our compensation structure is intended to encourage a careful balance of risk and reward, both on an individual risk basis and in the aggregate on a Company-wide basis, and promote a long-term perspective.

As discussed in more detail under “Compensation Discussion and Analysis” in this Proxy Statement, consistent with our goal of achieving a return on equity in the mid-teens over time, the Compensation Committee selected adjusted operating return on equity as the quantitative performance measure for the performance share portion of our stock-based long-term incentive program and as a material factor in determining amounts paid under our annual bonus program. Because operating return on equity is a function of both operating income and shareholders’ equity, it encourages senior executives, as well as other employees with management responsibility, to focus on a variety of performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investing activities and capital management.

In addition, the long-term nature of our stock-based incentive awards (which generally do not vest until three years after the award), our significant executive stock ownership requirements and the fact that more than 40% of our named executive officers’ compensation in the aggregate was in the form of

GOVERNANCE OF YOUR COMPANY

long-term, stock-based incentives in each of the last five years, including 2014, all encourage prudent enterprise risk management and discourage excessive risk taking to achieve short-term gains. Moreover, neither the long-term incentive awards nor annual bonuses require growth in revenues or earnings in order for our executives to be rewarded, and none of our executives are paid based on a formulaic percentage of revenues or profits. As a result of this and the mix of short- and long-term performance criteria, we believe that our executives are not incentivized to employ disproportionately risky growth strategies.

Furthermore, the Compensation Committee’s independent compensation consultant evaluates and advises the Compensation Committee as to the design and risk implications of our incentive plans and other aspects of our compensation programs to ensure that the mix of compensation, the balance of performance metrics and the overall compensation framework all support our short- and long-term objectives.

ITEM 2

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for 2015.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm. If our shareholders fail to ratify the selection, it will be considered notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

KPMG has continuously served as the independent registered public accounting firm of the Company (including The St. Paul Companies, Inc. (“St. Paul”)

and its subsidiaries prior to its merger with Travelers Property Casualty Corp. (“TPC”) that formed the Company (the “Merger”)) since 1968 and of TPC and its predecessors from December 1993 until the Merger.

As part of the evaluation of its independent registered public accounting firm, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. In addition, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and the Audit Committee Chairman are directly involved in the selection of KPMG’s lead engagement partner. The Audit Committee and the Board of Directors believe that the continued retention of KPMG to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Representatives of KPMG are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

In connection with the audit of the 2014 financial statements, we entered into an agreement with KPMG which set forth the terms by which KPMG would perform audit services for the Company.

The following table presents fees for professional services rendered by KPMG for the audit of our financial statements for 2014 and 2013 and fees billed for other services rendered by KPMG for those periods:

	2014	2013
Audit fees(1)	$8,783,400	$ 8,933,600
Audit-related fees(2)	753,100	935,100
Tax fees(3)	411,600	551,900
All other fees	—	—
Total:	$9,948,100	$10,420,600

(1)   Fees paid were for audits of financial statements, reviews of quarterly financial statements and related reports and reviews of registration statements and certain periodic reports filed with the SEC.

(2)   Services primarily consisted of audits of employee benefit plans, actuarial attestations and reports on internal controls not required by applicable regulations.

(3)   Tax fees related primarily to tax return preparation and assistance services and occasionally to domestic and international tax compliance related services.

The Audit Committee of the Board considered whether providing the non- audit services shown in this table was compatible with maintaining KPMG’s independence and concluded that it was.

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee preapproves all audit and permitted non-audit services provided by the independent registered public accounting firm. Each year, the Audit

ITEM 2

Committee approves an annual budget for such permitted non-audit services and requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year. The Audit Committee has authorized our Chief Auditor to approve KPMG’s commencement of work on such permitted services within that budget, although the Chair of the Audit Committee must approve any such permitted non-audit service within the budget if the expected cost for that service exceeds $100,000. During the year, circumstances may arise that make it necessary to engage the independent registered public accounting firm for additional services that would exceed the initial budget. The Audit Committee has delegated the authority to the Chair of the Audit Committee to review such circumstances and to grant approval when appropriate. All such approvals are then reported by the Audit Committee Chair to the full Audit Committee at its next meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

Report of the Audit Committee

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included under the heading “Board of Directors Information—Audit Committee” in this Proxy Statement. Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.

In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by applicable standards adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.

Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

Submitted by the Audit Committee of the Company’s Board of Directors:

John H. Dasburg (Chair)	Patricia L. Higgins
Alan L. Beller	Thomas R. Hodgson
Janet M. Dolan	William J. Kane

ITEM 3

ITEM 3 – NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is requesting that shareholders vote, on a non-binding basis, to approve the compensation of our named executive officers as disclosed on pages 29 - 72. The Company currently intends to hold such votes annually. The next such vote will be held at the Company’s 2016 Annual Meeting of Shareholders. While the Board intends to consider carefully the results of this vote, the final vote is advisory only and is not binding on the Company or the Board.

The language of the resolution is as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, is hereby APPROVED.

As described in this Proxy Statement, our executive compensation programs are structured consistent with our longstanding pay-for-performance philosophy and utilize performance measures that are intended to align compensation with the creation of shareholder value and to reinforce a long- term perspective. Among other things:

A substantial majority of named executive officer compensation is performance-based, where vesting or the realization of value depends on operational results and/or changes in shareholder value over time.

•     For the 2014 performance year, approximately 95% of total direct compensation (salary, bonus and equity) for our CEO was performance-based, compared to the average for Compensation Comparison Group CEOs of 85% for the most recent year data was available (as shown in the chart on page 39).

• Our compensation program de-emphasizes other non-performance- based elements of compensation like pension benefits and perquisites.

Consistent with our pay-for-performance philosophy, while our compensation structure has been consistent over time, actual compensation has varied from year to year, based on results.

•     Increases or decreases in total direct compensation generally correlate with changes in operating return on equity over the past six performance years and in some years compensation varied significantly from prior years (as shown in the chart on page 34).

•     2014 financial performance was generally consistent with 2013 financial performance and, as a result, the Compensation Committee awarded bonuses for the named executive officers that were generally consistent with 2013 bonuses and equity awards that were consistent with 2013 awards.

We have generated top tier results for our shareholders over time.

•     The “2014 Overview” in the Compensation Discussion and Analysis highlights the Company’s strong absolute and relative results in 2014 and over time that the Compensation Committee considered in making its compensation decisions.

•     The performance of the Company over the past seven years (that is, from before the financial crisis through 2014) compares favorably to our Compensation Comparison Group based on a number of financial measures (as shown in the chart on page 36).

• For that seven-year period, our total shareholder return was greater than every member of the Compensation Comparison Group (as shown in the chart on page 36).

We believe that our strong performance in 2014 and over time has been the result of the continued successful execution of our long-term strategy, including proactive steps taken in the past several years to improve profitability. Further, we believe that our executive compensation program supports this strategy by encouraging our CEO and other named executive officers to focus on appropriate drivers of long-term, sustainable shareholder value.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

2014 Overview

The following section summarizes a number of the key performance highlights in 2014 and how that performance impacted the amount of variable compensation awarded in February 2015 to the named executive officers with respect to the 2014 performance year.

COMPENSATION DISCUSSION AND ANALYSIS

Highlights of 2014 Achievements

In 2014, the Company again substantially increased its underwriting profits and, for the second consecutive year, achieved both record net and operating income per share* and a return on equity of 14.6% and an operating return on equity* of 15.5%. Net and operating income per share, as well as operating return on equity, significantly exceeded the goals in the Company’s 2014 financial plan, which was approved by the Board prior to the start of the year. In addition, notwithstanding catastrophe losses that exceeded catastrophe losses in 2013 by over $100 million (pre-tax), net income of approximately $3.7 billion and operating income* of approximately $3.6 billion produced per share income that, in each case, increased approximately 10% or more from 2013 results.

These strong results reflected, in significant part, the continued successful execution of the Company’s long-term strategy to improve profitability and earn superior returns. Beginning in 2010 and continuing through 2014, the Company has taken a number of actions in response to the persistent low interest rate environment and the risk of continued high levels of severe weather in the United States. These actions have included: using the Company’s advanced data and analytics to selectively and actively increase premium rates on accounts up for renewal, particularly those not meeting our profitability thresholds, while at the same time retaining our most profitable business; improving terms and conditions; and tightening underwriting guidelines. As described further below, these actions have resulted in significantly improved underlying underwriting margin*, with 2014 after-tax underlying underwriting margin of $1.430 billion, twice what it was in 2010.

The Company achieved these 2014 results in spite of the difficult interest rate environment in which it continued to operate. Ten-year treasury rates declined throughout 2014 and, consistent with recent periods,

*    For a definition of these terms and a reconciliation to GAAP measures, see “Reconciliation of Non-GAAP Measures to GAAP Measures and Selected Definitions” on page 83.

were at or near historically low levels, resulting in a further reduction in interest income from the reinvestment of the Company’s maturing fixed income investments. Nevertheless, the Company’s success in increasing its underlying underwriting margin more than made up for this shortfall.

In assessing the Company’s performance, the Compensation Committee took into account the following strategic and operational achievements, among others:

•     the Company’s highly coordinated and effective execution of its business strategy, resulting in strong underwriting performance;

•     the Company’s strategic actions to respond to competitive changes in the personal auto insurance market, particularly the introduction—and marketplace success—of a new private passenger automobile product, Quantum Auto 2.0;

•     continued strong investment performance, especially in light of very low interest rates;

•     further implementation of a strategy seeking to selectively and thoughtfully improve the performance of the Company’s international business, including through the integration of the Company’s newly-acquired operations in Canada and the increased use of advanced data and analytics in the U.K.; and

•     continued effective and disciplined expense management and underwriting risk management.

In particular, the Committee noted that many of these strategic and operational achievements significantly contributed to the financial performance highlights described below.

COMPENSATION DISCUSSION AND ANALYSIS

Highlights of 2014 Financial Performance

The Company’s consistent and articulated financial strategy has been to create shareholder value and to earn a top tier operating return on equity by: (1) generating significant earnings; and (2) maintaining a balanced approach to capital management, including growing book value per share over time and returning to shareholders capital not needed to support the Company’s business. The Company strives to generate earnings from both its insurance operations and its investments, leveraging what it believes are its competitive advantages.

The Company continued to successfully execute its long-term financial strategy in 2014, as demonstrated by the following financial metrics.

•   Achieved Significantly Improved Profitability Through Active Use of Data and Analytics.  In 2014, the Company continued its strategy in its commercial insurance businesses of analyzing its business on an account-by-account or class-by-class basis using highly granular data and analytics with the objective of retaining its best performing business while seeking rate increases where needed. As a result, the Company continued to achieve significant rate increases, particularly on accounts not meeting profitability thresholds, and at the same time maintained strong retention levels. The execution of this strategy, which started in 2010, has resulted in improved pricing and underwriting profitability, as illustrated by the chart below of the most recent five years of our after-tax (1) “underwriting margin” or “underwriting gain (loss)” and (2) “underlying underwriting margin,” which is our “underwriting margin” excluding the impact of catastrophes and net favorable prior year reserve development.

•   Achieved a Superior Return on Equity.  In 2014, the Company produced a return on equity of 14.6% and an operating return on equity of 15.5%, the second consecutive year in which returns were at a mid-teens level. The Company’s 2014 return on equity exceeded approximately two-thirds of the property and casualty companies in our Compensation Comparison Group (described on pages 38 and 39 of this proxy statement). In addition, in contrast to the Company’s 2014 return on equity of 14.6%, the average return on equity for the domestic property and casualty industry in 2014 was approximately 7%, as estimated by the Insurance Information Institute. This outperformance continues a consistent trend for the Company, which started before the financial crisis. As demonstrated by the following chart, the Company’s return on equity has meaningfully exceeded the estimated average return for the industry in each of the past nine years.

COMPENSATION DISCUSSION AND ANALYSIS

•     Increased Book Value Per Share and Returned Significant Excess Capital to Our Shareholders.  During 2014, the Company increased book value per share by 10% and adjusted book value per share, which excludes unrealized gains and losses on investments, by 7%. Over the last decade, the compound annual growth rate of the Company’s book value per share was over 9%. The Company was able to achieve this significant book value growth while, at the same time, returning substantial capital to shareholders. Since the repurchase program was first authorized in 2006, the Company has returned $30.7 billion of capital to shareholders through share repurchases and dividends, an amount that (1) exceeds the Company’s market capitalization at the time the repurchase program was first authorized in 2006 and (2) is greater than the capital returned by any other member of the Compensation Comparison Group. During 2014, the Company returned to shareholders over $4 billion through approximately $3.3 billion of share repurchases and $735 million of dividends.

•             Achieved Superior Total Return to Shareholders Over Time.  Strong financial results have led to superior returns, including total return to shareholders over time (measured as the change in stock price plus the cumulative amount of dividends, assuming dividend reinvestment).

•   For the seven-year period beginning just prior to the financial crisis and ending on December 31, 2014, our total shareholder return was greater than every member of our Compensation Comparison Group.

•   For the five-year and three-year periods ended December 31, 2014, we generated total shareholder returns of 142% and 93%, respectively, placing the Company at the 55th and 36th percentile, respectively, of our Compensation Comparison Group in each period.

•  For the one-year period ended December 31, 2014, our total shareholder return was 20%, which placed the Company above the 75th percentile of the Compensation Comparison Group.

Moreover, in each of the periods mentioned above, the Company’s total shareholder return exceeded the return on the Dow Jones Industrial Average (the Dow 30 Index, of which the Company is a member) and the S&P 500 Index.

The chart below shows total shareholder return for the period beginning January 1, 2007 and ending on December 31, 2014. For each year on the chart, total return is calculated with January 1, 2007 as the starting point and December 31 of the relevant year as the ending point.

In contrast to many other membvners of the Compensation Comparison Group, the Company’s absolute level of shareholder returns over recent years reflected consistent strong performance rather than a recovery from a significant decline during the financial crisis. One-third of the Compensation Comparison Group members still had stock prices at the end of 2014 that were below what they were prior to the financial crisis. For example, as of year-end 2014, the stock price of one company in our Compensation Comparison Group had increased more than 1000% from its financial crisis low but was still more than 50% below its high at the end of 2007. In contrast, the Company’s stock price, by the end of 2014, was almost 97% higher than its level at the end of 2007.

In assessing total shareholder return, the Compensation Committee generally gives greater weight to performance over a longer period of time, as a long-term perspective is necessary to execute the Company’s strategy, particularly in light of the inherent potential in the property and casualty insurance industry for results to vary significantly year-to-year.

COMPENSATION DISCUSSION AND ANALYSIS

Pay for Performance Philosophy and 2014 Compensation Decisions

Our compensation program, the objectives and structure of which have been stable over time, is designed to reinforce a long-term perspective and to align the interests of our executives with those of our shareholders. A long-term perspective is especially vital in the property and casualty insurance industry, where the periodic occurrence of catastrophes, changes in estimates of costs for claims and other economic conditions have historically produced results that vary significantly when measured year-to-year.

Consistent with the Company’s longstanding pay-for-performance philosophy, the Compensation Committee believes that, when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be set at superior levels compared to the compensation levels for equivalent positions in our Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lower levels. In addition, to a greater extent than many of the companies included in our Compensation Comparison Group, a substantial majority of the ultimate value of our named executive officer compensation is driven by performance as measured by operating results and/or changes in shareholder value over time.

With respect to its 2014 compensation decisions, the Compensation Committee concluded that, based on the achievements discussed above, among other factors, the Company and the named executive officers had performed at superior levels on both an absolute and relative-to-peer basis. The Compensation Committee took into account that the Company’s strong 2014 results were driven in significant part by the proactive steps taken by management over the past several years to improve profitability. In addition, the Committee noted the Company’s strong total return to shareholders, particularly over the long-term, and the Company’s performance meaningfully in excess of applicable targets in its 2014 financial plan.

In assessing 2014 results, the Compensation Committee contrasted the Company’s financial results in 2014 with those in 2013, years in which overall earnings were generally similar, operating return on equity was the same and there were no catastrophe losses from hurricanes. The Company’s earnings per share in 2014 were significantly higher than in 2013, due in large part to: (1) the favorable impact of the Company’s capital management through its share repurchase program; and (2) higher underlying underwriting margin. Based on the foregoing comparisons, the Compensation Committee concluded that the Company’s 2014 performance generally equaled or exceeded its performance in 2013.

Considering all of these factors, in February 2015, the Compensation Committee decided to award variable compensation (annual bonus and long-term stock incentives) for the 2014 performance year that was comparable to 2013 compensation. In recognition of our superior comparative performance during 2014 and over time relative to market indices and the Compensation Comparison Group, this was also intended to position total direct compensation for the CEO and the other named executive officers as a group significantly above the median (in the top quartile) of the Compensation Comparison Group (based on 2013 compensation data, the most recent year for which public information was available).

Specifically, the Compensation Committee made the following compensation decisions with respect to the 2014 fiscal year:

•  The annual cash bonus paid to the CEO for the 2014 performance year was equal to that paid for the 2013 performance year, and the average annual cash bonus paid to the other named executive officers as a group for the 2014 performance year was slightly higher (1.5%) than 2013.

•  The grant date fair value of stock-based long-term incentive compensation awarded to the CEO and the average grant date fair value of stock- based long-term incentive compensation awarded to the other named executive officers for the 2014 performance year was, in each case, equal to the values awarded for 2013.

In addition, the Compensation Committee decided not to increase the base salaries for the named executive officers. The base salary for the CEO has remained unchanged since 2001.

COMPENSATION DISCUSSION AND ANALYSIS

Link Between Pay and Performance Over Time

While the objectives and structure of our compensation program have been stable over time, compensation levels for each performance year have often increased or decreased meaningfully from year to year based on Company performance.

Relationship between CEO Compensation and Operating Return on Equity

The following two charts illustrate the directional relationship between total direct compensation for the CEO and Company performance, as reflected by operating return on equity, with respect to the past six performance years (PY).

As indicated below, compensation levels vary significantly from year to year and correlate with returns.

Further, as explained under “Objectives of Our Executive Compensation Program”, the Compensation Committee believes that compensation levels should encourage a long-term perspective, and, therefore, while catastrophe losses (CATs) should impact compensation levels, compensation levels should not be as volatile, from year-to-year, as changes in financial results due to catastrophe losses.

(1)       The adjustment to the chart is intended to facilitate a year-to-year comparison of recent operating return on equity (ROE) by showing operating ROEs both as reported and as adjusted to reflect a consistent level of catastrophe losses (in this case, $793 million, the average annual catastrophe losses (after tax) for the six-year period presented). Actual catastrophe losses per period are presented on page 85 of this Proxy Statement.

(2)       Return on Equity as reported for the six-year period was as follows:

PY2009	PY2010	PY2011	PY2012	PY2013	PY2014

13.5%	12.1%	5.7%	9.8%	14.6%	14.6%

Differences between total direct compensation for each performance year presented above and the information included in the Company’s Summary Compensation Table is discussed further below under “—Total Direct Compensation for 2012-2014 (Supplemental Table)” and “—Differences Between this Supplemental Table and the Summary Compensation Table” on page 53.

COMPENSATION DISCUSSION AND ANALYSIS

Use of Operating Return on Equity and Other Metrics

While the Compensation Committee evaluates a broad range of financial and non-financial metrics in awarding performance-based annual cash bonuses, operating return on equity, in particular, is a principal factor in our Compensation Committee’s evaluation of the Company’s performance. Moreover, as discussed below, the number of performance shares that a named executive officer will receive upon vesting, if any, depends on the Company’s attainment of specific financial goals related to operating return on equity.

The Committee believes that operating return on equity should not be viewed as a single metric. Rather, by being a function of both (1) operating income and (2) shareholders’ equity (excluding unrealized gains and losses on investments), operating return on equity reflects a number of separate areas of financial performance related to both the Company’s income statement and balance sheet. Accordingly, senior executives, as well as other employees with management responsibility, are encouraged to focus on multiple performance objectives that are important for creating shareholder value, including the quality and profitability of our underwriting and investment decisions, the pricing of our policies, the effectiveness of our claims management and the efficacy of our capital and risk management.

As noted above, in addition to operating return on equity, the Compensation Committee also reviews a broad range of other financial and non-financial metrics, particularly with respect to the administration of the Company’s performance-based annual cash bonus program. As discussed further below, in determining annual cash bonuses to be paid to the named executive officers, the Compensation Committee evaluates the Company’s performance with respect to a wide range of metrics included in the financial plan approved by the Board, including, among others, operating income and operating income per share along with other metrics that contribute to those results, such as written and earned premiums, investment income, insurance losses and expense management. In evaluating performance against the objectives, however, the Compensation Committee did not use a formula or pre-determined weighting, and no one objective was individually material other than operating return on equity.

The Compensation Committee believes that a formulaic approach to compensation, particularly in the property and casualty insurance industry, could result in unintended consequences and is not an appropriate substitute for the Compensation Committee’s thorough deliberation and business judgment. The Compensation Committee’s current approach allows it to appropriately assess the quality of performance results and ensures that executives are not unduly rewarded, or disadvantaged, based purely on mechanical formulas.

In addition to the metrics discussed above, the Compensation Committee also reviews book value per share growth over time in light of the Company’s objective, discussed above, to create shareholder value by generating significant earnings and taking a balanced approach to capital management. However, because (1) book value can be volatile due to, among other things, the impact of changing interest rates on the fair value of the Company’s fixed-income portfolio and (2) the Company’s capital management strategy also emphasizes returning excess capital to shareholders, the Compensation Committee does not set a specific target for book value per share growth. Further, while it evaluates changes in book value per share in the context of overall results, the Company does not believe such changes, by themselves, are always the most meaningful indicators of relative performance.

COMPENSATION DISCUSSION AND ANALYSIS

Relationship between CEO Compensation and Relative Performance over the Last Seven Years of Available Data

The following chart demonstrates the Company’s performance as compared to the other companies in its Compensation Comparison Group over the seven-year period ended December 31, 2014 based on a number of different metrics that the Compensation Committee believes are relevant to consider in assessing performance over time. While the Committee considers both absolute and relative performance in respect of all of these metrics, no one metric is conclusive, especially given that differences in industry, business mix and capital structure can impact comparability.

The chart also shows our CEO’s total compensation compared to total compensation paid to the CEOs of our Compensation Comparison Group for the seven-year period from 2007 through 2013, the most recent seven years for which comparative compensation information was available when the Compensation Committee approved this report.

The Compensation Committee viewed seven years as a relevant measurement period because the starting point would be prior to the most disruptive year of the financial crisis, and, thus, comparisons would be more meaningful for evaluating sustained performance over the long-term.

For purposes of this chart, “total compensation” reflects total compensation as reported in the summary compensation tables in the Company’s and the peer group’s proxy statements prepared for the relevant years. “Return of Capital” is the cumulative amount of dollars spent on share repurchases and cash dividend payments over the specified time period. For a definition of some of the other terms used in the chart below, see “Reconciliation of Non-GAAP Measures to GAAP Measures and Selected Definitions” on page 83 of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Our Executive Compensation Program

The Compensation Committee has approved the following five primary objectives of our executive compensation program.

1.              Link compensation to the achievement of our short- and long-term financial and strategic objectives

The Compensation Committee believes that a properly structured compensation system should measure and reward performance on multiple bases. To ensure an appropriate degree of balance in the program, the compensation system is designed to measure short- and long-term financial and operating performance, the efficiency with which capital is employed in the business, the effective management of risk, the achievement of strategic initiatives and the individual performance of each executive.

The Compensation Committee further believes that an executive’s total compensation opportunity should be commensurate with his or her position and level of responsibility. Accordingly, the proportion of total compensation that is performance-based increases with successively higher levels of responsibility. Thus, the senior-most executives, who are responsible for the development and execution of our strategic and financial plans, have the largest portion of their compensation tied to performance-based incentives, including equity-based compensation, the ultimate value of which is completely or partly dependent on changes in stock price and operating return on equity.

In evaluating the Company’s overall performance, the Compensation Committee recognizes that our business is subject to events outside of management’s control, including natural and man-made catastrophic events, and takes those events into account when awarding compensation. The Compensation Committee believes that, while the impact of catastrophes in any given year can produce significant volatility, management should be focused on achieving the Company’s long-term strategic goals. As a result, although the Compensation Committee believes that the impact of catastrophes on the Company’s financial results should be reflected in its executive compensation decisions, the Compensation Committee does not believe it is appropriate for compensation levels to be subject to as much volatility year-to-year as may be caused by actual catastrophes.

2.    Provide competitive compensation opportunities to attract, retain and motivate high-performing executive talent

Our overall compensation levels are designed to attract and retain the best executives in light of the competition for executive talent. In addition, the Compensation Committee believes that, when we generally exceed our performance goals and the named executive officers individually perform at superior levels in achieving that performance, total compensation for these executive officers should be set at superior levels compared to the compensation levels for equivalent positions in our Compensation Comparison Group. When we do not generally exceed our performance goals or the named executive officers individually do not perform at superior levels, total compensation for these executives should be set at lower levels.

The Compensation Committee may also take into account other relevant facts and circumstances in awarding compensation in order to attract, retain and motivate high-performing talent.

3.    Align the interests of management and shareholders by paying a substantial portion of total compensation in equity-based incentives and ensuring that executives accumulate meaningful stock ownership stakes over their tenure

The Compensation Committee believes that the interests of executives and shareholders should be aligned. Accordingly, a significant portion of the total compensation for the named executive officers is in the form of stock-based compensation. The components of stock-based compensation granted to the named executive officers in 2014 and 2015 were stock options and performance shares. In addition, as discussed below, senior executives are expected to achieve specified stock ownership targets prior to selling any stock acquired upon the exercise of stock options or the vesting of performance shares or restricted stock units. Both the portion of total compensation attributable to stock-based programs and the expected level of executive stock ownership increase with successively higher levels of responsibility.

COMPENSATION DISCUSSION AND ANALYSIS

4.    Maximize, to the extent equitable and practicable, the financial efficiency of the overall compensation program from tax, accounting, cash flow and share dilution perspectives

We make reasonable efforts to maximize the tax deductibility of all elements of compensation. Section 162(m) of the Internal Revenue Code prohibits us from deducting compensation in excess of $1 million paid to most of the named executive officers unless specified requirements are met, including that such amounts be considered “qualified performance-based compensation” under Section 162(m). The Compensation Committee may also approve compensation that does not qualify for a deduction under Section 162(m) if it determines that it is appropriate to do so in light of other competing interests and goals, such as the attraction and retention of key executives.

As part of the process of approving the initial design of incentive plans, or any subsequent modifications made to such plans, and determining awards under the plans, the Compensation Committee also evaluates the aggregate economic costs and dilutive impact to shareholders of such compensation, the expected accounting treatment and the impact on our financial results. The Compensation Committee attempts to balance the various financial implications of each program to ensure that the system is as efficient as possible and that unnecessary costs are avoided.

5.    Reflect established and evolving corporate governance standards

The Compensation Committee, with the assistance of our Human Resources Department and the Committee’s independent compensation consultant, stays abreast of current and developing corporate governance standards and trends with respect to executive compensation and adjusts the various elements of our executive compensation program, from time to time, as it deems appropriate. As a result of this process, the Compensation Committee has adopted the following practices, among others:

What We DO:
• Maintain robust share ownership requirement
• Maintain a clawback policy with respect to cash and equity incentive awards to our executive officers
• Prohibit hedging transactions as specified in the Securities Trading Policy
• Prohibit pledging without the consent of the Company (no pledges have been made)
• Engage in outreach and maintain a dialogue with shareholders relating to the Company’s governance and compensation practices.
What We DO NOT Do:
• No excise tax “gross up” payments in the event of a change in control
• No tax “gross up” payments on perquisites for named executive officers
• No repricing of stock options and no buy-out of underwater options
• No excessive or unusual perquisites
• No dividends or dividend equivalents paid on unvested performance shares
• No above-market returns provided for in deferred compensation plans
• No guaranteed equity or bonuses for named executive officers

For a description of the duties of the Compensation Committee and its use of an independent compensation consultant, see “Board of Directors Information—Compensation Committee” on page 11 of this Proxy Statement.

Compensation Comparison Group

The Compensation Comparison Group includes (1) our key competitors in the property and casualty insurance industry and (2) general financial services and life and health insurance companies that in general are of relatively similar size and complexity. We regard these general financial services and life and health insurance companies as potential competition for executive talent. The Compensation Comparison Group has not changed since 2009; however, the Compensation Committee reviews the composition of our peer group annually to ensure that the companies constituting the peer group continue to provide meaningful and relevant compensation comparisons.

The Compensation Comparison Group consisted of the following companies in the property and casualty insurance business:

•  ACE Ltd.

COMPENSATION DISCUSSION AND ANALYSIS

•  Allstate Corporation

•  Chubb Corporation

•  Hartford Financial Services Group

•  Progressive Corporation

The Compensation Comparison Group also included the following general financial services and life and health insurance companies:

•  Aetna, Inc.

•  American Express

•  CIGNA Corporation

•  Manulife Financial Corporation

•  MetLife Inc.

•  Prudential Financial Inc.

As of December 31, 2014, the Company was in approximately the 45th percentile of the Compensation Comparison Group based on assets, the 36th percentile based on revenues and the 55th percentile based on market capitalization.

Compensation Elements

We deliver executive compensation through a combination of base salary and performance-based compensation consisting of an annual cash bonus and stock- based, long-term incentive awards. We also provide benefits and modest perquisites.

Total direct compensation for a performance year consists of base salary, annual cash bonuses earned and long-term stock-based incentive awards granted to our named executive officers in February of each year with respect to their performance in the prior year.

Consistent with recent years, the Compensation Committee has determined that the allocation of compensation between performance-based annual cash bonus and stock-based long-term incentives should be somewhat more heavily weighted towards cash bonus as compared to our Compensation Comparison Group. The Compensation Committee believes that this allocation is appropriate in light of the fact that a higher percentage of the named executive officers’ total compensation (and total direct compensation) is performance-based as compared to the peer average and peer median of the Compensation Comparison Group. In particular, unlike a number of other companies in our Compensation Comparison Group, equity awards made to the named executive officers are all performance- based. In addition, a smaller portion of our compensation opportunity is delivered through non-performance-based pension benefits and perquisites. Awards of stock-based compensation are in the form of stock options and performance shares. Because our performance shares only vest if adjusted return on equity thresholds are met, and because options provide value only if our stock price appreciates, the Compensation Committee believes that such compensation is all performance-based; that is, the compensation awarded to our CEO and other named executive officers does not include awards, such as restricted stock, where compensation is earned solely due to the passage of time without regard to performance.

The following chart illustrates the mix of performance-based compensation to non-performance-based compensation of our CEO compared to the CEOs of our Compensation Comparison Group.

(1)	Travelers CEO Pay Mix reflects the pay mix of total direct compensation for the 2014 performance year, as reported in the Supplemental Table on page 53 of this Proxy Statement.

(2)

Peer Average CEO Pay Mix reflects the pay mix of total direct compensation for our Compensation Comparison Group for their 2013 performance year (the most recent year for which data was publicly available) and was calculated for the Compensation Committee by its independent compensation consultant. As part of that calculation, the independent compensation consultant annualized special non-recurring long-term incentive grants (for example, new hire, retention and promotion awards) to reflect an estimate of “per year” value.

COMPENSATION DISCUSSION AND ANALYSIS

Total Direct Compensation

The following table sets forth the composition of total direct compensation for the CEO and our other named executive officers for the 2014 performance year:

Compensation Element	Percentage of Total Direct Compensation of CEO	Percentage of Average Total Direct Compensation of Other NEOs
Current Base Salary	5.1%	11.3%
Performance-Based Annual Cash Bonus	38.5%	49.0%
Performance-Based Long-Term Stock Incentives	56.4%	39.7%

Base Salary

The Compensation Committee generally sets base salary for executive officers at a level that is intended to be on average at, or near, approximately the 50th percentile for equivalent positions in our Compensation Comparison Group. This positioning is targeted because, among other things, it helps us to attract and retain high-quality talent and enables us to grant the substantial majority of our named executive officers’ compensation in the form of variable performance-based compensation.

Individual salaries may range above or below the median based on a variety of factors, including the potential impact of the executive’s role at the Company, the terms of the executive’s employment agreement, if any, the experience the executive brings to the position and the performance and potential of the executive in his or her role. Base salaries are reviewed annually, and adjustments are made from time to time as the Compensation Committee deems appropriate to recognize performance, changes in duties and/or changes in the competitive marketplace.

Further, because salaries for executive officers are typically changed infrequently, at the time the

Compensation Committee increases the salaries of executives who have not received an increase in several years, such salaries on average may, initially and for a period of time following such increases, be higher than the 50th percentile of our Compensation Comparison Group indicated by the most recently available data on the basis that over time the average is expected to be at, or near, approximately the 50th percentile.

In February 2015, the Compensation Committee did not make any changes to the base salaries for the named executive officers. The Committee last changed base salaries for Mr. Benet, Mr. Heyman and Mr. Schnitzer in April 2013 and for Mr. MacLean in July 2012. The base salary for the CEO has remained unchanged since 2001. For 2014, the base salaries paid to named executives as a group were at approximately the 70th percentile of our Compensation Comparison Group (but only approximately 6.7% more than the median dollar amount) based on the most recently available data as provided by the independent compensation consultant. The CEO’s 2014 base salary of $1,000,000 was at approximately the 10th percentile of our Compensation Comparison Group.

Performance-Based Annual Cash Bonus

The named executive officers are eligible to earn performance-based annual cash bonuses under the Senior Executive Performance Plan, a plan approved by our shareholders in 2002. The annual bonuses are based upon the individual performance of each executive as well as that of the Company as a whole. These bonuses are intended to motivate and promote the achievement of our operating performance objectives and strategic initiatives that are important to our success, as well as individual contributions toward those ends.

COMPENSATION DISCUSSION AND ANALYSIS

In determining bonuses under the Plan, the Compensation Committee takes the following steps, as described in the various sections below:

1.

Determine maximum pool of bonuses that can be awarded under the Plan as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as described below under “Description of Senior Executive Performance Plan and Maximum Pool”; and

2.

Determine the extent to which the Committee should exercise “negative discretion” and award amounts less than maximum permitted under the Plan. In exercising this discretion and setting the amount of bonuses, the Committee:

	•	Considers multiple factors, using its business judgment, as described below under “Factors Considered in Awarding 2014 Bonuses”; and

•

Focuses on, among other things, the Company’s performance in respect of multiple financial metrics that were included as part of the 2014 financial plan, in particular targets relating to operating return on equity. This is described below under “2014 Financial Metrics, Including Operating Return on Equity Target”.

Description of Senior Executive Performance Plan and Maximum Pool

The Senior Executive Performance Plan is designed to comply with the “qualified performance-based compensation” requirements of Section 162(m) of the Internal Revenue Code so that the annual bonus payments to named executive officers could be fully tax deductible. The Senior Executive Performance Plan contains a multi-metric formula that was approved by shareholders and that is used to determine the maximum amount of the annual bonus pool. The formula in the Senior Executive Performance Plan provides generally that, if our return on equity (determined by dividing (1) “after-tax operating earnings”, as defined in the Senior Executive Performance Plan, by (2) total common shareholders’ equity as of the beginning of the fiscal year, adjusted to exclude net unrealized appreciation or depreciation of investments) is greater than 8%, then the pool available to pay as “qualified performance-based compensation” under Section 162(m) will equal 1.5% of our “after-tax operating earnings”.

Because the amount of our after-tax operating earnings can generate a larger bonus pool than necessary for awarding bonuses consistent with the Compensation Committee’s objectives, the Compensation Committee can exercise (and in the past has always exercised) its discretion to award less than the maximum amount that could have been awarded under the Plan as “qualified performance-based compensation”.

Performance-Year 2014 Bonuses Payable under the Senior Executive Performance Plan

As it has done in prior years, the Compensation Committee exercised its discretion to award less than the maximum amount that could have been awarded under the Plan as “qualified performance-based compensation”. As discussed below, the Compensation Committee awarded a total of $21.2 million in bonuses (being approximately 34% of the bonus pool under the Plan) to the named executive officers for the 2014 performance period.

Factors Considered in Awarding 2014 Bonuses

In determining the actual annual bonuses awarded, the Compensation Committee applied its business judgment and considered a number of factors, including:

•	Company, business segment and/or investment results relative to the various financial measures set forth in our 2014 business plan that was established and approved by the Board at the end of 2013;

•	the performance of the executive;

•	compensation market practices as reflected by the Compensation Comparison Group in the most recent publicly available data;

•

our performance relative to the companies in our Compensation Comparison Group along with other companies in the property and casualty industry, with a particular emphasis on operating return on equity; and

•	past awards to the executive.

COMPENSATION DISCUSSION AND ANALYSIS

In determining these bonuses, the Compensation Committee also considered additional qualitative factors, such as:

•	the strategic positioning of the Company and the applicable business unit;

•	the progress made on strategic initiatives, improving underlying underwriting profitability across the business segments and increasing the competitiveness of the Company’s personal auto business;

•	the effective management of expenses;

•	the effective management of risk;

•	the demonstration of leadership, teamwork and innovation; and

•	the extent of accomplishment of the applicable business unit’s business plan.

With regard to CEO performance, the Compensation Committee also considered his development of management depth and succession plans.

The achievement, or inability to achieve, any particular financial or operational measure in a given year neither guarantees nor precludes the payment of an award but is considered by the Compensation Committee as one of several factors in light of the other factors noted and any additional information available to it at the time, including market conditions in general. The Compensation Committee does not use a formula or assign any particular relative weighting to any performance measure. As discussed under “Use of Operating Return on Equity and Other Metrics” on page 35, the Compensation Committee believes that a formulaic approach to compensation is not appropriate in the property and casualty industry and is not an appropriate substitute for the Committee’s thorough deliberation and business judgment as it would not allow the Compensation Committee to assess the quality of the performance results and could result in negative unintended consequences. For example, a formulaic bonus plan tied to revenue growth (common metrics used in formulaic bonus plans) could create an incentive for management to relax the Company’s underwriting or investment standards to increase revenue and reported profit on a short-term basis, thereby driving higher short-term bonuses, but create excessive risk for shareholders over the longer term. This is of particular concern in the property casualty insurance industry due to the fact that the “cost of goods sold” (i.e., the amount of insured losses) is not known at the time of sale and develops over time, in some cases many years.

However, as discussed below, the Compensation Committee generally weighs financial performance measures (particularly operating return on equity) and comparable compensation information more heavily than other factors. In particular, when assessing results, the Compensation Committee considers the Company’s overall financial performance relative to prior years’ performance, the business plan and the performance of industry peers.

2014 Financial Metrics, Including Operating Return on Equity Target

In evaluating the foregoing factors, the Compensation Committee reviewed management’s progress in meeting a broad range of financial and operational metrics included in the 2014 financial plan approved by the Board in December 2013. Of the various financial metrics evaluated by the Compensation Committee, the Committee considered operating return on equity to be the most important metric in its evaluation of the Company’s performance, and it reviewed other metrics in light of their contribution to the Company’s return on equity goals.

Operating Return on Equity Target.  The Compensation Committee established in February 2014 specific targets for both: (1) operating return on equity; and (2) operating return on equity adjusted to exclude catastrophes and prior year reserve development related to asbestos and environmental coverages.

One of management’s important responsibilities is to produce an appropriate return on equity for our shareholders and to develop and execute financial and operational plans consistent with our financial goal of achieving a mid- teens operating return on equity over time. The Compensation Committee also recognizes, however, the historic cyclicality of our business and that there may be times when the operating return on equity achievable in a given year is greater than, or less than, a mid-teens level. The targeted returns for 2014 reflected the expectation that interest rates would remain at historically low levels during the next several years. In addition, in evaluating the appropriateness of the targets set for return on equity, the Compensation Committee considers our return on equity relative to the Compensation Comparison Group and to the U.S.

COMPENSATION DISCUSSION AND ANALYSIS

property and casualty industry generally and relative to our estimated cost of equity capital. This relationship to industry returns, over time, is described in the chart on page 31. As a result, when the Board approved our 2014 business plan, both management and the Board believed the plan to be reasonably difficult to achieve.

Notably, the Company’s financial plan—and thus its targets—does not include any planned reserve development, positive or negative. The Company’s actuarial estimates always reflect management’s best estimates of ultimate loss as of the relevant date. As a result, when developing financial plans, the Company does not budget for, or target, prior year reserve development. In 2014, this, along with the plan assuming catastrophes at normalized levels, contributed to having targets in the 2014 plan that were somewhat lower than 2013 actual results, which included some positive reserve development and benefitted from a relatively low level of catastrophes. Targets in the 2014 plan, however, were meaningfully higher than targets in the 2013 plan.

In particular, the 2014 financial plan targeted: (1) an operating return on equity of 12.3%; and (2) an operating return on equity, adjusted to exclude catastrophes and prior year reserve development related to asbestos and environmental coverages, of approximately 14.9%. The adjustments to operating return on equity for prior year reserve developments related to asbestos and environmental coverages were made because, to a significant degree, those items relate to policies that were written decades ago and, particularly in the case of asbestos, arise to a significant extent as a result of court decisions and other trends that have attempted to expand insurance coverage far beyond what we believe to be the intent of the original parties. Accordingly, the financial impact is largely beyond the control of current management.

For 2014, our results compared to our targets were as follows:

•	Our operating return on equity was 15.5%, which was significantly more than our target of 12.3%.

•

Our adjusted operating return on equity, excluding catastrophes and prior year reserve development related to asbestos and environmental coverages, was 18.1%, which was significantly more than our target of 14.9%.

Other Financial Metrics.  The Senior Executive Performance Plan is a multiple metric plan. In determining annual cash bonuses to be paid to the named executive officers, the Compensation Committee evaluates the Company’s performance with respect to not only operating return on equity, but also a broad range of other financial metrics including, among other things, operating income and operating income per share and other metrics that contribute to those amounts, such as written and earned premiums, investment income, insurance losses and expense management. No one of these other financial metrics was individually material to 2014 compensation decisions.

The relevant targets were consistent with the 2014 financial plan approved by the Board at the end of 2013 and, in general, the Company’s performance substantially exceeded those targets. The following table shows 2014 performance compared to a number of the 2014 performance metrics contained in the Company’s financial plan and to 2013 actual results.

For all metrics below, 2014 actual results were higher than target and prior year, other than operating return on equity, which was 15.5%, the same as in the prior year.
Metric	2014 Actual	2014 Target	2013 Actual
Operating Return on Equity	15.5%	12.3%	15.5%
Adjusted Operating Return on Equity	18.1%	14.9%	17.7%
Operating Income	$3.64B	$2.80B	$3.57B
Operating Income Per Share	$10.55	$7.97	$9.46

Reasons for Performance in Excess of Financial Targets.  The Compensation Committee believes that the Company’s performance in 2014, which was substantially in excess of applicable targets, reflected among other things:

•

solid underlying underwriting performance and improving profitability, including as the result of the Company’s strategic actions, beginning in 2010 and continuing through 2014, to improve that profitability;

•	catastrophe losses that were significantly below the historically high levels of a number of recent years and lower than amounts assumed in the 2014 financial plan;

COMPENSATION DISCUSSION AND ANALYSIS

•	favorable prior year reserve development not related to asbestos and environmental matters;

•	solid investment performance, especially in light of historically low interest rates; and

•	the favorable impact of the Company’s capital management, particularly its share repurchase program.

In addition, the Compensation Committee believes the results reflect superior performance relative to the U.S. property and casualty industry as a whole. In particular, the Company’s return on equity of 14.6% in 2014 meaningfully exceeded the average return on equity for domestic property and casualty insurance companies, of approximately 7%, as estimated by the Insurance Information Institute.

Amount of 2014 Annual Cash Bonuses

At its February 2015 meeting, the Compensation Committee considered the quantitative and qualitative factors described above and the substantial contributions made by the named executive officers in exceeding the 2014 targets described above. This included the strong absolute and relative performance described under “2014 Overview”, including strong total returns to shareholders over time. The Compensation Committee believed that all of the named executive officers individually performed at superior levels and contributed substantially to our results. The Compensation Committee also placed significant weight on the fact that the executive officers, including the named executive officers, were highly effective working as a team. The cash bonus for the CEO in particular recognizes his Company and industry leadership, strategic vision and oversight of the successful implementation of the long-term strategy, his ability to attract, retain and motivate a strong senior management team and, more broadly, his cultivation of an effective corporate culture that prioritizes a proper balance of risk and reward. The cash bonus amounts for the other named executive officers recognize their superior individual performances and the scope of their respective responsibilities, which, in several cases, had significantly increased in recent years.

In light of the foregoing, the Compensation Committee determined in its judgment to award a cash bonus of $7.5 million to the CEO, which was the same as that awarded in 2013. In addition, as set forth in more detail on page 53 under “Total Direct

Compensation for 2012-2014”, the Compensation Committee awarded an average cash bonus of $3.425 million to the other named executive officers. The bonuses for the other named executive officers were the same as 2013 except for an increase for one executive officer, who during the year assumed responsibility for the Business and International Insurance segment, the Company’s largest business segment. The relative positioning of 2014 compensation versus 2013 compensation and the related rationale are described in more detail under “2014 Overview”.

Given the Company’s superior performance, the bonuses were also intended to position total direct compensation for the CEO and the named executive officers as a group significantly above the median (in the top quartile) of the Compensation Comparison Group (based on 2013 compensation data, the most recent data publicly available).

Performance-Based Long-Term Stock Incentives

As described below, 2014 performance-based long-term compensation was awarded to the named executive officers in the form of stock options and performance shares. Our stock-based long-term incentive awards are designed to further our goals described under “Objectives of Our Executive Compensation Program”, including ensuring that our executive officers have a continuing stake in our long-term success and manage the business with a long-term risk-adjusted perspective.

At its February 2014 meeting, the Compensation Committee granted the CEO stock-based long-term incentive awards with a grant date fair value of $11 million in respect of his 2013 performance. At the same meeting, the Compensation Committee granted the named executive officers (other than the CEO) stock-based long-term incentive grants of 3.5 times the base salary for those officers in effect at the end of the year. The Compensation Committee set the amounts of such incentive grants in order to position the total direct compensation of the CEO and other named executive officers as a group at levels that were meaningfully higher than 2012 levels and the same or somewhat higher than 2009 levels (a year in which catastrophe losses and earnings were generally similar to 2013). Given the Company’s superior performance, these equity awards were also intended to position total direct compensation for the CEO and the named executive officers as a group significantly above the median (in the top quartile) of the Compensation Comparison Group.

COMPENSATION DISCUSSION AND ANALYSIS

At its February 2015 meeting, the Compensation Committee granted the CEO stock-based long-term incentive awards with a grant date fair value of $11 million. At the same meeting, the Compensation Committee granted the named executive officers (other than the CEO) stock-based long-term incentive awards ranging from $2.625 million to $3.2375 million. The awards for the named executive officers (other than the CEO) were 3.5 times the base salary for those officers in effect at the end of the year. The Compensation Committee set the amounts of such incentive grants in order to position the total direct compensation of the CEO and other named executive officers as a group at levels that were consistent with 2013 levels. Given the Company’s superior performance, these equity awards were also intended to position total direct compensation for the CEO and the named executive officers as a group significantly above the median (in the top quartile) of the Compensation Comparison Group (based on 2013 compensation data, the most recent data publicly available at the time of grant).

The ultimate value of stock-based long-term incentive awards at the time of vesting or, in the case of stock options, exercise may be greater than or less than the grant date fair value, depending upon our operating performance and changes in the value of our stock price. The grant date fair values of long-term incentive awards are computed in accordance with the accounting standards described in footnote (2) to the Summary Compensation Table on page 55.

The Compensation Committee, with advice from its independent compensation consultant, developed guidelines for the allocation of annual grants of equity compensation between performance shares and stock options. These allocations are intended to result in a mix of long-term incentives that is sufficiently performance-based and will result in: (1) a large component of total compensation being tied to the achievement of specific, multi-year operating performance objectives and changes in shareholder value (performance shares); and (2) an appropriate portion being tied solely to changes in shareholder value (options). Under the guidelines, the mix of long-term incentives for the named executive officers is approximately 60% performance shares and 40% stock options, based on the grant date fair value of the awards. The mix of long-term incentive compensation reflects the Compensation Committee’s judgment as to the appropriate balance of these incentives to achieve its objectives. While the aggregate grant date fair values of equity awards granted to named executive officers take into account both individual and Company performance, the mix of equity incentives does not. For details of the equity awards granted in calendar year 2014, refer to the “Tabular Executive Compensation Disclosure—Grants of Plan-Based Awards in 2014” on page 57.

Performance Shares

Under our program for granting performance shares, we may grant performance shares to certain of our employees who hold positions of vice president (or its equivalent) or above, including the named executive officers. These awards provide the recipient with the right to receive a variable number of shares of our common stock based upon our attainment of specified performance goals discussed below. The performance goals for performance share awards granted in 2014 and 2015 are based upon our attaining various adjusted returns on equity over three-year performance periods commencing January 1, 2014 and ending December 31, 2016 and commencing January 1, 2015 and ending December 31, 2017, respectively (in each case, “Performance Period Return on Equity”). Performance Period Return on Equity represents the average of the “Adjusted Return on Equity” for each of the three calendar years in the Performance Period Return on Equity. The “Adjusted Return on Equity” for each calendar year is determined by dividing “Adjusted Operating Income” by “Adjusted Shareholders’ Equity” for the year, as defined below.

“Adjusted Operating Income”, as defined in the Performance Share Awards Program, excludes the after-tax effects of:

•	specified losses from officially designated catastrophes,

•	asbestos and environmental reserve charges or releases,

•	net realized investment gains or losses in the fixed maturities and real estate portfolios,

•	extraordinary items, and

•

restructuring charges and the cumulative effect of accounting changes and federal income tax rate changes, each as defined by GAAP, and each as reported in our financial statements (including accompanying footnotes and in management’s discussion and analysis);

COMPENSATION DISCUSSION AND ANALYSIS

and is then reduced by the after-tax dollar amount for expected “normal” catastrophe losses. In the first year of the performance period, such expected “normal” catastrophe losses are represented by a fixed amount set forth in the terms of the performance shares ($654 million for 2014). In the two subsequent years of the performance period, such fixed amount for catastrophes is adjusted up or down by formula to reflect any increases or decreases, as the case may be, in written premiums in certain catastrophe- exposed commercial and personal lines.

“Adjusted Operating Income” is also reduced by an amount reflecting the historical level of credit losses (on an after-tax basis) associated with our fixed income investments. The Compensation Committee believes this reduction of “Adjusted Operating Income” is appropriate because credit losses in our fixed income portfolio are part of reported net income but not operating income and thus, absent making this reduction, would not be reflected in “Adjusted Operating Income”. Specifically, for performance share awards granted in February 2014 and February 2015, the annual reduction is determined by multiplying a fixed factor (expressed as 2.25 basis points) by the amortized cost of the fixed maturity investment portfolio at the beginning of each quarter during the relevant year in the performance period and adding such amounts (on an after-tax basis) for each year in the performance period.

“Adjusted Shareholders’ Equity” for each year in the performance period is defined in the Performance Share Awards Program as the sum of our total common shareholders’ equity, as reported on our balance sheet as of the beginning and end of the year (excluding net unrealized appreciation or depreciation of investments and adjusted as set forth in the immediately following sentence), divided by two. In calculating Adjusted Shareholders’ Equity, our total common shareholders’ equity as of the beginning and end of the year is adjusted to remove the cumulative after-tax impact of the following items during the performance period: (1) discontinued operations and (2) the adjustments and reductions made in calculating Adjusted Operating Income.

The Compensation Committee selected Performance Period Return on Equity as the performance measure in the Performance Share Plan because the Compensation Committee believes it is the best measure of return to shareholders and efficient use of capital over a multi-year period, as described further above under “Link Between Pay and Performance Over Time”.

The Compensation Committee seeks to establish the Performance Period Return on Equity standards such that 100% vesting requires a level of performance over the performance period that is expected to be in the top tier of the industry. In considering what would constitute such top tier performance over a future three-year period, the Compensation Committee considers recent and historical trends in operating return on equity of the United States property and casualty insurance industry, our Compensation Comparison Group and the Company, as well as current and expected underwriting and investment market conditions, our business plan and the Company’s cost of equity capital. For example, the Committee noted in respect of the performance shares granted in 2015 that the Performance Period Return on Equity of 10% that is required for 100% vesting would meaningfully exceed the average return on equity for the domestic property and casualty industry of approximately 7%, as estimated by the Insurance Information Institute for 2014, a year in which there were relatively low catastrophe levels. Accordingly, while the Compensation Committee decided not to implement a formulaic calculation based on relative performance, which it believed could result in over or under compensation, it did set the Performance Period Return on Equity standards after considering the level of historical and expected performance that would constitute superior returns. See the chart on page 31, which shows historical returns on equity for the Company and the United States property and casualty insurance industry. In addition, in establishing the Performance Period Return on Equity standards shown in the chart below, the Compensation Committee also considered our financial goal of achieving an operating return on equity in the mid-teens over time and that such an operating return on equity would, in its view, be reasonably difficult to achieve over the next three-year period. The Committee also considered that, because the Company’s actuarial estimates always reflect management’s best estimates of ultimate loss as of the relevant date, the Company’s future financial plans do not include any prior year reserve development, positive or negative.

For performance shares granted in 2014 and 2015, actual distributions are contingent upon our attaining Performance Period Return on Equity as indicated on the following chart. Performance falling between any of the identified points in the applicable chart below

COMPENSATION DISCUSSION AND ANALYSIS

will result in an interpolated vesting (for example, a Performance Period Return on Equity of 14% will yield a vesting of 115%).

Performance Shares Granted in 2014 and 2015 (as compared to Performance Shares Granted in 2013): Performance Period Return on Equity Standards

	Vesting Percentage	Performance Period Return on Equity for Performance Shares Granted in 2014 and 2015	Performance Period Return on Equity for Performance Shares Granted in 2013

Maximum	150%	>16.0%	N/A
	140%	15.5%	N/A
	130%	15.0%	>14.0%
	120%	14.5%	13.5%
	110%	13.5%	12.5%
	100%	10.0%	9.0%
	75%	8.5%	8.0%
Threshold	50%	8.0%	7.0%
	0%	<8.0%	<7.0%

The performance shares are a long-term incentive intended to align a significant portion of our executives’ compensation with return on equity objectives over time. The Compensation Committee from time to time makes adjustments to the Performance Period Return on Equity standards for a year’s awards when, at the time of grant, it determines that there have been significant changes in the returns that it expects should constitute top tier performance.

In 2014, the Compensation Committee made changes to the Performance Period Return on Equity standards to reflect changes in the operating environment and to better balance potential payouts and relative performance. In particular, the Committee decided that, due to the Company’s success in improving underwriting margins and the somewhat improved interest rate environment, it was appropriate to increase Performance Period Return on Equity requirements for vesting at various levels. At the same time, the Committee also determined that operating and investment conditions, including very low interest rates and the higher level of catastrophes experienced in a number of recent years, were likely to continue to impact industry-wide returns adversely in the near to medium term. Consequently, the Compensation Committee believed that returns that would qualify as top tier performance over the following several years would continue to be somewhat lower as compared to longer-term historical levels.

As a result of these factors, for the performance shares granted in 2014, the Compensation Committee balanced its decision to make it more difficult to achieve vesting at 130% and levels below, with an increase in the vesting maximum for exceptionally strong performance. Accordingly, as indicated in the chart above, for the performance shares granted in 2014, the Compensation Committee increased the Performance Period Return on Equity required for 130% or less vesting by 100 basis points for almost each vesting level (for example, shares vest at 100% if Performance Period Return on Equity is 10% instead of 9%). At the same time, the Compensation Committee increased the maximum vesting level from 130% to 150%. This is similar to the maximum vesting level contained in 2010 awards and is in line with or lower than maximum vesting levels in performance shares of a number of our peers. This limit is intended to be set at a level that incentivizes exceptionally strong performance in light of anticipated market conditions but does not unduly reward named executive officers in the event that market conditions turn out to be even more favorable than expected.

For performance shares granted in 2015, the Compensation Committee decided not to make additional changes to the Performance Period Return on Equity standards. This decision reflected the fact that, as in 2014, the Compensation Committee believes that returns that qualify as top tier performance over the next several years will continue to be somewhat lower than longer-term historical levels. As in 2014, the Compensation Committee noted in 2015 that:

•	interest rates were at or near historically low levels and, going forward, are expected to remain at very low levels for an extended period of time; and

•

the Performance Period Return on Equity required for 100% vesting significantly exceeds the average return on equity for the domestic property and casualty industry for each of the last seven years as estimated by the Insurance Information Institute; it also exceeds the Company’s estimated cost of capital.

In granting future awards, the Compensation Committee intends to continue to review Performance Period Return on Equity standards in light of the then current operating environment and will consider further adjustments if, among other reasons, investment yields increase to more normal levels by historical standards.

COMPENSATION DISCUSSION AND ANALYSIS

To support our recruitment and retention objectives and to encourage a long-term focus on our operations, the performance shares vest subject to the satisfaction of the requisite performance goals and the participant meeting certain service period criteria. The program does not provide for accelerated vesting due to a change in control of the Company. However, the program provides for accelerated vesting and/or waiver of service requirements in the event of death or disability or qualifying “retirement”, as defined in the awards. Further, the CEO is entitled, under his employment agreement, to accelerated vesting in the event of a voluntary termination for “good reason” or an involuntary termination without “cause” (as defined in his employment agreement). These provisions are described in more detail under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”.

New performance share cycles commence annually and overlap one another, helping to foster retention and reduce the impact of the volatility in compensation associated with changes in our annual return on equity performance. Dividend equivalent shares are paid only when and if performance shares vest and are paid, in shares, at the same vesting percentage as the underlying performance shares.

The Compensation Committee awarded the CEO $6.6 million in performance shares in February 2014 and $6.6 million in performance shares in February 2015. These grant date fair values were determined by multiplying the number of performance shares awarded, assuming 100% vesting, by the closing price of our common stock on the date of grant ($80.35 and $106.04 in 2014 and 2015, respectively). The Compensation Committee also awarded performance shares to each of the named executive officers (other than the CEO) with values ranging from approximately $1.6 million to $1.9 million in each of 2014 and 2015.

Stock Options

All stock options are granted with an exercise price equal to the closing price of the underlying shares on the date of grant. Our annual award of stock options generally vests 100% three years after the date of grant and has a maximum expiration date of ten years from the date of grant. The awards do not accelerate upon a change of control. Under the 2014 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders.

The Compensation Committee’s annual option award to the CEO had a grant date fair value of $4.4 million for the February 2014 award and $4.4 million for the February 2015 award. The Compensation Committee’s annual option awards to the other named executive officers had grant date fair values ranging from approximately $1.1 million to $1.3 million for each of the February 2014 and February 2015 awards.

Other Compensation

Pension Plans

The Company provides retirement benefits as part of a competitive pay package to retain its employees. Specifically, we currently offer all of our U.S. employees a tax-qualified defined benefit plan with a cash-balance formula, with some grandfathered participants accruing benefits under a final average pay formula. Also, a number of employees and executives participate or have accrued benefits in other pension plans which are frozen as to new participants and/or new accruals. Under the cash balance formula, each enrolled employee has a hypothetical account balance that grows with interest and pay credits each year.

In addition, we sponsor a non-qualified excess benefit retirement plan that covers all U.S. employees whose tax-qualified plan benefit is limited by the Internal Revenue Code with respect to the amount of compensation that can be taken into account under a tax-qualified plan. The non-qualified plan makes up for the benefits that cannot be provided by the qualified plan as a result of those Internal Revenue Code limits by using the same cash-balance pension formula that applies under the qualified plan. The purpose of this plan is to ensure that employees who receive retirement benefits only through the qualified cash balance plan and employees whose qualified plan benefit is limited by the Internal Revenue Code are treated substantially the same. The details of the existing plans are described more fully under “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Pension Benefits for 2014” on page 62 of this Proxy Statement.

Deferred Compensation

In the United States, we offer a tax-qualified 401(k) plan to all of our employees and a non-qualified

COMPENSATION DISCUSSION AND ANALYSIS

deferred compensation plan to employees who hold positions of vice president or above. Both plans are available to the named executive officers.

The non-qualified deferred compensation plan allows an eligible employee to defer receipt of a portion of his or her salary and/or annual bonus until a future date or dates elected by the employee. This plan provides an additional vehicle for employees to save for retirement on a tax deferred basis. The deferred compensation plan is not funded by us and does not provide preferential rates of return. Participants have only an unsecured contractual commitment by us to pay amounts owed under that plan.

For further details, see “Tabular Executive Compensation Disclosure—Post-Employment Compensation—Non-Qualified Deferred Compensation for 2014” on page 65 of this Proxy Statement.

Other Benefits

We also provide specified other benefits described below to our named executive officers, which are not tied to any performance criteria. Rather, these benefits are intended to support objectives related to the attraction and retention of highly skilled executives and to ensure that they remain appropriately focused on their job responsibilities without unnecessary distraction.

Personal Security

We have established a security policy in response to a study prepared by an outside consultant that analyzed security risks to our CEO based on a number of factors, including travel patterns and past security threats. This security policy is periodically reviewed by an outside security consultant. Under this security policy, a Company car and driver or other ground transportation arrangements are provided to the CEO for business and some personal travel. The methodologies that we use to value the personal use of a dedicated Company car and driver and other ground transportation arrangements as a perquisite are described in footnote (6) to the Summary Compensation Table. In 2014, the total incremental cost for personal use of a Company car and driver and other ground transportation provided to the CEO pursuant to our security policy was $59,388.

The security policy also requires that the CEO use our aircraft for all business and personal air travel. The

CEO reimburses us for all personal travel on our aircraft in an amount equal to the lesser of (1) the maximum amount legally payable under FAA regulations and (2) the incremental cost to us for each such flight.

Our CEO is responsible for all taxes due on any income imputed to him in connection with his personal use of Company-provided transportation.

In addition, under the security policy described above, we provide our CEO with additional home security enhancements and other protections. The methodology that we use to value the incremental costs of providing additional home security enhancements and other protections to the CEO is the actual cost to us relating to the installation of home security and other equipment and the incremental cost to us with respect to monitoring and other related expenses. In 2014, the total incremental cost of the additional home security enhancements and other protections for our CEO was $8,877.

Other Transportation on Company Aircraft

We also on occasion provide transportation on Company aircraft for spouses or other family members of the named executive officers who accompany the named executive officers on trips related to our business, although such spousal or other family member travel, under SEC rules, may not always be considered to be directly and integrally related to our business. Consistent with past practice, however, we reimburse the named executive officers for any tax liabilities incurred with respect to travel by family members only if such travel is considered directly and integrally related to business. In 2014, there was no incremental cost to us associated with spousal and other family travel on Company aircraft that was not directly and integrally related to business.

Health Benefits; Treatment of Higher Paid and Lower Paid Employees

We subsidize health benefits more heavily for lower paid employees as compared to higher paid employees, such as the named executive officers. Accordingly, our higher paid employees pay a significantly higher percentage of the cost of their health benefits than our lower paid employees.

COMPENSATION DISCUSSION AND ANALYSIS

Severance and Change in Control Agreements

The Compensation Committee believes that severance and, in certain circumstances, change in control arrangements are necessary to attract and retain the talent necessary for our long-term success. The Compensation Committee believes that our severance programs allow our executives to focus on duties at hand and provide security should their employment be terminated as a result of an involuntary termination without cause or a constructive discharge. Currently, all of our senior executives (other than the CEO) are covered by our severance plan.

Each of the named executive officers, other than the CEO, has entered into an agreement with us pursuant to which the named executive officer is granted enhanced severance benefits in exchange for agreeing to non-solicitation and non-disclosure provisions. Under the terms of such agreements, these named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than cause or if they are asked to take a substantial demotion. The terms of these agreements are described more fully under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Non-Solicitation and Non-Disclosure Agreements”.

The CEO’s employment agreement, discussed at greater length below under “Tabular Executive Compensation Disclosure—Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, contains severance benefits that are triggered under some circumstances, including some circumstances related to a change in control of the Company. The Compensation Committee believes that these arrangements are appropriate and consistent with similar provisions agreed to by members of our Compensation Comparison Group and their chief executive officers.

Non-Competition Agreements

All members of our Management Committee, including the named executive officers, have signed non-competition agreements.

The agreements provide that, upon an executive’s termination of employment, we may elect to impose a six-month non-competition obligation upon the executive that would preclude the executive, subject to limited exceptions, from (1) performing services for or having any ownership interest in any entity or business unit that is primarily engaged in the property and casualty insurance business or (2) otherwise engaging in the property and casualty insurance business. This restriction will apply in the United States and any other country where we are physically present and engaged in the property and casualty insurance business as of the executive’s termination date.

If we elect to enforce the non-competition terms, and the executive complies with all of the obligations under the agreement, then the executive will be entitled to:

•  receive a lump sum payment at the end of the six-month restricted period equal to the sum of (1) six months base salary plus (2) 50% of the executive’s average annual bonus for the prior two years plus (3) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years; and

•  reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-competition period or payment of an equivalent amount, payable at the end of the six-month restricted period.

Stock Ownership Guidelines, Anti-Hedging and Pledging Policies, and Other Trading Restrictions

We maintain an executive stock ownership policy pursuant to which executives are expected to accumulate and retain specified levels of ownership of our equity securities until termination of employment, so as to further align the interests of management and shareholders. The Compensation Committee developed this policy based in part on an analysis of policies instituted at our peer competitors. Under the policy, the CEO has a target ownership level established as the lesser of 150,000 shares or the

COMPENSATION DISCUSSION AND ANALYSIS

equivalent value of 500% of base salary. Vice chairmen and executive vice presidents have target ownership levels established as the lesser of 30,000 shares or the equivalent value of 300% of base salary, and senior vice presidents have target ownership levels established as the lesser of 5,000 shares or the equivalent value of 100% of base salary. Executives who have not achieved these levels of stock ownership are expected to retain the shares acquired upon exercising stock options or upon the vesting of restricted stock, restricted stock units or performance shares (other than shares used to pay the exercise price of options and withholding taxes) until the requirements are met.

The stock ownership levels of all persons subject to this policy are calculated on a quarterly basis. In determining an executive’s share ownership level, the following are included:

•  100% of shares held directly by the executive;

•  100% of shares held indirectly through our 401(k) plan or deferred compensation plan;

•  50% of unvested performance shares (assuming 100% of the performance shares will vest); and

•  a number of shares with a market value equal to 50% of any unrealized appreciation in stock options, whether vested or unvested.

As of December 31, 2014, each named executive officer had achieved a stock ownership level in excess of the applicable level set forth above.

We have a securities trading policy that sets forth guidelines and restrictions applicable to employees’ and directors’ transactions involving our stock. Among other things, this policy prohibits our employees and directors from engaging in short-term or speculative transactions involving our stock, including purchasing our stock on margin, short sales of our stock (that is, selling stock that is not owned and borrowing shares to make delivery), buying or selling puts, calls or other derivatives related to our stock and arbitrage trading or day trading of our stock. Directors and executive officers are not allowed to pledge Company stock without the consent of the Company, and no shares beneficially owned by them are pledged.

Recapture/Forfeiture Provisions

Our Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to members of our Management Committee or other Section 16 officers after February 1, 2010 when the Compensation Committee has determined that all of the following factors are present: (1) the award and/or payout of our award was predicated upon the achievement of financial results that were subsequently the subject of a restatement, (2) the employee engaged in fraud or willful misconduct that was a significant contributing factor in causing the restatement and (3) a lower award and/or payout of our award would have been made to the employee based upon the restated financial results.

Incentive compensation will be granted subject to the policy that, in each such instance described above, the Company will, to the extent permitted by applicable law and subject to the discretion and approval of the Compensation Committee, taking into account such facts and circumstances as it deems appropriate, including the costs and benefits of doing so, seek to recover the employee’s cash incentive bonus award and/or equity-based incentive compensation paid or issued to the employee in excess of the amount that would have been paid or issued based on the restated financial results. If the Compensation Committee determines, however, that, after recovery of an excess amount from an employee, the employee is nonetheless unjustly enriched, it may seek recovery of more than such excess amount up to the entire amount of the bonus or other incentive compensation.

In addition, under the terms of our executive performance share and stock option award agreements, in the event that the employment of an executive, including the named executive officers, is terminated for gross misconduct or for cause, as determined by the Compensation Committee, all outstanding vested and unvested awards are cancelled upon his or her termination.

Further, in connection with equity awards, the named executive officers and other recipients of equity awards are parties to an agreement that provides for the forfeiture of unexercised or unvested awards and the recapture by us of any compensatory value, including any amount included as compensation in his or her taxable income, that the former executive received or realized by way of payment, exercise or vesting during the period beginning 12 months prior to the date of termination of employment with us, and

COMPENSATION DISCUSSION AND ANALYSIS

ending 12 months after the date of the termination of employment with us, if during the 12-month period following his or her termination, the executive:

(1)     fails to keep all confidential information strictly confidential;

(2)     uses confidential information to solicit or encourage any person or entity that is a client, customer, policyholder, vendor, consultant or agent of ours to discontinue business with us after accepting a position with a direct competitor;

(3)     is directly and personally involved in the negotiation or solicitation of the transfer of business away from us; or

(4)     solicits, hires or otherwise attempts to affect the employment of any person employed by us at any time during the last three months of the executive’s employment or thereafter, without our consent.

Timing and Pricing of Equity Grants

The Compensation Committee typically makes annual awards of equity at its meeting held in early February, which is set in advance as part of the Board’s annual calendar of scheduled meetings. The Compensation Committee has in the past, and may in the future, make limited grants of equity on other dates in order to retain key employees, to compensate an employee in connection with a promotion or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join us. Under our Governance Guidelines, the Compensation Committee may make off-cycle equity grants only on previously determined dates in each calendar month, which will be either (1) the date of a regularly scheduled Board or Compensation Committee meeting, (2) the 15th day of the calendar month (or if the 15th is not a business day, the business day immediately preceding the 15th) or (3) in the case of grants in connection with new hires and/or promotions, on, or within 15 days of, the first day of employment or other personnel change. The grant date of equity grants to executives is the date of Compensation Committee approval. As discussed above, the exercise price of option grants is the closing market price of our common stock on the date of grant.

As discussed under “Board of Directors Information—Compensation Committee” on page 11, the Compensation Committee has delegated to the CEO, subject to the prior written consent of our Executive Vice President and General Counsel, the authority to make limited “off-cycle” grants to employees who are not Committee Approved Officers on pre-established grant dates, as determined by the Compensation Committee. For these grants, as discussed above, the grant date is the date of such approval, and the exercise price of all stock options is the closing market price of our common stock on the date of grant.

Under the 2014 Stock Incentive Plan, stock options cannot be “repriced” unless such repricing is approved by our shareholders. See “Governance of Your Company—Dating and Pricing of Equity Grants” on page 19 of this Proxy Statement.

We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law. We do not have a program, plan or practice to time our equity grants in coordination with the release of material, non-public information.

2014 Shareholder Advisory Vote on Executive Compensation

The Compensation Committee reviewed the results of the shareholder advisory vote on executive compensation taken at the Company’s 2014 Annual Meeting of Shareholders. Over 80% of the shares voting “FOR” or “AGAINST” at the meeting voted in favor of the compensation paid to our named executive officers. The Compensation Committee has considered and discussed the results of the vote. In addition, management has had numerous conversations with investors about compensation and governance practices, and management has reported on those conversations to the Compensation Committee. Specifically, during 2014, management reached out to the Company’s largest shareholders and received feedback from beneficial owners of shares aggregating in excess of 35% of the Company’s outstanding shares. After considering the voting results from 2014, as well as management’s conversations with investors, the Compensation Committee concluded that the Company’s executive

COMPENSATION DISCUSSION AND ANALYSIS

compensation programs are performing as intended and determined, based on the advice of its independent compensation consultant, not to make changes to the core structure of the Company’s executive compensation programs.

Based in part on investor input, in 2014 the Compensation Committee considered and raised the Return on Equity thresholds for vesting of performance shares as described on page 47. Additionally, in consultation with our Compensation Committee, in March 2014 our CEO voluntarily agreed to permanently relinquish his previously negotiated contractual rights to receive (1) annual equity grants with a minimum value of $6.25 million and (2) potential “gross up” payments on any excise taxes that may be imposed for “excess parachute payments” under Section 4999 of the Internal Revenue Code. Finally, as a result of conversations with investors following last year’s proxy season, the Committee has enhanced the disclosure in this year’s CD&A by, among other things, including additional charts describing Company performance and its relationship to compensation.

Total Direct Compensation for 2012-2014 (Supplemental Table)

The following table shows the base salary rate in effect at the end of each of the last three years as well as annual cash bonuses paid and equity awards granted to our named executive officers in February in respect of the immediately preceding performance year.

Name	Salary ($)	Bonus ($)	Equity Awards ($)	Total ($)	Change from Prior Year (%)

J.S. Fishman
2014	1,000,000	7,500,000	11,000,000	19,500,000	0
2013	1,000,000	7,500,000	11,000,000	19,500,000	18
2012	1,000,000	6,500,000	9,000,000	16,500,000	27

J.S. Benet
2014	750,000	3,200,000	2,625,000	6,575,000	0
2013	750,000	3,200,000	2,625,000	6,575,000	18
2012	700,000	2,600,000	2,275,000	5,575,000	19

B.W. MacLean
2014	925,000	4,000,000	3,237,500	8,162,500	0
2013	925,000	4,000,000	3,237,500	8,162,500	10
2012	925,000	3,500,000	3,006,250	7,431,250	33

W.H. Heyman
2014	750,000	3,500,000	2,625,000	6,875,000	0
2013	750,000	3,500,000	2,625,000	6,875,000	13
2012	700,000	3,100,000	2,275,000	6,075,000	22

A.D. Schnitzer
2014	750,000	3,000,000	2,625,000	6,375,000	3
2013	750,000	2,800,000	2,625,000	6,175,000	15
2012	700,000	2,400,000	2,275,000	5,375,000	18

This supplemental information has been included to provide investors with additional compensation information for the last three performance years. As part of reaching its compensation decisions for a performance year, the Compensation Committee refers to this data. Accordingly, this supplemental information will enable investors to better understand the actions of the Compensation Committee with respect to total direct compensation for a performance year. However, this supplemental information is not intended to be a substitute for the information provided in the Summary Compensation Table on page 55, which has been prepared in accordance with the SEC’s disclosure rules.

Differences Between this Supplemental Table and the Summary Compensation Table

The information contained in this Supplemental Table differs substantially from the total direct compensation information contained in the Summary Compensation Table for the relevant year because the stock awards and option awards columns for a particular year in the Summary Compensation Table on page 55 report awards actually granted in that calendar year (not equity awards granted in respect of that performance year). For example, for 2014, the Summary Compensation Table on page 55 includes awards made in February 2014 in respect of the 2013 performance year, but does not include awards made in February 2015 in respect of the 2014 performance year. On the other hand, the “2014” rows in the Supplemental Table presented above include equity grants made in February 2015 in respect of the 2014 performance year and not the equity grants made in February 2014 in respect of the 2013 performance year.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed the foregoing Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Donald J. Shepard (Chair)

Kenneth M. Duberstein

Cleve L. Killingsworth Jr.

Laurie J. Thomsen

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our Chairman and Chief Executive Officer, our Vice Chairman and Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities at December 31, 2014. We refer to these individuals collectively as the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Jay S. Fishman	2014	1,000,000	0	6,600,029	4,400,878	7,500,000	848,456	86,018	20,435,381
Chairman and	2013	1,000,000	0	5,400,030	3,600,701	7,500,000	481,256	106,007	18,087,994
Chief Executive Officer	2012	1,000,000	0	4,499,975	3,000,516	6,500,000	623,455	105,605	15,729,551

Jay S. Benet	2014	750,000	0	1,575,021	1,050,206	3,200,000	399,713	10,392	6,985,332
Vice Chairman and	2013	737,739	0	1,364,971	910,184	3,200,000	220,885	10,923	6,444,702
Chief Financial Officer	2012	700,000	0	1,199,997	800,134	2,600,000	305,581	5,479	5,611,191

Brian W. MacLean	2014	925,000	0	1,942,461	1,295,263	4,000,000	511,741	10,622	8,685,087
President and Chief	2013	925,000	0	1,803,759	1,202,729	4,000,000	263,303	12,588	8,207,379
Operating Officer	2012	887,500	0	1,350,005	900,157	3,500,000	384,409	9,072	7,031,143

William H. Heyman	2014	750,000	0	1,575,021	1,050,206	3,500,000	341,172	6,000	7,222,399
Vice Chairman and	2013	737,739	0	1,364,971	910,184	3,500,000	304,719	6,000	6,823,613
Chief Investment Officer	2012	700,000	0	1,199,997	800,134	3,100,000	259,673	5,000	6,064,804

Alan D. Schnitzer	2014	750,000	0	1,575,021	1,050,206	3,000,000	248,155	6,000	6,629,382
Vice Chairman and	2013	737,739	0	1,364,971	910,184	2,800,000	66,134	27,561	5,906,589
Chief Executive Officer	2012	700,000	0	1,199,997	800,134	2,400,000	161,166	5,000	5,266,297
Business and International Insurance

(1)                                  Bonuses paid under the Company’s Senior Executive Performance Plan are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)                                  The dollar amounts represent the aggregate grant date fair value of performance shares granted during each of the years presented. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2014, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded. Assuming the highest level of performance is achieved (which would result in the vesting of 130% of performance shares granted in 2012 and 2013 and 150% of performance shares granted in 2014), the aggregate grant date fair value of the stock awards set forth in the table above would be:

	2012 ($)	2013 ($)	2014 ($)

Jay S. Fishman	5,849,980	7,020,063	9,900,084
Jay S. Benet	1,559,991	1,774,501	2,362,531
Brian W. MacLean	1,754,982	2,344,871	2,913,732
William H. Heyman	1,559,991	1,774,501	2,362,531
Alan D. Schnitzer	1,559,991	1,774,501	2,362,531

The dividend equivalents attributable to performance shares are deemed “reinvested” in additional performance shares and will only be distributed upon the vesting, if any, of the performance shares in accordance with the performance share award terms. In accordance with the SEC’s rules, dividend equivalents are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

For a discussion of specific stock awards granted during 2014, see “Grants of Plan-Based Awards in 2014” below and the narrative discussion that follows.

(3)               The dollar amounts represent the aggregate grant date fair value of stock option awards granted during each of the years presented. The grant date fair value of an option award is measured in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2014, without taking into account estimated forfeitures. For a discussion of specific stock option awards granted during 2014, see “Grants of Plan-Based Awards in 2014” below and the narrative discussion that follows.

(4)               Reflects incentive compensation paid under the Company’s Senior Executive Performance Plan in 2015 for performance year 2014, incentive compensation paid in 2014 for performance year 2013 and incentive compensation paid in 2013 for performance year 2012, respectively. For a discussion of the Company’s Senior Executive Performance Plan, see “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Annual Cash Bonus”.

(5)               These amounts represent the aggregate change in actuarial present value of accumulated pension benefits for each of the years presented, using the same pension plan measurement date used for financial statement reporting purposes. We do not provide any of our executives with any above-market or preferential earnings on non-qualified deferred compensation.

(6)               For 2014, “All Other Compensation” for Mr. Fishman includes $59,388 for personal use of a Company car and driver and other ground transportation arrangements, calculated as described below; and $8,877 of personal security expenses incurred on his behalf pursuant to the Company’s executive security program.

Pursuant to our security policy, we provide a car and driver or other ground transportation arrangements to Mr. Fishman for business and some personal travel. In 2014, we calculated the incremental cost to us of the personal use of a dedicated Company car and driver (including commuting and business travel not considered directly and integrally related to the performance of his duties) (a) as a percentage of costs relating to the car, including, among other items, depreciation, fuel, parking and insurance; and (b) incremental costs for employee and contract drivers. That percentage is based on the portion of car use that relates to personal travel. Compensation and benefits for the employee drivers, other than overtime charges, if any, are not included in the calculation of incremental cost because they are members of our security staff and, consistent with our executive security policy, we would have otherwise incurred such costs for business purposes, whether or not the car and driver were available to Mr. Fishman for personal travel. The incremental costs of personal trips using other ground transportation arrangements, such as car services, are valued at the actual incremental cost to us.

We require that Mr. Fishman use Company aircraft for business and personal travel. Mr. Fishman is required to reimburse the Company for all personal travel on Company aircraft in an amount equal to the lesser of (a) the maximum amount legally payable under FAA regulations and (b) the incremental cost to the Company for each such flight. Mr. Fishman fully reimbursed the Company for the incremental cost of all personal travel on the Company aircraft in 2014.

For information about these perquisites, see “Compensation Discussion and Analysis—Other Compensation—Other Benefits”.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Grants of Plan-Based Awards in 2014

The following table provides information on stock options and performance shares granted in 2014 to each of our named executive officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date		Target ($)(3)	Threshold (#)	Target (#)	Maximum (#)	Options (#)	Awards ($/Sh)	Option Awards ($)(4)

J.S. Fishman	2/04/2014	(1)		41,071	82,141	123,212			6,600,029
	2/04/2014	(2)					255,532	80.35	4,400,878
			N/A
J.S. Benet	2/04/2014	(1)		9,801	19,602	29,403			1,575,021
	2/04/2014	(2)					60,979	80.35	1,050,206
			N/A
B.W. MacLean	2/04/2014	(1)		12,088	24,175	36,263			1,942,461
	2/04/2014	(2)					75,208	80.35	1,295,263
			N/A
W.H. Heyman	2/04/2014	(1)		9,801	19,602	29,403			1,575,021
	2/04/2014	(2)					60,979	80.35	1,050,206
			N/A
A.D. Schnitzer	2/04/2014	(1)		9,801	19,602	29,403			1,575,021
	2/04/2014	(2)					60,979	80.35	1,050,206
			N/A

(1)               Represents performance share awards granted as part of the annual long-term equity grant with respect to performance year 2013. All performance share awards were granted under the Company’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Stock Incentive Plan”).

Performance shares represent the right to earn shares of our common stock based on our attainment of specified performance goals, as described above under “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Long-Term Stock Incentives—Performance Shares”. As described in more detail in that section, for awards granted in 2014, if our return on equity (as defined in the award agreement) over the three-year performance period meets the minimum threshold of 8%, then 50% of the number of performance shares awarded and accumulated dividend equivalents will vest. If our return on equity over the three-year performance period is 10%, then 100% of the number of shares awarded and accumulated dividend equivalents will vest. If our return on equity over the three-year performance period equals or exceeds 16%, then a maximum of 150% of the number of shares awarded and accumulated dividend equivalents will vest. The estimated future payouts of performance shares in the table above do not include additional shares that may be allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares, but the value of such additional shares is factored into the grant date fair values of the performance shares in the table above.

(2)               Represents stock option awards granted as part of the annual long-term equity grant with respect to performance year 2013. All option awards were granted under the Company’s 2004 Stock Incentive Plan.

(3)               Our annual Senior Executive Performance Plan does not include thresholds, targets or maximums that are determinable at the beginning of the performance year. For additional information on our Senior Executive Performance Plan, see “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Annual Cash Bonus” above. The actual cash bonuses paid to our named executive officers under our Senior Executive Performance Plan are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(4)               Amount represents the grant date fair value of stock and option awards measured in accordance with the guidance in FASB ASC Topic 718, utilizing the assumptions discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2014, without taking into account estimated forfeitures. With respect to the performance shares, the estimate of the grant date fair value determined in accordance with FASB ASC Topic 718 assumes the vesting of 100% of the performance shares awarded.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Narrative Supplement to Summary Compensation Table and Grants of Plan-Based Awards in 2014 Table

Mr. Fishman’s Employment Agreement

Effective April 1, 2004, Mr. Fishman entered into an employment agreement with us for an initial five-year term. That agreement was subsequently amended as of November 5, 2004, as of December 13, 2006 and as of December 19, 2008. Commencing on the fourth anniversary of the effective date, and on each anniversary thereafter, the agreement’s term automatically renews for an additional one-year period, as long as neither we nor Mr. Fishman provides written notice requesting that the agreement not be so extended at least 30 days prior to the agreement’s renewal date. The agreement provides that Mr. Fishman serve as Chief Executive Officer and Chairman of the Company.

Pursuant to this agreement, Mr. Fishman is entitled to receive a base annual salary of $1 million, and he is eligible to receive an annual bonus. Mr. Fishman also was entitled to receive an annual long-term incentive grant, consisting of stock options, restricted stock, other equity-based awards or a combination thereof, in an amount with a valuation upon the date of grant equal to not less than $6.25 million. In March 2014, Mr. Fishman voluntarily agreed to permanently relinquish his right to receive annual equity grants with a minimum value of $6.25 million. Accordingly, for future years, the size of Mr. Fishman’s annual equity grants will be solely as determined by the Compensation Committee in its discretion. Under the terms of the agreement (as amended to date), each long-term incentive grant that Mr. Fishman receives is to be subject to vesting in equal annual installments over a four-year period and is to provide for full vesting on an accelerated basis in the event of earlier termination of employment for specified reasons, including termination of employment by us without “Cause” or by Mr. Fishman’s resignation for “Good Reason” (each as defined in the employment agreement and discussed under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement” below) or termination of employment by reason of his death or “disability” (as defined in the agreement). With respect to all of his equity awards that remain outstanding other than the performance share grant that Mr. Fishman received in 2015, Mr. Fishman waived the four-year pro-rata vesting schedule provided for in his employment agreement in exchange for vesting of those equity awards on terms consistent with the awards of the other executives of the Company. Mr. Fishman’s 2015 performance share grant is subject to regular performance thresholds over a three-year performance period, but the service vesting component of Mr. Fishman’s 2015 performance share grant will be satisfied on a pro-rata basis over four years, as contemplated by Mr. Fishman’s employment agreement.

Mr. Fishman’s employment agreement provides that he will be required for security purposes to use our corporate aircraft for all business and personal travel. See the detailed discussion regarding Mr. Fishman’s use of the corporate aircraft on page 49 in the “Compensation Discussion and Analysis—Other Compensation—Other Benefits—Personal Security” section.

As described more fully in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control—Summary of Key Agreements—Mr. Fishman’s Employment Agreement”, if Mr. Fishman’s employment is terminated by us without “Cause” or he resigns for “Good Reason” (each as defined in the agreement), or his employment is terminated by reason of his death or “disability” (as defined in the agreement), Mr. Fishman would become entitled to receive specified additional benefits.

In addition, Mr. Fishman has entered into a Non-Competition Agreement as described more fully in “Compensation Discussion and Analysis—Non-Competition Agreements”.

Terms of Equity-Based Awards

Vesting Schedule

Unless otherwise provided in the footnote disclosure to the “Outstanding Equity Awards at December 31, 2014” table, option awards vest in full three years after the date of grant. Performance shares reflected in the tables, and accumulated dividend equivalents thereon, vest at the end of a three-year performance period, if and to the extent performance goals are attained, as more fully described above in “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Long-Term Stock Incentives—Performance Shares”.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Forfeiture and Post-Employment Treatment

Unvested shares underlying option and performance share awards are generally forfeited upon termination of employment except in specific cases (death, disability and retirement) in which different treatment is afforded (see footnote 3 to the Potential Payments upon Termination of Employment or Change in Control table on page 68 for a discussion regarding such treatment).

Option Exercise Price

Options granted under the Company’s stock plans have an exercise price equal to the closing price on the NYSE of our common stock on the date of grant.

Dividends

Dividend equivalents attributable to performance shares are deemed “reinvested” in additional performance shares. The additional shares allocated to recipients of performance shares as a result of the phantom reinvestment of dividend equivalents on unvested performance shares will only be distributed upon the vesting, if any, of such performance shares in accordance with the performance share award terms.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Outstanding Equity Awards at December 31, 2014

The following table provides information with respect to the option awards and stock awards held by the named executive officers at December 31, 2014.

	Option Awards						Stock Awards
Name	Option Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

J.S. Fishman	2/06/2007	203,276		0	52.76	2/06/2017
	2/05/2008	313,984		0	47.23	2/05/2018
	2/03/2009	263,711		0	39.19	2/03/2019
	2/02/2010	367,260		0	51.09	2/02/2020
	2/01/2011	278,301		0	56.81	2/01/2021
	2/07/2012	0		248,356	59.74	2/07/2022
	2/05/2013	0		210,642	78.65	2/05/2023
							2/05/2013	93,438	9,890,418
	2/04/2014	0		255,532	80.35	2/04/2024
							2/04/2014	126,041	13,341,485

J.S. Benet	2/03/2009	82,278		0	39.19	2/03/2019
	2/02/2010	75,121		0	51.09	2/02/2020
	2/01/2011	69,575		0	56.81	2/01/2021
	2/07/2012	0		66,228	59.74	2/07/2022
	2/05/2013	0		53,246	78.65	2/05/2023
							2/05/2013	23,618	2,500,010
	2/04/2014	0		60,979	80.35	2/04/2024
							2/04/2014	30,078	3,183,791

B.W. MacLean	2/06/2006	3,600		0	44.79	2/06/2016
	2/06/2007	78,507		0	52.76	2/06/2017
	2/05/2008	87,916		0	47.23	2/05/2018
	2/03/2009	88,607		0	39.19	2/03/2019
	2/02/2010	83,468		0	51.09	2/02/2020
	2/01/2011	77,306		0	56.81	2/01/2021
	2/07/2012	0		74,507	59.74	2/07/2022
	2/05/2013	0		70,360	78.65	2/05/2023
							2/05/2013	31,211	3,303,673
	2/04/2014	0		75,208	80.35	2/04/2024
							2/04/2014	37,095	3,926,546

W.H. Heyman	2/01/2011	58,348		0	56.81	2/01/2021
	2/07/2012	0		66,228	59.74	2/07/2022
	2/05/2013	0		53,246	78.65	2/05/2023
							2/05/2013	23,618	2,500,010
	2/04/2014	0		60,979	80.35	2/04/2024
							2/04/2014	30,078	3,183,791

A.D. Schnitzer	4/23/2007	121,560	(4)	0	53.82	4/23/2017
	2/05/2008	81,636		0	47.23	2/05/2018
	2/02/2010	75,121		0	51.09	2/02/2020
	2/01/2011	69,575		0	56.81	2/01/2021
	2/07/2012	0		66,228	59.74	2/07/2022
	2/05/2013	0		53,246	78.65	2/05/2023
							2/05/2013	23,618	2,500,010
	2/04/2014	0		60,979	80.35	2/04/2024
							2/04/2014	30,078	3,183,791

(1)               Unless specified otherwise, options are exercisable 100% on the third anniversary of the option award grant date.

(2)               The number of shares reflected for each of the named executive officers represents the sum of (a) the maximum number of performance shares and (b) the additional shares that have been allocated to the named executive officer through December 31, 2014 as a result of the phantom reinvestment of dividend equivalents on the maximum number of performance shares. We have reflected the maximum number of performance shares for each named executive officer because (a) results for 2013 and 2014, the first and second year of the three-year performance period for the February 5, 2013 award, were above target, and (b) results for 2014, the first year of the three-year performance

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

period for the February 4, 2014 awards were also above target. The actual numbers of shares that will be distributed with respect to the 2013 and 2014 awards are not yet determinable. The awards granted on February 5, 2013 vest in proportion to actual performance over the three-year performance period ending on December 31, 2015 and the awards granted on February 4, 2014 vest in proportion to actual performance over the three-year performance period ending on December 31, 2016. For purposes of this column, fractional shares have been rounded to the nearest whole share. See the description of performance shares in the “Compensation Discussion and Analysis—Total Direct Compensation—Performance-Based Long-Term Stock Incentives—Performance Shares” section.

(3)                     The market value is based on the closing price on the NYSE of our common stock on December 31, 2014 ($105.85) multiplied by the number of outstanding shares.

(4)                     Represents options granted to Mr. Schnitzer in connection with his commencement of employment with the Company. All of these options became exercisable on the fourth anniversary of the option grant date. Mr. Schnitzer’s option award provides that in the event of his termination of employment by us without “Cause” or his resignation for “Good Reason” (each as defined under his employment agreement), the vested portion of Mr. Schnitzer’s option award will remain exercisable for the earlier of (a) one year following of the date of such termination or resignation or (b) the expiration date of the award.

Option Exercises and Stock Vested in 2014

The following table provides information regarding the values realized by our named executive officers upon the exercise of stock options and the vesting of stock awards in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)

J.S. Fishman	255,678	10,558,811	105,335	11,149,803
J.S. Benet	196,485	8,567,103	28,089	2,973,291
B.W. MacLean	318,970	16,716,808	31,601	3,344,971
W.H. Heyman	125,568	6,255,220	28,089	2,973,291
A.D. Schnitzer	82,278	3,396,461	28,089	2,973,291

(1)          Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)          The shares acquired upon vesting represent performance shares that are treated as vested on December 31, 2014, the last day of the relevant three-year performance period, including the following shares in respect of phantom dividend equivalents thereon: Mr. Fishman (7,412 shares), Mr. Benet (1,976 shares), Mr. MacLean (2,223 shares), Mr. Heyman (1,976 shares) and Mr. Schnitzer (1,976 shares).

(3)          The value realized on vesting is based on the closing price on the NYSE of our common stock on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Post-Employment Compensation

The Company has four active retirement plans:

•	A qualified 401(k) Plan;

•	A qualified pension plan—the “Pension Plan”;

•	A non-qualified pension restoration plan—the “Pension Restoration Plan” (which is a component of the Benefit Equalization Plan described below); and

•	A non-qualified deferred compensation plan—the “Deferred Compensation Plan”.

The Company has three inactive retirement plans from which benefits are still payable but under which no additional benefits are being earned (other than earnings credits as described below):

•	A non-qualified pension plan maintained by TPC prior to the Merger—the “TPC Benefit Equalization Plan” (which is a component of the Benefit Equalization Plan);

•	A non-qualified deferred compensation plan maintained by TPC prior to the Merger—the “TPC Deferred Compensation Plan”; and

•	A non-qualified deferred compensation plan maintained by St. Paul prior to the Merger—the “Executive Savings Plan” (which is a component of the Benefit Equalization Plan).

Information regarding the Pension Plan, the Pension Restoration Plan and the TPC Benefit Equalization Plan is provided under “Pension Benefits for 2014” below. Information regarding the Deferred Compensation Plan, the TPC Deferred Compensation Plan and the Executive Savings Plan is provided under “Non-Qualified Deferred Compensation for 2014” below (see the “Compensation Discussion and Analysis—Other Compensation” section on page 48 for information about the Company’s 401(k) Plan).

Pension Benefits for 2014

The following table provides information regarding the pension benefits for our named executive officers under the Company’s pension plans. The material terms of the plans are described following the table.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
J.S. Fishman	Pension Plan	27	255,738	0
	Pension Restoration Plan	31	5,118,756	0

J.S. Benet	Pension Plan	24	541,246	0
	Pension Restoration Plan	24	1,857,895	0
	TPC Benefit Equalization Plan(3)	11	243,887	0

B.W. MacLean	Pension Plan	27	514,161	0
	Pension Restoration Plan	27	2,491,255	0
	TPC Benefit Equalization Plan(3)	14	104,228	0

W.H. Heyman	Pension Plan	24	227,868	0
	Pension Restoration Plan	24	2,230,192	0

A.D. Schnitzer	Pension Plan	7	68,306	0
	Pension Restoration Plan	7	727,822	0

(1)

Credited service includes (as applicable) service for time worked at the Company plus TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and St. Paul. Number of years of credited service represents actual years of service. We do not have a policy with respect to granting extra years of credited service except that Mr. Fishman has four extra years of service in the Pension Restoration Plan pursuant to his employment agreement, which has never increased and will not increase the amount of his accumulated benefit under the plan.

(2)

Present value of accumulated benefit is calculated by projecting the qualified and non-qualified cash-balance accounts reflected in the tables below forward to age 65 by applying a 4.01% interest rate (except for some sub-accounts which use a 6.00% rate) and then discounting back to December 31, 2014 using a discount rate of 4.10%. These are the same assumptions the Company uses for financial reporting purposes. See Note 14 to our financial statements for the fiscal year ended December 31, 2014.

(3)	Service under the TPC Benefit Equalization Plan was frozen as of January 1, 2002, and the plan was merged into the Benefit Equalization Plan as of January 1, 2009.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

The Company’s Pension Plan

The Company’s Pension Plan is a qualified defined benefit pension plan with a cash-balance formula or, for certain grandfathered participants, traditional final average pay formulas or grandfathered frozen cash-balance formulas. Each named executive officer participates in the cash-balance formula, pursuant to which the named executive officer has a hypothetical account balance that grows with interest and pay credits each year. As of December 31, 2014, the named executive officers’ qualified pension account balances were as follows:

Name	12/31/2014 Qualified Account Balance(1) ($)
J.S. Fishman	256,368
J.S. Benet	531,976
B.W. MacLean	500,864
W.H. Heyman	227,868
A.D. Schnitzer	69,253

(1)

These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits for 2014 table on page 62 and calculated as described in footnote 2 to that table.

Interest credits are applied quarterly to the prior quarter’s cash-balance pension account balance. These interest credits are generally based on the yield on 10-year treasury bonds, subject to a minimum annual interest rate of 4.01%. Pay credits are calculated on an annual basis as a percentage of compensation, with the percentage determined based on the sum of age plus service at the end of the year under the following schedule:

Age + Service	Pay Credit %
< 30	2.00
30 - 39	2.50
40 - 49	3.00
50 - 59	4.00
60 - 69	5.00
> 69	6.00

Service is calculated based on elapsed time with the Company plus any service with TPC, Citigroup and certain of its affiliates and predecessors (prior to August 20, 2002) and St. Paul. Pay credits are calculated by multiplying the appropriate pay credit percentage by the named executive officer’s compensation for the year, including base salary and bonus up to the qualified plan compensation limit (which for 2014 was $260,000). The plan’s normal retirement age is 65. However, under the cash-balance formula, participants are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from us. Once separated from us, participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity, 100% joint and survivor annuity or a ten-year certain and life annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits under the cash balance formula.

Under the plan, the benefits of some participants may be determined in whole or in part under transition benefit rules, that is, grandfathered benefit provisions.

The Company’s Benefit Equalization Plan

(Non-Qualified Pension Plan Components)

The Benefit Equalization Plan consists of three components: (1) the Pension Restoration Plan (which is currently active); (2) the TPC Benefit Equalization Plan (currently inactive); and (3) the Executive Savings Plan (currently inactive). The Executive Savings Plan is described under “Non-Qualified Deferred Compensation for 2014” below. The Benefit Equalization Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Pension Restoration Plan (Non-Qualified Pension Plan)

The Pension Restoration Plan is a non-qualified pension restoration plan, which provides non-qualified pension benefits on compensation in excess of the qualified plan compensation limit and the benefit limit (if applicable) under Internal Revenue Code income tax provisions. Benefits under the plan accrue in the same manner as described above for the Company’s Pension Plan for pay in excess of the compensation limit. As of December 31, 2014, the named executive

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

officers’ non-qualified pension account balances were as follows:

Name	12/31/2014 Non-Qualified Account Balance(1) ($)
J.S. Fishman	5,131,356
J.S. Benet	1,862,067
B.W. MacLean	2,499,482
W.H. Heyman	2,230,192
A.D. Schnitzer	737,920

(1)

These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits for 2014 table on page 62 and calculated as described in footnote 2 to that table.

The plan’s normal retirement age is 65. However, participants  are eligible to receive a distribution from the plan any time after they vest (currently after three years of service) and they separate from us, subject to a six-month delayed payment requirement following separation. Once separated from us, participants will receive their benefit in ten annual installment payments (for account balances greater than $50,000) or a single lump sum payment (for balances equal to or less than $50,000). There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the Pension Restoration Plan.

TPC Benefit Equalization Plan (Non-Qualified Pension Plan)

The TPC Benefit Equalization Plan is a non-qualified pension plan. Benefit accruals were frozen as of January 1, 2002. As of January 1, 2009, the TPC

Benefit Equalization Plan was merged into the Benefit Equalization Plan. Participants in the plan have cash balance accounts that accrue interest credits but no pay credits. As of December 31, 2014, the named executive officers’ non-qualified account balances were as follows:

Name	12/31/2014 Non-Qualified Account Balance(1) ($)

J.S. Benet	238,714
B.W. MacLean	102,974

(1)

These dollar amounts represent the participant’s account balance rather than the present value of the accumulated benefit, which is set forth in the Pension Benefits for 2014 table on page 62 and calculated as described in footnote 2 to that table.

Interest credits are applied quarterly to the prior quarter’s account balance. These interest credits are generally based on the yield on 10-year treasury bonds, subject to a minimum annual interest rate of 4.01%. A portion of each named executive officer’s benefit is determined under a prior grandfathered formula which includes an embedded interest credit rate of 6.00%. The plan’s normal retirement age is 65. However, participants (all of whom are vested) are eligible to receive a distribution from the plan any time after becoming vested, attaining age 55 and separating from us. Participants may elect to receive a lump sum payment, life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity. All payment forms are actuarially equivalent. There are no special early retirement benefits. To the extent that a participant’s qualified plan benefits are determined under grandfathered benefit provisions, those provisions can affect the benefits payable under the TPC Benefit Equalization Plan.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Non-Qualified Deferred Compensation for 2014

The following table provides information regarding contributions, earnings and balances for our named executive officers under the active Deferred Compensation Plan, as well as under the TPC Deferred Compensation Plan and the Executive Savings Plan, which are closed to new deferrals. Under each of the plans, no Company “match” is currently made on amounts deferred, account balances are fully vested at all times, and the Company does not provide any opportunity for above-market or preferential earnings, nor does it provide any minimum internal rate of return. Additionally, the Deferred Compensation Plan and the Executive Savings Plan do not permit “hardship” withdrawals. Each of these plans is further described below.

Name(1)	Non-Qualified Deferred Compensation Plan Name	Executive Contributions in 2014 ($)	Company Contributions in 2014 ($)	Aggregate Earnings in 2014 ($)	Aggregate Withdrawals/ Distributions in 2014 ($)	Aggregate Balance at 12/31/14 ($)(2)

J.S. Fishman	Executive Savings Plan	0	0	199,144	0	1,832,933
B.W. MacLean	Deferred Compensation Plan	0	0	138	0	255,660
	TPC Deferred Compensation Plan	0	0	4,249	0	358,282
W.H. Heyman	Executive Savings Plan	0	0	24,764	0	360,064
A.D. Schnitzer	Deferred Compensation Plan	0	0	291,452	0	5,331,430

(1)	Mr. Benet did not have any non-qualified deferred compensation for 2014, and, accordingly, Mr. Benet is not included in the table.

(2)	Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years.

Name	2014 ($)	Previous Years ($)	Total ($)
J.S. Fishman	0	570,660	570,660
B.W. MacLean	0	315,000	315,000
W.H. Heyman	0	214,220	214,220
A.D. Schnitzer	0	4,000,000	4,000,000

Deferred Compensation Plan

The Company’s Deferred Compensation Plan is a non-qualified plan that, in 2014, allowed each U.S. employee who is at the Vice President level or above to defer receipt of up to 50% of his or her salary and/or up to 100% of his or her annual bonus until a date or dates elected by the employee. Employees participating in the Deferred Compensation Plan elect the time and form of payout prior to the year in which the deferred amounts are earned. These elections are irrevocable.

Participants in the plan may receive distributions of deferred accounts in three situations: when the participant terminates employment or retires (in which case, payment will be made or commence six months after the date of the termination or retirement) or upon a distribution date the participant specifies in advance and that occurs while the participant is still an employee of the Company. If the participant’s balance is greater than $10,000, the participant may elect to receive retirement distributions and in-service distributions as a lump sum or in up to ten annual installments. All other distributions will be paid in a lump sum, unless distributions in installments have already begun.

Deferrals may be allocated among 30 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) Plan. As of December 31, 2014, Mr. MacLean and Mr. Schnitzer were the only named executive officers with account balances under the Deferred Compensation Plan, with balances as shown above.

The Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

TPC Deferred Compensation Plan

The TPC Deferred Compensation Plan is a grandfathered non-qualified deferred compensation plan. Under the TPC Deferred Compensation Plan, no Company “match” was made on amounts deferred. The plan was closed to any new deferrals beginning January 1, 2005. Deferrals may be allocated among 30 hypothetical investment options that generally mirror our qualified 401(k) Plan investment options.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

“Hardship” withdrawals are available under the TPC Deferred Compensation Plan. Based upon deferral elections made prior to the year in which the compensation was earned, executives can receive payments in either a lump sum or in annual installments over a 5, 10 or 15-year period commencing in the month following retirement or age 65, with certain accounts subject to a six-month delayed payment requirement following retirement.

As of December 31, 2014, Mr. MacLean was the only named executive officer with an account balance under this inactive TPC Deferred Compensation Plan with a balance as shown above.

The TPC Deferred Compensation Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Executive Savings Plan

The Executive Savings Plan is a grandfathered non-qualified excess deferral plan that has been a component of the Benefit Equalization Plan since it was established by St. Paul in 1976. It includes salary deferrals and Company matching contributions made to the plan prior to the closing of the plan to any new deferrals as of January 1, 2005. Executives will receive distribution of their vested accounts upon termination of employment from the Company, subject to a six-month delayed payment requirement following separation. Once separated from us, executives will receive their benefits in ten annual installment payments (for account balances greater than $50,000) or a single lump sum (for balances of $50,000 or less). Balances remaining at the time of the executive’s death will be paid in a lump sum, except that installment payments that have already begun will continue.

Deferrals may be allocated among 30 hypothetical investment options that generally mirror the investment options available under our qualified 401(k) Plan.

As of December 31, 2014, Mr. Fishman and Mr. Heyman were the only named executive officers with account balances under this inactive Executive Savings Plan, with balances as shown above.

The Executive Savings Plan is not funded, and plan participants have only an unsecured contractual commitment by the Company to pay amounts owed under the plan.

Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the named executive officers would have been entitled if a termination of employment or change in control occurred on the last business day of 2014. The only agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment are (1) Mr. Fishman’s employment agreement; (2) the individual non-solicitation and non-disclosure agreements, and non-competition agreements, executed by members of our Management Committee, each as described below; (3) the Company’s Executive Severance Plan; and (4) the terms of performance share and option awards.

The amounts shown in the table below do not include:

•	payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the named executive officers (including welfare benefits that are provided to all U.S. retirees of the Company);

•	regular pension benefits under our Pension Plan or the Benefit Equalization Plan (see “Post-Employment Compensation—Pension Benefits for 2014” above); and

•

distributions of plan balances under our 401(k) Plan, the Deferred Compensation Plan, the Executive Savings Plan and the TPC Deferred Compensation Plan (see the “Compensation Discussion and Analysis—Other Compensation—Deferred Compensation” section on page 48 for information about the Company’s 401(k) Plan and “Post-Employment Compensation—Non-Qualified Deferred Compensation for 2014” above for information about the Deferred Compensation Plan, the Executive Savings Plan and the TPC Deferred Compensation Plan).

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Potential Payments Upon Termination of Employment or Change in Control

Named Executive Officer	Involuntary Termination without “Cause” or, if Applicable, Voluntary Termination for “Good Reason”	Additional Value if Involuntary Termination without “Cause” or, if Applicable, Voluntary Termination for “Good Reason” Follows a Change in Control	Change in Control	Voluntary Termination without “Good Reason”, including Voluntary Retirement	Disability	Death

J.S. Fishman
Cash Severance Payment(1)	$34,515,747	$0	$0	$9,000,410	$0	$0
Contractual Disability/Death Payments(2)	0	0	0	0	2,500,000	2,500,000
Acceleration of Equity Awards(3)	46,751,248	0	0	23,697,224	46,751,248	46,751,248
Present Value of Continuing Benefits(4)	50,128	469	0	33,755	50,128	50,128

Total Termination Benefits	$81,317,123	$469	$0	$32,731,389	$49,301,376	$49,301,376

J.S. Benet

Cash Severance Payment(1)	$10,350,096	$0	$0	$3,050,096	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(3)	6,057,029	0	0	6,057,029	6,057,029	8,044,045
Present Value of Continuing Benefits(4)	39,655	0	0	34,155	30,725	30,725

Total Termination Benefits	$16,446,780	$0	$0	$9,141,280	$6,087,754	$8,074,770

B.W. MacLean

Cash Severance Payment(1)	$13,248,553	$0	$0	$3,898,553	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(3)	7,267,114	0	0	7,267,114	7,267,114	9,830,695
Present Value of Continuing Benefits(4)	10,210	0	0	4,710	0	0

Total Termination Benefits	$20,525,877	$0	$0	$11,170,377	$7,267,114	$9,830,695

W.H. Heyman

Cash Severance Payment(1)	$11,350,096	$0	$0	$3,250,096	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(3)	6,057,029	0	0	6,057,029	6,057,029	8,044,045
Present Value of Continuing Benefits(4)	9,803	0	0	4,303	0	0

Total Termination Benefits	$17,416,928	$0	$0	$9,311,428	$6,057,029	$8,044,045

A.D. Schnitzer

Cash Severance Payment(1)	$8,762,596	$0	$0	$2,900,096	$0	$0
Contractual Disability/Death Payments	0	0	0	0	0	0
Acceleration of Equity Awards(3)	0	0	0	0	6,057,029	8,044,045
Present Value of Continuing Benefits(4)	9,803	0	0	4,303	30,725	30,725

Total Termination Benefits	$8,772,399	$0	$0	$2,904,399	$6,087,754	$8,074,770

(1)	Cash Severance Payments:

•

Under the terms of Mr. Fishman’s employment agreement, severance payments in the event of a voluntary termination for “Good Reason” or involuntary termination without “Cause” (each as defined in his agreement) are based on three times his base salary at termination (or, if such termination occurs following a change in control, his highest base salary rate in the preceding 12-month period), plus three times the greatest of: (a) 150% of such salary; (b) his annual bonus for the immediately preceding year; and (c) if such termination occurs following a change in control, the greater of his most recent annual bonus or 150% of his base salary for the preceding year. Such severance payments would be made on the first day of the seventh month following termination, together with interest on such payment amount from the date of termination to the date of payment at the most recently issued 26-week Treasury bill rate (which is included in the table above).

•

Under the terms of individual non-solicitation and non-disclosure agreements, the other named executive officers are eligible to receive a severance benefit if they are involuntarily terminated due to a reduction in force or for reasons other than “cause” or if they are asked to take a substantial demotion. Such benefit is equal to the executive’s total monthly cash compensation for 21 to 24 months, depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of his termination, plus the greater of (a) 1/12th of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (b) 1/12th of 125% of final annual base salary.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

•

As discussed on page 50, the named executive officers, along with other members of our Management Committee, are each subject to a Non-Competition Agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, to impose a six-month non-compete period. Under the Non-Competition Agreement, if the Company elects to impose a six-month non-compete period with respect to a particular executive and the executive complies with such obligations, the executive will be entitled to receive a lump sum payment at the end of the period equal to the sum of (a) six months, base salary plus (b) 50% of the executive’s average annual bonus for the prior two years plus (c) 50% of the aggregate grant date fair value of the executive’s average annual equity awards for the prior two years, and such amounts are included in this table.

(2)

Under the terms of Mr. Fishman’s employment agreement, he or his beneficiary, as applicable, would receive a pro-rata portion of 250% of his annualized salary in the event his employment is terminated due to his death or disability.

(3)	Acceleration of Equity Awards:

•

“Acceleration of Equity Awards” is presented as the sum of the values as of the last business day of 2014 of the additional benefit from the acceleration of vesting, if any, of stock options and performance shares that would have occurred as a result of termination under the different circumstances presented. Performance share awards for the 2012-2014 performance period are treated as vested as of December 31, 2014 and are not included in this amount.

•

For stock options, the additional benefit to the named executive officer resulting from the acceleration of vesting reflected in the table is the value that the named executive officer would receive if his employment terminated on the last business day of 2014. On the last business day of 2014, Messrs. Fishman, Benet, MacLean and Heyman were “retirement eligible”. Under the current provisions in their applicable option award grants, had Messrs. Fishman, Benet, MacLean or Heyman terminated their employment as a result of voluntary retirement, disability, or death on the last business day of 2014, each would have been entitled to acceleration of some or all of their outstanding unvested option awards. These vested options may be exercised for up to three years from the termination date, but no later than the original option expiration date. Because Mr. Schnitzer was not “retirement eligible” under current provisions in the applicable equity award grants as of the last business day of 2014, he would have forfeited these awards in the event of voluntary termination but not termination of employment due to disability or death. In this case, vested options would only remain exercisable for up to one year following the termination date due to disability or death.

•

The value of accelerated stock options, for purposes of this table, was determined by subtracting the exercise price of the original option from the closing stock price on the NYSE of $105.85 at December 31, 2014 and multiplying the result, if a positive number (in-the-money), by the number of option shares that would vest as a result of termination.

•

Under the terms of Mr. Fishman’s performance share award agreements, as modified by his employment agreement, in the event of death or disability, voluntary termination for good reason or involuntary termination without cause, performance shares plus dividend equivalent shares allocated to date would no longer be subject to service-based vesting conditions for the 2013-2015 and 2014-2016 performance periods. The amount reflected for Mr. Fishman in the “Acceleration of Equity Awards” is determined as described below. In the event of a qualifying retirement (in a circumstance that does not involve one of the foregoing events), a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance period have been met. Accordingly, no acceleration of vesting of the performance shares has been reflected under the “Voluntary Retirement” circumstance. Under the terms of Mr. Fishman’s 2013 and 2014 performance share awards, special rules would apply to the vesting terms, performance period and settlement of these awards in the event of his death, his disability, his involuntary termination without Cause or his voluntary termination for “good reason” (Disability, Cause, and Good Reason, all as defined in his employment agreement). If his termination for any of the preceding reasons were to have occurred on the last business day of 2014, the performance period for the 2013 award would have been the one-year period from January 1, 2013 to December 31, 2013 and, for the 2014 award, the one-year period from January 1, 2014 to December 31, 2014.

•

For all of the other named executive officers, in the event of a termination due to death, performance shares plus dividend equivalent shares allocated to date would vest immediately at 100% for the 2013-2015 and 2014-2016 performance periods and would then be paid out on a pro-rated basis for the number of days worked in the performance period. The amounts reflected in the “Acceleration of Equity Awards” is determined by multiplying the closing stock price of $105.85 on December 31, 2014 by the number of performance shares and related dividend equivalent shares that would be paid out upon death. In the event of disability or termination due to a qualifying retirement, a pro-rata portion of the performance shares and dividend equivalent shares attributable thereto would vest according to their original vesting schedule (that is, at the end of the performance period), to the extent that the goals for the applicable performance periods have been met. In the event of any other termination scenarios, the performance shares and dividend equivalent shares attributable thereto would be forfeited. Accordingly, no acceleration of vesting of the performance shares has been included under any termination circumstances other than death in the table above.

(4)	Present Value of Continuing Benefits:

•

For Mr. Fishman, the present value of continuing benefits as of the last business day of 2014 reflects three years of medical and dental premiums in the event of a voluntary termination for good reason, an involuntary termination without cause, or upon death or disability; three years of short-term disability, basic life, and accidental death and dismemberment insurance premiums in the event of termination in connection with a change in control; and two years of financial planning benefits in the event of a voluntary termination for good reason, or involuntary termination without cause, or upon death, disability or voluntary retirement.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

•   For Messrs. Benet and Schnitzer, the present value of continuing benefits as of the last business day of 2014 reflects the value of up to two years of financial planning benefits in the event of death or disability and, in the case of Mr. Benet, voluntary retirement, and the value of nine months of outplacement services under the Company’s Executive Severance Plan in the event of voluntary termination for good reason or involuntary termination without cause. If either Mr. Benet or Schnitzer has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $650 per month.

•   For Messrs. MacLean and Heyman, the present value of continuing benefits as of the last business day of 2014 reflects the cash value of nine months of outplacement services under the Company’s Executive Severance Plan in the event of voluntary termination for good reason or involuntary termination without cause. If either Mr. MacLean or Heyman has not secured viable employment within nine months, these outplacement services may be extended, at the Company’s discretion, on a month-to-month basis for an additional cost to the Company of $650 per month.

•   As discussed on page 50, the named executive officers, along with other members of our Management Committee, are each subject to a Non-Competition Agreement that entitles an executive to specified post-termination payments if the Company elects, at the time of termination, to impose a six-month non-compete period. Under the Non-Competition Agreements, if the Company elects to impose a six-month non-compete period with respect to a particular executive and the executive complies with such obligations, the executive will be entitled to reimbursement for the cost of continuing health benefits on similar economic terms as in place immediately prior to the executive’s termination date during the six-month non-compete period or to payment of an equivalent amount, payable at the end of the period. In the case of Mr. Fishman, whose employment agreement provides for the continuation of health benefits as explained above in this footnote (4) for a period longer than that specified in his Non-Competition Agreement, no additional benefit is reflected with respect to his Non-Competition Agreement in the case of voluntary termination for good reason or involuntary termination without cause, or upon death or disability.

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

Summary of Key Agreements

Mr. Fishman’s Employment Agreement

As discussed above, Mr. Fishman, our Chairman and Chief Executive Officer, has an employment agreement.

The following is a summary of the severance benefits that would be provided to Mr. Fishman if he were terminated without “Cause” or if he were to resign for “Good Reason” (each as defined in his employment agreement and summarized below):

•     on the first day of the seventh month following such termination, a lump sum severance payment equal to three times the sum of (1) his then current annual base salary rate and (2) the greater of (x) 150% of his base salary or (y) his annual bonus for the preceding year (with interest paid on the lump-sum amount from the termination date to the payment date at the 26-week Treasury bill rate);

•     all unvested stock options, performance shares and other equity awards held by Mr. Fishman will fully vest (subject to special rules described below for determining the payment amount of performance share awards) and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter); and

•     up to three years of continued medical and dental coverage with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company.

Mr. Fishman’s agreement also subjects him to non-competition and non-solicitation covenants that are binding during the term of the agreement and for three years following any termination of his employment by us for Cause or by him without Good Reason (or, in the case of the non-solicitation covenants, for one year following a termination of his employment for any other reason).

If Mr. Fishman’s employment is terminated after a “Change in Control” (as defined in his agreement and summarized below) by us other than for Cause or by him for Good Reason, Mr. Fishman would become entitled to specified benefits, summarized below including:

•     on the first day of the seventh month following such termination, a lump sum payment equal to three times the sum of (1) his highest annual base salary rate payable to him during the 12-month period immediately prior to termination and (2) the greatest of (x) 150% of his then current annual base salary, (y) his annual bonus for the preceding year and (z) the greater of his annual bonus or 150% of his annual base salary for the year immediately preceding the Change in Control (with interest paid on the lump-sum amount from the termination date to the payment date at the 26-week Treasury bill rate);

•     all unvested stock options, performance shares and other equity awards held by Mr. Fishman will fully vest (subject to special rules described below for determining the payment amount of performance share awards) and, in the case of options, become exercisable as of the date of such termination and remain exercisable for at least one year (or the maximum term, if shorter);

•     up to three years of continued medical and dental coverage, with coverage after the “COBRA” period being provided through insurance or, if insurance is not available on commercially reasonable terms, through the Company plans with Mr. Fishman paying the full premium cost with reimbursement of such amount by the Company; and

•     up to three years of continued coverage in those accident, disability (other than long-term disability) and life insurance programs in which he participated on the date employment terminated (provided that such continued coverage will only be provided if such termination occurs within two years following a Change in Control).

If Mr. Fishman’s employment ends by reason of death or disability (as defined in the agreement), he or his beneficiary, as applicable, receives a pro-rata portion of 250% of his annualized salary. In addition, all unvested stock options, restricted stock, performance shares and other equity awards held by Mr. Fishman will fully vest (subject to special rules described below for determining the payment amount of performance share awards) and, in the case of options, will remain exercisable for at least one year in the case of death, or three years in the case of disability (or the maximum term, if shorter).

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

The term “Cause” is generally defined in his employment agreement as a determination by two-thirds of the Board: (1) of Mr. Fishman’s willful and continued failure to perform substantially his duties; (2) that Mr. Fishman has been convicted of, or entered a guilty plea or plea of nolo contendere to, a felony or crime involving moral turpitude; or (3) that Mr. Fishman has engaged in any malfeasance or fraud or dishonesty of a substantial nature in connection with his position with us or willfully engaged in conduct which materially damages our reputation.

“Good Reason” is generally defined in his agreement to include such situations as: (1) reduction in base salary or annual long-term incentive grant or specified adverse changes with respect to Mr. Fishman’s annual bonus opportunity; (2) his ceasing to be Chairman of the Board or a member of the Executive Committee; (3) reduction without his consent in the scope of his duties, responsibilities, authority or reporting relationships (which, in all cases, will be deemed to occur if our stock ceases to be publicly traded or if any person or group becomes the beneficial owner of more than 40% of the voting power of our voting securities); (4) our breach of the agreement; (5) following a Change in Control, specified relocations or changes in travel obligations or failure to maintain benefits that are substantially the same as are in effect when the Change in Control occurs; or (6) our failure to extend the term of Mr. Fishman’s agreement prior to his attaining age 65.

As generally defined in Mr. Fishman’s agreement with us, a “Change in Control” occurs when: (1) the individuals on the Board (the “Incumbent Directors”) as comprised on December 13, 2006 no longer constitute at least a majority of the Board; provided that, generally, any person elected or nominated to the Board by two-thirds of the Incumbent Directors after December 13, 2006 would also be an Incumbent Director; (2) any person is or becomes a “beneficial owner” of 30% or more of the combined voting power of our outstanding securities; (3) a merger, consolidation, statutory share exchange or similar form of corporate transaction is completed, unless immediately following such transaction the voting power of our shareholders is more than 60% of the total, no person becomes the beneficial owner of more than 30% of the outstanding voting securities eligible to elect directors of the Company and at least a majority of the members of the Board of the Company following the transaction were Incumbent Directors at the time of the decision to execute the transaction; or (4) our shareholders approve a plan of complete liquidation or dissolution of the Company.

Mr. Fishman’s 2013, 2014 and 2015 performance share awards provide additional specificity regarding the vesting and payment of the award if his employment is terminated by us other than for Cause or by him for Good Reason, or his employment ends by reason of his death or disability:

•     The service-based vesting condition applicable to the performance share award will be deemed satisfied upon any such termination of employment.

•     Except in the case of Mr. Fishman’s termination of employment due to death or disability, the performance share award will be paid (if at all) based on actual performance achievement through the end of the last completed fiscal year of the performance period preceding his termination of employment, or if his termination occurs prior to the completion of the first fiscal year of the performance period, based on actual performance achievement for the first full completed fiscal year of the performance period; provided that, in the case of Mr. Fishman’s 2015 performance share award, the award will be paid in connection with a termination without Cause or for Good Reason (if at all) based on actual performance achievement through the end of the normal three-year performance period.

•     In the case of Mr. Fishman’s death or disability, the performance share award will be paid at the greater of (a) the amount that would be payable based on the Company’s actual performance achievement and (b) 100% of the number of performance shares covered by the award. For purposes of measuring actual performance achievement in the event of Mr. Fishman’s death, the truncated performance period described above will apply. For purposes of measuring actual performance achievement in the event of Mr. Fishman’s termination due to disability, the truncated performance period described above will apply with respect to the 2013 and 2014 performance share awards, and the full three-year performance period will apply with respect to the 2015 performance share award.

Non-Solicitation and Non-Disclosure Agreements

Each of the named executive officers (other than Mr. Fishman) is eligible to receive a severance benefit if asked to take a substantial demotion or if any of them is involuntarily terminated due to a reduction in force or for reasons other than “cause”. The severance benefit payable is equal to the executive’s total monthly cash compensation for 21 to 24 months,

TABULAR EXECUTIVE COMPENSATION DISCLOSURE

depending on his years of service with the Company, with the total monthly cash compensation equal to, at least, 1/12th of the executive’s annual base salary in effect at the time of the executive’s termination, plus the greater of (1) 1/12th of the average of the executive’s two most recent cash payments under our annual incentive compensation plan or (2) 1/12th of 125% of final annual base salary for any named executive officer serving as a Vice Chairman or an Executive Vice President or equivalent.

Equity Recapture/Recoupment Provisions

The Board has adopted a policy requiring the reimbursement and/or cancellation of all or a portion of any incentive cash bonus or equity-based incentive compensation awarded to a member of the Management Committee or a Section 16 officer in specified circumstances relating to a restatement of Company financial results involving fraud or misconduct.

In addition, in connection with equity awards, each recipient accepts the terms of an agreement that provides for the recapture by us of the equity awards during a one-year period following his or her departure, under specified circumstances. For a more detailed description of these provisions, see “Compensation Discussion and Analysis—Recapture/Forfeiture Provisions” on page 51 of this Proxy Statement.

NON-EMPLOYEE DIRECTOR COMPENSATION

NON-EMPLOYEE DIRECTOR COMPENSATION

The Nominating and Governance Committee of the Board recommends to the full Board for approval the amount and composition of Board compensation for non- employee directors (the “Director Compensation Program”). Directors who are our employees are not compensated for their service on the Board. In accordance with the Company’s Governance Guidelines, the Nominating and Governance Committee reviews the significance and appropriateness of each of the components of the Director Compensation Program at least once every two years. The Compensation Committee’s independent consulting firm, F. W. Cook, advises the

Nominating and Governance Committee with respect to director compensation. The objectives of the Nominating and Governance Committee are to compensate directors in a manner that closely aligns the interests of directors with those of our shareholders, to attract and retain highly qualified directors and to structure and set total compensation in such a manner and at such levels that will not call into question any director’s objectivity.

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee directors, as discussed below.

Annual Retainer and Committee Chair Fees

Non-employee directors were paid an annual retainer of $118,942 for their services in 2014. The chairs of certain committees are paid additional fees in cash in connection with their services over the course of the year. The relevant committees and the sums received are as follows: Audit Committee—$25,000; Compensation Committee—$20,000; Nominating and Governance Committee—$20,000; Investment and Capital Markets Committee—$20,000; and Risk

Committee—$20,000. Annual retainers and committee chair fees are paid in quarterly installments, in arrears at the end of each quarter, in cash or, if the director so elects, in common stock units to be credited to his or her deferred compensation account (discussed under “Director Deferral Plan” below) and distributed at a later date designated by the director. The Lead Director was paid an additional $25,000 annual cash retainer.

Annual Deferred Stock Award

During 2014, each non-employee director was awarded $160,000 of deferred stock units, which vest in full one day prior to the date of the annual shareholder meeting occurring in the year following the year of the date of grant so long as the non-employee director continuously serves on the Board through that date. The grant date fair value of each unit was equal to the closing price of our common stock on the date of grant. In May 2014, the value of the annual deferred stock award to non-employee directors beginning with the 2015 award was increased to $165,000 of deferred stock units. The value of deferred stock units rises or falls as the price of our common stock fluctuates in the market. Dividend equivalents (in an amount equal to the dividends payable on shares of our common stock) attributable to the deferred stock units are deemed “reinvested” in additional deferred stock units. The accumulated deferred stock units, and dividends thereon, in a director’s account are distributed in the form of shares of our common stock either in a lump sum or in annual installments, at the director’s election, beginning at least six months following termination of his or her service as a director.

Directors are subject to a stock ownership target as described under “Governance of Your Company—Director Stock Ownership” on page 16 of this Proxy Statement.

Director Deferral Plan

In addition to receiving the annual deferred stock award in the form of deferred stock units, directors may elect to have all or any portion of their annual retainer and any lead director and committee chair fees paid in cash or deferred through our Deferred

Compensation Plan for Non-Employee Directors. Deferrals of the annual retainer and any lead director and committee chair fees are notionally “invested” in common stock units. Any director who elects to have any of his or her fees credited to his or her deferred

NON-EMPLOYEE DIRECTOR COMPENSATION

compensation plan account as common stock units will be deemed to have purchased shares on the date the fees would otherwise have been paid in cash, based on the closing market price of our common stock on such date. The value of common stock units rises or falls as the price of our common stock fluctuates in the market. In addition, dividend equivalents (in an amount equal to the dividends payable on shares of our common stock) on those units are “reinvested” in additional common stock units. The accumulated common stock units, and dividends thereon, in a director’s account are distributed in the form of shares of our common stock on pre-designated dates, usually following termination of service as a director. Shares of common stock issued in payment of the deferred fees are awarded under our 2014 Stock Incentive Plan.

Legacy Directors’ Charitable Award Program

Prior to the Merger, most directors of St. Paul participated in a Directors’ Charitable Award Program, pursuant to which each participating director could designate up to four tax-exempt charitable, educational or other organizations to receive contributions from St. Paul over a period of ten years following the death of the director, in an aggregate amount over such period of up to $1 million per director. All participating St. Paul directors on April 1, 2004 became fully vested in this program upon the consummation of the Merger. This program has been discontinued for new participants; however, it continues to be actively administered with respect to the vested interests of eligible current and former St. Paul directors, including Messrs. Dasburg, Duberstein, Fishman and Hodgson. All donations ultimately paid by us under this program should be deductible for purposes of Federal and other income taxes payable by us.

In addition to the four current directors listed above, 19 other former St. Paul directors became vested participants in the Directors’ Charitable Award Program. Eighteen of the 23 directors are fully vested for the $1 million charitable contribution benefit, and the other five are vested in lesser amounts. The directors who are not fully vested retired prior to the Merger and, therefore, did not become fully vested on the Merger date. The total vested liability to us for all 23 participating current and former directors is $20,400,000.

The Company carries life insurance policies on 21 of the directors participating in the program, including each of the four current directors listed above. The face amounts of these life insurance policies total $37,596,000. Each policy covers two directors and will pay proceeds to the Company only after both directors die. The premiums in connection with this program were fully paid by the Company in 2013.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation for 2014

The 2014 compensation of non-employee directors is displayed in the table below.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation $	Total ($)(3)
Alan L. Beller	118,942	159,977	0	278,919
John H. Dasburg	168,942	159,977	0	328,919
Janet M. Dolan	118,942	159,977	0	278,919
Kenneth M. Duberstein	138,942	159,977	6,433	305,352
Patricia L. Higgins	118,942	159,977	0	278,919
Thomas R. Hodgson	138,942	159,977	1,404	300,323
William J. Kane	118,942	159,977	460	279,379
Cleve L. Killingsworth Jr.	127,129	159,977	6,479	293,585
Philip T. Ruegger, III	108,859	159,977	0	268,836
Donald J. Shepard	138,942	159,977	0	298,919
Laurie J. Thomsen	130,810	159,977	0	290,787

(1)     All of the directors, other than Mr. Shepard, received all of their retainers and fees in cash. Mr. Shepard elected to receive the 2014 annual retainer and his committee chair fee in the form of 1,471 common stock units which will be accumulated in Mr. Shepard’s deferred compensation plan account and distributed at a later date. The table above does not include a value for dividend equivalents attributable to the common stock units received in lieu of cash fees because they are earned at the same rate as the dividends on the Company’s common stock and are not preferential. Fees earned for all directors consist of an annual retainer of $118,942 (other than Mr. Ruegger, who was elected to the Board of Directors effective February 3, 2014, and earned a pro-rated annual retainer of $108,859) and Committee chair and Lead Director fees as follows: for Mr. Dasburg, Audit Committee chair fee of $25,000 and Lead Director fee of $25,000; for Mr. Duberstein, Nominating and Governance Committee chair fee of $20,000; for Mr. Shepard, Compensation Committee chair fee of $20,000, which Mr. Shepard elected to receive in common stock units as noted above; for Mr. Hodgson, Risk Committee chair fee of $20,000; for Mr. Killingsworth, a pro-rated Investment and Capital Markets Committee chair fee of $8,187; and for Ms. Thomsen, a pro-rated Investment and Capital Markets Committee chair fee of $11,868.

(2)     The dollar amounts represent the grant date fair value of deferred stock units granted in 2014, calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures, based on the closing market price on the NYSE of our common stock on the grant date. The dividend equivalents attributable to the annual deferred stock unit awards are deemed “reinvested” in additional deferred stock units and are distributed, together with the underlying deferred stock units, in the form of shares of our common stock beginning at least six months following termination of service as a director. In accordance with the SEC’s rules, dividend equivalents on stock awards are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards. For a discussion of annual deferred stock awards, see “—Annual Deferred Stock Award” above.

On February 4, 2014, each non-employee director nominated for re-election to the Board was granted 1,991 deferred stock units (determined by dividing $160,000 by the closing market price on the NYSE of our common stock of $80.35 on February 4, 2014). The entire award is subject to forfeiture if a director leaves the Board prior to May 19, 2015.

(3)     The total amount does not include the life insurance premiums paid in 2014 relating to the participation of Messrs. Dasburg, Duberstein and Hodgson in the legacy St. Paul Directors Charitable Award Program as the premiums in connection with this program were fully paid in 2013. For more information, please refer to the narrative discussion of the “—Legacy Directors’ Charitable Award Program” above.

NON-EMPLOYEE DIRECTOR COMPENSATION

Outstanding Equity Awards for Non-Employee Directors at December 31, 2014

The following table provides information with respect to aggregate holdings of stock options, common stock units and unvested and vested deferred stock units beneficially owned by our non-employee directors at December 31, 2014. For information regarding the stock ownership positions of our directors, see the “Share Ownership of Directors and Executive Officers” table on page 78 of this Proxy Statement.

Name	Options (#)	Unvested Deferred Stock Units(1) (#)	Common Stock Units and Vested Deferred Stock Units(1) (#)	Market Value of Common Stock Units and Vested and Unvested Deferred Stock Units(2) ($)
Alan L. Beller	0	2,037	21,271	2,467,152
John H. Dasburg	0	2,037	61,307	6,704,962
Janet M. Dolan	4,237	2,037	32,720	3,679,028
Kenneth M. Duberstein	4,237	2,037	48,652	5,365,431
Patricia L. Higgins	0	2,037	21,271	2,467,152
Thomas R. Hodgson	0	2,037	47,552	5,248,996
William J. Kane	0	2,037	4,668	709,724
Cleve L. Killingsworth Jr.	0	2,037	21,271	2,467,152
Philip T. Ruegger, III	0	2,037	0	215,616
Donald J. Shepard	0	2,037	19,648	2,295,357
Laurie J. Thomsen	0	2,037	33,692	3,781,915
Total	8,474	22,407	312,052	35,402,485

(1)          Includes dividend equivalents credited (in the form of additional deferred stock units or common stock units, respectively) on deferred stock units and common stock units.

(2)          The market value of the common stock units and deferred stock units is calculated by multiplying $105.85, the closing price on the NYSE of our common stock on December 31, 2014, by the total number of common stock units and unvested and vested deferred stock units.

SHARE OWNERSHIP INFORMATION

SHARE OWNERSHIP INFORMATION

5% Owners

Based on information available to us, as of March 23, 2015, the only shareholders known to us to beneficially own more than 5% of any class of our voting securities are:

Beneficial Owner	Amount and Nature of Beneficial Ownership of Company Stock	Percent of Company Common Stock
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	27,006,945(1)	8.2%(1)
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	20,620,887(2)	6.2%(2)
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	18,479,724(3)	5.57%(3)

(1)          As reported on BlackRock, Inc.’s Schedule 13G/A as of December 31, 2014, BlackRock, Inc. had (1) sole voting power with respect to 21,304,179 shares of common stock and (2) sole dispositive power with respect to 27,006,945 shares of common stock held by BlackRock Japan Co Ltd, BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Ltd, BlackRock Capital Management, BlackRock Life Limited, BlackRock (Singapore) Limited and BlackRock Asset Management North Asia Limited.

(2)          As reported on State Street Corporation’s Schedule 13G as of December 31, 2014, State Street Corporation had shared voting and dispositive power with respect to 20,620,887 shares of common stock held by State Street Bank and Trust Company, SSGA Funds Management, Inc, State Street Global Advisors Limited, State Street Global Advisors Ltd, State Street Global Advisors France S.A., State Street Global Advisors, Australia Limited, State Street Global Advisors Japan Co., Ltd., State Street Global Advisors, Asia Limited and SSARIS Advisors LLC.

(3)          As reported on The Vanguard Group’s Schedule 13G as of December 31, 2014, The Vanguard Group had (1) sole voting power with respect to 577,880 shares of common stock, (2) sole dispositive power with respect to 17,931,576 shares of common stock and (3) shared dispositive power with respect to 548,148 shares of common stock.

SHARE OWNERSHIP INFORMATION

Share Ownership of Directors and Executive Officers

The following table shows, as of March 23, 2015, the beneficial ownership of our common stock by each director of the Company, each of the named executive officers, and all directors and executive officers of the Company as a group.

	Number of Shares or Units Beneficially Owned as of March 23, 2015(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of March 23, 2015(3)	Stock Equivalent Units(4)	Total Stock-Based Ownership(5)

Jay S. Fishman	504,984	1,573,250	0	2,078,234
Jay S. Benet	66,231	293,202	0	359,433
Brian W. MacLean	100,647	490,311	0	590,958
William H. Heyman	221,187	87,076	0	308,263
Alan D. Schnitzer	106,359	292,560	0	398,919
Alan L. Beller	0	0	0	0
John H. Dasburg	0	0	33,037	33,037
Janet M. Dolan	1,000	0	250	1,250
Kenneth M. Duberstein	3,761	0	3,192	6,953
Patricia L. Higgins	100	0	0	100
Thomas R. Hodgson	31,732	0	3,856	35,588
William J. Kane	710	0	0	710
Cleve L. Killingsworth Jr.	0	0	0	0
Philip T. Ruegger III	7,100	0	0	7,100
Donald J. Shepard	0	0	0	0
Laurie J. Thomsen	2,912	0	1,084	3,996
All Directors and Executive Officers as a group (21 persons)	1,221,843	3,005,206	41,419	4,268,468

(1)          As of March 23, 2015, (1) no director or executive officer beneficially owned 1% or more of the outstanding common stock of the Company, and (2) the directors and executive officers of the Company as a group beneficially owned approximately 1.33% of the common stock of the Company (including common stock they can acquire within 60 days).

(2)          Included are (A) common shares owned outright; (B) common shares held in our 401(k) Savings Plan; (C) shares held by family members of the following: Mr. MacLean—40 shares held by his son; Mr. Heyman—2,256 shares held by his spouse; Mr. Schnitzer—11,857 shares held by his spouse and 93 shares held by Mr. Schnitzer as custodian for his children; and Ms. Thomsen—200 shares held by her spouse and 432 shares held by her children; and (D) the following shares which are held in trust: Mr. Fishman—24,288 shares held in his childrens’ trusts with respect to which Mr. Fishman is the trustee; Mr. Benet—10,717 shares held in trusts; and Ms. Thomsen—125 shares held in trust for which Ms. Thomsen is a nominal trustee. Mr. Heyman disclaims beneficial ownership of 250 shares held in trust for his stepson, and those shares are not included in the table.

(3)          The number of shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 23, 2015.

(4)          All non-employee directors have vested and/or unvested deferred stock units granted under the 2004 Stock Incentive Plan, the 2014 Stock Incentive Plan, the Deferred Compensation Plan for Non-Employee Directors or the legacy deferred stock plan of either St. Paul or TPC. This column lists those deferred stock units that would be distributed to directors in the form of shares of common stock within 60 days, if any of them were to have retired as a director on March 23, 2015. In total, as of March 23, 2015, the directors hold the following deferred stock units and common stock units which include (A) the stock equivalent units shown in the table above and (B) deferred stock units and common stock units which are not reflected in the table above because the units would be distributed to directors in the form of common stock more than 60 days following their retirement as a director:

Director	Deferred Stock and Common Stock Units

Alan L. Beller	24,863
John H. Dasburg	64,899
Janet M. Dolan	36,312
Kenneth M. Duberstein	52,244
Patricia L. Higgins	24,863
Thomas R. Hodgson	51,144
William J. Kane	8,260
Cleve L. Killingsworth Jr.	24,863
Philip T. Ruegger III	3,592
Donald J. Shepard	23,240
Laurie J. Thomsen	37,284

See “Outstanding Equity Awards for Non-Employee Directors at December 31, 2014” above for detail regarding each director’s common stock units and deferred stock unit holdings as of December 31, 2014.

(5)          These amounts are the sum of the number of shares shown in the prior columns.

ITEM 4—SHAREHOLDER PROPOSAL

ITEM 4 – SHAREHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS AND EXPENDITURES

The Office of the Comptroller of the State of New York, located at 59 Maiden Lane—30th Floor, New York, New York, 10038, in its capacity as the sole Trustee of the New York State Common Retirement Fund (the “Fund”) and the administrative head of the New York State and Local Retirement System, has advised us that it plans to introduce the following resolution. The Fund is the beneficial holder of 1,178,240 shares of our common stock.

Resolved, that the shareholders of the Travelers Companies, Inc. (“the Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.    Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.    Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referenda. The report shall include:

a.    An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b.    The title(s) of the person(s) in the Company responsible for the decision(s) to make the political contributions or expenditures.

The report shall be presented to the board of directors or relevant board oversight committee and posted on the Company’s website.

Stockholder Supporting Statement

As long-term shareholders of the Travelers Companies, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, political parties, or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Travelers Cos. has contributed at least $4,911,897 in corporate funds since the 2002 election cycle. (CQ:http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Exelon, Merck and Microsoft that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

ITEM 4—SHAREHOLDER PROPOSAL

Your Company’s Response

The Board of Directors unanimously recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board reached its decision to oppose the shareholder proposal after considering (1) the Company’s current policies and disclosures that already address many of the items requested by this proposal and that led to a significant vote against similar proposals submitted for shareholder approval at the Company’s 2014, 2013 and 2012 annual shareholders’ meetings, (2) feedback from numerous conversations between management and investors during the past few years and (3) the Board’s judgment that greater disclosure than the Company already makes would not be in the best interests of shareholders, since it would include proprietary information that may be misleading and could place the Company at a competitive disadvantage.

As a company that operates in a highly regulated and competitive industry, it is important for the Company to evaluate and appropriately engage in the public policy-making process, including, from time to time, political campaigns. We believe the vast majority of our shareholders recognize this fact, as demonstrated by the outcome of similar proposals submitted by the same shareholder proponent for consideration at the Company’s 2014, 2013 and 2012 annual shareholders’ meetings. At each of those meetings, more than 70% of the shares voting at the meeting did not support the proposal.

The Board Believes the Proposal is Unnecessary in Light of Travelers’ Current Policies.  The Board believes that the Company’s current policies and practices with regard to political campaign contributions and expenditures, together with applicable federal and state reporting requirements, appropriately balance the Company’s interests in political participation and the public interest in disclosure.

•      The Company Conducts its Political Activities under the Oversight of a Board Committee, Pursuant to a Publicly Disclosed Policy and in Compliance with Law. The Company is committed to participation in the political process in a thoughtful and responsible manner, and it does so under the oversight of the Nominating and Governance Committee of the Board. The corporate policy governing political activity, including the expenditure of corporate funds for political purposes, is available on the corporate governance page of the Company’s website, www.travelers.com, which can be accessed by clicking on the “For Investors” link, “Corporate Governance” and then the “Governance Documents” link. All corporate political campaign contributions and expenditures, as well as all dues and other payments made to relevant trade associations and similar entities, are reviewed by the Company’s Head of Government Relations and by the General Counsel. Further, all political contributions and expenditures made by the Company, including all dues and other payments made to relevant trade associations and similar entities, are reported to and reviewed by the Nominating and Governance Committee of the Board semi-annually. In addition, the Committee oversees the Company’s policy regarding political activities and any changes to that policy.

The Company’s participation in the political process is governed by law, in addition to internal policy. The Company complies with all applicable laws and regulations pertaining to political campaign contributions at the federal, state and local levels, including those requiring specific disclosures. These extensive legal and regulatory disclosures provide further transparency and public access to information regarding the scope of the Company’s political involvement.

Partly in response to suggestions from shareholders, the Company has updated its political activity policy in the last three years to clarify some provisions. These changes include (1) making more explicit the fact that the Nominating and Governance Committee has had, and continues to have, an oversight role with respect to relevant trade associations and similar entities and (2) expressly stating that Company decisions with respect to political expenditures and contributions have been, and will continue to be, made with the objective of furthering the Company’s business interests.

•      In Accordance with Applicable Law, the Company Does Not Make any Corporate Contributions to Federal Candidates or Political Party Committees. Political contributions to federal candidates and federal political party committees may not be, and are not, made by the Company. Such contributions may be made by the Company’s political action committee (PAC), which is not funded by corporate funds but rather by the personal funds given voluntarily by our employees. Decisions concerning use of those funds are made by our PAC Contributions Committee,

ITEM 4—SHAREHOLDER PROPOSAL

whose objective is to advance the best interests of the Company and its shareholders. The PAC reports this spending in filings with the Federal Election Commission that are publicly available.

•     The Company Discloses All Contributions to State Candidates and, if any, to Entities Organized under IRS Code Section 527 to Advocate For or Against a Candidate. Pursuant to its current political activity policy, the Company discloses, annually on its website, corporate contributions to state and local candidates, candidate campaign committees and other political entities organized under 26 USC Sec. 527 (which includes entities organized for the express purpose of advocating for the election or defeat of a candidate). In its annual report on political contributions, the Company also provides a link to the Federal Election Commission site containing reports with respect to the Company’s PAC.

•     The Company Has Not Made any Direct Independent Expenditures and Does Not Have Plans to Do So. The Company has robust policies restricting direct independent expenditures. Direct independent expenditures, if any, would consist of funds spent by the Company itself on communications in support of, or in opposition to, a candidate’s campaign, without coordination with the candidate. The Company has not made any direct independent expenditures, at either the federal or state level, and does not have plans to do so during the current election cycle. The Company’s political activity policy provides that the Company may not make direct independent expenditures in a candidate election unless, and only if, it believes that an exception to that policy is justified by business need and it obtains the prior approval of the Nominating and Governance Committee or its Chair. If any such direct independent expenditures are made, the Company would disclose them on its website in the same manner and at the same time as it discloses campaign contributions.

The Board Believes the Proposal is Not in the Best Interest of the Company’s Shareholders.  The shareholder proposed policy would require the Company to prepare a report semi-annually and disclose all direct and indirect political contributions and expenditures. Indirect contributions and expenditures include trade association dues used by an association for a number of purposes, such as political activity spending that furthers the association’s mission.

The Company believes that adopting a policy as set forth in the proposal would result in an unnecessary and unproductive use of Company resources. In addition, by requiring disclosure of certain trade association dues, the adoption of the proposed policy would require disclosure of proprietary information. This could place the Company at a disadvantage against competitors, and against special interest groups not interested in shareholder value creation, by revealing its legislative strategies and priorities.

Further, we believe that disclosure of dues paid to trade associations and similar organizations that may make political campaign contributions or expenditures may risk misrepresenting our political activities. Trade associations operate on an independent basis, and we do not agree with all positions taken by trade associations on issues. We join trade associations and similar organizations to further our commercial interests, educate our employees or enhance our ability to serve customers. We believe that there is no way for us to track the extent to which any political campaign contributions or expenditures by such organizations might be proportionately attributable to our membership dues, and any effort to do so would be a costly diversion of management’s attention from the Company’s business. The Company’s current practice is to deliver annually a written communication to trade associations where the Company pays in excess of $50,000 to belong (and to receive subsequent confirmation from those associations), affirming that the Company’s dues must be used to pursue the Company’s business interests and not to support efforts of little or no business consequence, and stating that such dues or any other financial support may not be used for independent expenditure activity without the Company’s express consent.

In summary, the Board is satisfied that the Company has in place a system of accountability and oversight and that Company assets are used for political objectives that are in the best long-term interest of the Company and its shareholders.

FOR THE ABOVE REASONS, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP; SHAREHOLDER PROPOSALS; HOUSEHOLDING

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE. Executive officers, directors, the chief accounting officer and beneficial owners with more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such reports and on written representations from our executive officers, directors and chief accounting officer, we believe that our executive officers, directors and chief accounting officer complied with all Section 16(a) filing requirements during 2014, except as follows: due to a purchase made by a broker with investment discretion over an account for a trust of which Laurie J. Thomsen, Director, is a nominal trustee, Ms. Thomsen did not timely report the purchase transaction on a Form 4. A Form 5 reporting the transaction was filed promptly after the error was discovered.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

If any shareholder wishes to propose a matter for consideration at our 2016 Annual Meeting of Shareholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, at the Company’s principal executive office located at 485 Lexington Avenue, New York, New York 10017. To be eligible under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2016 Annual Meeting Proxy Statement and form of proxy to be made available in April 2016, a proposal must be received by our Corporate Secretary on or before December 5, 2015. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

Our bylaws require timely notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive office not less than 90 days nor more than 120 days prior the first anniversary of the date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is more than 30 days before or 70 days after such anniversary date or, if no such meeting was held in the preceding year, notice by a shareholder shall be timely only if received (a) not earlier than 120 days prior to such annual meeting and (b) not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. The bylaws, which have other informational requirements that must be followed in connection with submitting director nominations and any other business for consideration at a shareholders meeting, are posted on our website at www.travelers.com.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee, and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting Travelers Shareholders Relations Department, One Tower Square, 6PB, Hartford, Connecticut 06183, (860) 277-0779.

RECONCILIATION OF NON-GAAP  MEASURES TO GAAP MEASURES

RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES AND SELECTED DEFINITIONS

Operating income (loss) is net income (loss) excluding the after- tax impact of net realized investment gains (losses). Operating income per share is operating income on a per common share basis.

Return on equity is the ratio of net income (loss) less preferred dividends to average shareholders’ equity for the periods presented. Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two. Operating return on equity is the ratio of operating income (loss) less preferred dividends to adjusted average shareholders’ equity for the periods presented. Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented and preferred stock.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are important indicators of how well management creates value for its shareholders through its operating activities and its capital management. Financial statement users also consider operating income when analyzing the results and trends of insurance companies. These measures exclude net realized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends. Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure profitability excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess business performance and as a tool in making business decisions. Underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain (loss) adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain (loss).

A catastrophe is a severe loss, resulting from a variety of events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis and volcanic eruptions. Catastrophes can also result from a terrorist attack (including those involving nuclear, biological, chemical or radiological events), explosions, infrastructure failures or as a consequence of political instability. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability in periodic earnings caused by the unpredictable nature of catastrophes.

RECONCILIATION OF NON-GAAP  MEASURES TO GAAP MEASURES

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

We have included the following tables to provide a reconciliation of the above terms used in this Proxy Statement: (i) operating income less preferred dividends to net income, (ii) adjusted shareholders’ equity to shareholders’ equity, which are components of the operating return on equity and return on equity ratios, (iii) operating income per share to net income per share, (iv) adjusted book value per share to book value per share and (v) underwriting gain (excluding the impact of catastrophes and net favorable prior year reserve development) to net income.

	Twelve months ended December 31,
(Dollars in millions; after-tax)	2014	2013	2012	2011	2010	2009

Reconciliation of operating income less preferred dividends to net income
Operating income, less preferred dividends	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597
Preferred dividends	—	—	—	1	3	3

Operating income	3,641	3,567	2,441	1,390	3,043	3600
Net realized investment gains	51	106	32	36	173	22

Net income	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622

		As of December 31,

(Dollars in millions)	2014	2013	2012	2011	2010	2009	2008

Reconciliation of adjusted shareholders’ equity to shareholders’ equity
Adjusted shareholders’ equity	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647
Net unrealized investment gains (losses), net of tax	1,966	1,322	3,103	2,871	1,859	1,856	(146)
Net realized investment gains (losses), net of tax	51	106	32	36	173	22	(271)
Preferred stock	—	—	—	—	68	79	89

Shareholders’ equity	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319

	Twelve Months Ended December 31,

	2014	2013

Reconciliation of operating income per share to net income per share on a diluted basis

Operating income	$10.55	$9.46

Net realized investment gains	0.15	0.28

Net income	$10.70	$9.74

	As of December 31,

	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005	2004

Reconciliation of adjusted book value per share to book value per share
Adjusted book value per share	$70.98	$66.41	$59.09	$55.01	$54.19	$48.98	$43.37	$41.25	$36.21	$31.47	$30.07
Net unrealized investment gains (losses), net of tax	6.10	3.74	8.22	7.31	4.28	3.56	(0.25)	0.97	0.65	0.47	1.28

Book value per share	$77.08	$70.15	$67.31	$62.32	$58.47	$52.54	$43.12	$42.22	$36.86	$31.94	$31.35

RECONCILIATION OF NON-GAAP  MEASURES TO GAAP MEASURES

	Twelve months ended December 31,

(Dollars in millions; after-tax)	2014	2013	2012	2011	2010

Reconciliation of underwriting gain (excluding the impact of catastrophes and net favorable prior year reserve development) to net income
Underwriting gain excluding the impact of catastrophes and net favorable prior year reserve development (underlying underwriting gain)	$1,430	$1,277	$ 888	$ 451	$ 715
Impact of catastrophes	(462)	(387)	(1,214)	(1,669)	(729)
Impact of net favorable prior year reserve development	616	552	622	473	818

Underwriting gain (loss)	1,584	1,442	296	(745)	804
Net investment income	2,216	2,186	2,316	2,330	2,468
Other, including interest expense	(159)	(61)	(171)	(195)	(229)

Operating income	3,641	3,567	2,441	1,390	3,043
Net realized investment gains	51	106	32	36	173

Net income	$3,692	$3,673	$ 2,473	$ 1,426	$ 3,216

The following terms are also used in this Proxy Statement and are defined as follows:

•        Book value per share growth is the percentage change in book value per share over the specified time period.

•        Adjusted book value per share growth is the percentage change in adjusted book value per share over the specified time period.

•        Total shareholder return is the percentage change in the stock price and the cumulative amount of dividends, assuming dividend reinvestment, from the stock price at the beginning of the specified period.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxyholders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Wendy C. Skjerven

Corporate Secretary

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.travelers.com) and click on “SEC Filings” under the “For Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to:

Corporate Secretary
The Travelers Companies, Inc.
485 Lexington Avenue
New York, NY 10017

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE TRAVELERS COMPANIES, INC. M84907-P62023-Z65018-Z65019 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain 485 LEXINGTON AVENUE NEW YORK, NY 10017 YOU HAVE THREE WAYS TO VOTE: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions electronically. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your Notice of Internet Availability of Proxy Materials or proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, date and return your proxy card in the postage-paid envelope that has been provided to you or return it to The Travelers Companies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 19, 2015. If you are a current or former employee voting shares held under Travelers' 401(k) Savings Plan, however, your vote with respect to those plan shares must be received by 11:59 p.m. Eastern Daylight Time on May 18, 2015. Please consult the separate voting instructions provided for persons holding shares through a Company employee benefit or compensation plan. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by The Travelers Companies, Inc. in mailing proxy materials, you can consent to receiving all future Notices of Internet Availability of Proxy Materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. For Against Withhold Please indicate if you plan to attend this meeting. 1a. Alan L. Beller 1d. Kenneth M. Duberstein 1b. John H. Dasburg 1c. Janet M. Dolan 1g. Thomas R. Hodgson 1e. Jay S. Fishman 1f. Patricia L. Higgins 1. Election of the twelve directors listed below. Nominees: 1h. William J. Kane 1i. Cleve L. Killingsworth Jr. 1k. Donald J. Shepard 1j. Philip T. Ruegger III 1l. Laurie J. Thomsen 2. Ratification of the appointment of KPMG LLP as Travelers' independent registered public accounting firm for 2015. NOTE: Please sign exactly as the name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other business entity, please give full title as such. The Board of Directors recommends you vote FOR each of the Nominees listed in Proposal 1 and FOR Proposals 2 and 3. IF NO BOXES ARE MARKED AND THE PROXY IS SIGNED, THIS PROXY WILL BE VOTED IN THE MANNER DESCRIBED ON THE REVERSE SIDE. 3. Non-binding vote to approve executive compensation. 4. Shareholder proposal relating to political contributions and expenditures, if presented at the Annual Meeting of Shareholders. The Board of Directors recommends you vote AGAINST Proposal 4. Yes No

M84908-P62023-Z65018-Z65019 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 20, 2015: the Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. For driving directions to the Annual Meeting, please see the "Notice of Internet Availability of Proxy Materials - FAQs" posted on our website at www.travelers.com under "For Investors". continued and to be signed on reverse side THE TRAVELERS COMPANIES, INC. Proxy Solicited on Behalf of the Board of Directors of The Travelers Companies, Inc. for the Annual Meeting of Shareholders, May 20, 2015 The signer(s) hereby constitute(s) and appoint(s) Jay S. Fishman, Kenneth F. Spence III and Wendy C. Skjerven, and each of them, the signer(s) true and lawful agents and proxies, with full power of substitution in each, to represent the signer(s) at the Annual Meeting of Shareholders of The Travelers Companies, Inc. to be held on May 20, 2015 at 1:30 p.m. (Eastern Daylight Time) and at any adjournments or postponements thereof, and to vote as specified on this proxy all shares of stock of The Travelers Companies, Inc. held of record by the signer(s) at the close of business on March 23, 2015 as the signer(s) would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side of this proxy. The signer(s) hereby acknowledge(s) receipt of the Notice of Internet Availability of Proxy Materials and/or Proxy Statement. The signer(s) hereby revoke(s) all proxies heretofore given by the signer(s) to vote at the Annual Meeting and any adjournments or postponements thereof. This proxy when properly executed will be voted in the manner directed on the reverse side. If this proxy is signed but no direction given, this proxy will be voted FOR the election of each of the director nominees listed on the reverse side, FOR Proposal 2, FOR Proposal 3 and AGAINST Proposal 4. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. iF no boXes are MarKed, tHis ProXY WiLL be voted in tHe Manner described above.